UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

Check the appropriate box:

☐	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☒	Definitive Information Statement

ALST CASINO HOLDCO, LLC

(Name of Registrant as Specified in Its Charter)

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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ALST CASINO HOLDCO, LLC

7300 Aliante Parkway
North Las Vegas, NV 89084

NOTICE OF ACTION BY WRITTEN CONSENT

AND

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY.

June 15, 2016

To our Unitholders:

This notice of written consent and information statement (“Information Statement”) is being furnished to the holders of units (the “Units”) representing membership interests in ALST Casino Holdco, LLC, a Delaware limited liability company (the “Company”), in connection with the Agreement and Plan of Merger, dated as of April 21, 2016 (the “Merger Agreement”) (a copy of which is attached as Annex A to the accompanying Information Statement), by and among the Company, Boyd Gaming Corporation, a Nevada corporation (“Acquiror”) and Boyd TCII Acquisition, LLC, a Delaware limited liability company and wholly-owned subsidiary of Acquiror (“Merger Sub”). Pursuant to the Merger Agreement, at the Effective Time (as defined in the Merger Agreement) and subject to the terms and conditions set forth therein, Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving entity and a wholly-owned subsidiary of Acquiror.

Upon completion of the Merger, each Unit that is issued and outstanding immediately prior to the effective time of the Merger will be cancelled and converted automatically into the right to receive a portion of the Merger Consideration (as defined below) in accordance with the Company’s Amended and Restated Operating Agreement, dated November 1, 2011 (as amended from time to time, the “LLC Agreement”), without interest and subject to any required withholding taxes. The “Merger Consideration” will be an amount equal to $400,000,000, minus the amount of the Company’s outstanding indebtedness at the closing of the Merger and minus the amount of certain of the Company’s expenses.

The purpose of this Information Statement is to notify the holders of our Units (our “Unitholders”) that, in accordance with the provisions of the LLC Agreement, on April 20, 2015, (i) the holders of more than two-thirds (2/3) of our issued and outstanding Units (other than incentive Units issued under the Company’s 2011 Equity Plan, (“Incentive Units”)) executed a written consent approving the Merger Agreement and the transactions contemplated thereby (the “Written Consent”) and (ii) the board of managers of the Company unanimously approved the Merger Agreement and declared the Merger Agreement and the transactions contemplated thereby, including the Merger, advisable, fair to and in the best interests of the Company and its Unitholders.

The Written Consent constitutes the only Unitholder approval required for the Merger Agreement under the LLC Agreement, and, as a result, no further action by any other Unitholders is required to approve the Merger Agreement. The Company has not solicited and is not soliciting your approval of the Merger Agreement. Further, the Company does not intend to call a meeting of the Unitholders for purposes of voting on the Merger Agreement.

This notice and the accompanying Information Statement is being mailed to our Unitholders on or about June 16, 2016. This notice and accompanying Information Statement constitute notice to you of the action by the Written Consent in accordance with Rule 14c-2 promulgated under the Exchange Act of 1934, as amended.

We urge you to read the entire accompanying Information Statement carefully. No action by you is requested or required at this time. Prior to or promptly after the time the Merger is consummated (if it is consummated), you will receive additional instructions regarding the surrender of your Units and payment for your Units.

BY ORDER OF THE BOARD OF MANAGERS,

/s/ SOOHYUNG KIM
Soohyung Kim Chief Executive Officer and Secretary

Neither the U.S. Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the fairness of the Merger or passed upon the adequacy or accuracy of the disclosures in this notice or the accompanying Information Statement. Any representation to the contrary is a criminal offense.

The accompanying Information Statement is dated June 15, 2016 and is first being mailed to Unitholders on or about June 16, 2016.

i

ANNEXES

Annex A	Agreement and Plan of Merger, dated as of April 21, 2015
Annex B	Opinion of Houlihan Lokey Capital, Inc.

ii

SUMMARY

This summary highlights selected information from this Information Statement and may not contain all of the information that is important to you with respect to the Agreement and Plan of Merger, dated as of April 21, 2016 (the “Merger Agreement”), by and among the Company, Boyd Gaming Corporation and Boyd TCII Acquisition, LLC and the merger (the “Merger”) contemplated thereby. You should read carefully this entire Information Statement, the Annexes attached to this Information Statement and the other documents to which this Information Statement refers to understand fully the Merger and the transactions contemplated by the Merger Agreement. We have included page references in parentheses to direct you to the appropriate place in this Information Statement for a more complete description of the topics presented in this summary. You may obtain information incorporated by reference in this Information Statement without charge by following the instructions under the section entitled “Where You Can Find More Information” beginning on page 46 of this Information Statement.

Unless otherwise indicated or unless the context requires otherwise: all references in this Information Statement to “the Company,” “we,” “our” and “us” refer to ALST Casino Holdco, LLC and, where appropriate, its subsidiary, Aliante Gaming, LLC (“AG LLC”); and all references in this Information Statement to terms defined in the notice to which this Information Statement is attached have the meanings provided in that notice. All references to defined terms not defined herein or in the notice to which this Information Statement is attached shall have the meanings ascribed to them in the Merger Agreement attached as Annex A to this Information Statement. The Company, following the completion of the Merger, is sometimes referred to in this Information Statement as the “surviving entity.”

Parties to the Merger (page 12)

ALST Casino Holdco, LLC

The Company was formed in 2011 to acquire the equity interests of AG LLC under a joint plan of reorganization under Chapter 11 of the United States Bankruptcy Code. AG LLC is the owner and operator of the Aliante Casino + Hotel (the “Casino”), located within the Aliante master-planned community in the City of North Las Vegas. The Casino features a full-service Scottsdale-modern, desert-inspired casino and resort with 202 hotel rooms and suites and approximately 82,000 square feet of gaming space, including slot machines, gaming tables, a bingo room and a race and sports book. The Casino’s non-gaming amenities include a 16-screen movie theater complex, a 650-seat showroom, an entertainment lounge, a spa and a resort style pool and six full-service restaurants.

Boyd Gaming Corporation

Acquiror is a multi-jurisdictional gaming company that has been in operation since 1975. Acquiror has 21 wholly-owned gaming entertainment properties in Nevada, Illinois, Indiana, Iowa, Kansas, Louisiana and Mississippi and holds a 50% non-controlling interest in a limited liability company in New Jersey. As of December 31, 2015, Acquiror owned or managed 1,243,007 square feet of casino space, containing 29,736 slot machines, 757 table games and 11,391 hotel rooms.

Boyd TCII Acquisition, LLC

Merger Sub was formed by Acquiror solely for the purpose of completing the Merger. Merger Sub is a wholly-owned subsidiary of Acquiror and has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the Merger Agreement.

The Merger (page 13)

A copy of the Merger Agreement is attached as Annex A to this Information Statement. The Company encourages you to read the entire Merger Agreement carefully because it is the principal document governing the Merger. If the Merger is completed, Merger Sub will be merged with and into the Company. The Company will survive the Merger as a wholly-owned subsidiary of Acquiror.

The Merger Consideration; Treatment of Units (page 13)

Upon the terms and subject the conditions of the Merger Agreement, at the Effective Time each outstanding Unit (including Incentive Units) will be cancelled and converted automatically into the right to receive a portion of the Merger Consideration (as defined below) in accordance with the LLC Agreement, without interest and subject to any required withholding taxes. The “Merger Consideration” will be an amount equal to $400,000,000 (the “Base Amount”) (i) minus the amount of the Company’s outstanding indebtedness at the closing of the Merger and (ii) minus the amount of Transaction Expenses (as defined below). The “Transaction Expenses” include the fees and expenses of Company and AG LLC paid or payable by the Company and AG LLC in connection with transactions contemplated by the Merger Agreement, including the fees and expenses of the Company’s accountants, brokers, investment banks, financial advisors, legal counsel and other advisors, and any amounts payable to any of the Company’s or AG LLC’s employees as a result of the transactions contemplated by the Merger Agreement, including resulting from actions taken to terminate their respective employment agreements.

As of the date hereof, we estimated the total deductions from the Base Amount as approximately $67.6 million, consisting of $50 million of indebtedness, $10.4 million of amounts payable to the Company’s employees and $7.2 million in other Transaction Expenses. The actual amount of deductions to the Base Amount may be higher or lower than the Company’s estimate, depending on a number of factors, including, without limitation, the actual date on which the Merger occurs. If the total deductions to the Base Amount equal $67.6 million, holders of Units (other than Incentive Units) will be entitled to receive approximately $767.86 per Unit in cash, without interest and subject to any applicable tax withholding.

Expected Timing of the Merger (page 14)

The Company currently expects to complete the Merger in the third quarter or the fourth quarter of 2016. However, the Merger is subject to customary closing conditions, including certain regulatory approvals, and it is possible that factors outside the control of the parties could result in the Merger being completed at an earlier or later time, or not at all.

Action by Written Consent; Required Unitholder Approval (page 14)

The LLC Agreement requires that holders of not less than two-thirds (2/3) of the issued and outstanding Units (other than Incentive Units) approve the Merger Agreement. On April 20, 2016, the holders of more than two-thirds (2/3) of the issued and outstanding Units (other than Incentive Units) executed the Written Consent, approving the Merger Agreement and the transactions contemplated thereby. No further action by any equityholder of the Company is required to approve the Merger Agreement or approve the Merger.

Reasons for the Merger (page 16)

After careful consideration, the board of managers of the Company (the “Board”) unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to and in the best interests of the Company and its Unitholders and approved the Merger Agreement and the transactions contemplated thereby, including the Merger. Certain factors considered by the Board in reaching its decision to approve the Merger Agreement can be found in the section entitled “The Merger— Reasons for the Merger” beginning on page 16 of this Information Statement.

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Interests of Directors, Executive Officers and Certain Related Parties in the Merger (page 25)

You should be aware that the Company’s directors and executive officers, and certain other related parties, have interests in the Merger that may be different from, or in addition to, those of Unitholders generally. These interests include, among others:

●

under the Merger Agreement, the Company’s directors and executive officers are entitled to continued indemnification by the surviving entity to the fullest extent permitted by law under the organizational documents of the Company and AG LLC (as defined below) in effect as of the date of the Merger Agreement, related to their service prior to the Effective Time, and Acquiror (or the Company) will purchase and pay for an extension of the Company’s existing directors and officers insurance coverage for a six-year period following the Effective Time; and

●

pursuant to his existing employment agreement, Robert Schaffhauser, one of the Company’s executive officers, is entitled to a long term incentive payment upon the closing of the Merger. On May 11, 2016, the Board unanimously approved the acceleration of vesting for all participants in the long term incentive payment program, including Mr. Schaffhauser. As a result of such accelerated vesting, Mr. Schaffhauser will be entitled to a long term incentive payment of approximately $1,375,000. In addition, Mr. Schaffhauser’s employment agreement will be deemed terminated upon the closing of the Merger, resulting in severance benefits estimated to be approximately $357,500 (assuming that the Merger is consummated in the third quarter of 2016, such that Mr. Schaffhauser’s entitlement to his pro rata portion of his annual bonus for 2016 results in a payment at 75% of his target annual bonus).

The Board was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the Merger Agreement and approve the transactions contemplated thereby, including the Merger. For further information regarding the interests summarized above, see the section entitled “The Merger—Interests of Directors, Executive Officers and Certain Related Parties in the Merger” beginning on page 25 of this Information Statement.

Treatment of Company Equity-Based Awards (page 25)

The Merger Agreement provides that each Incentive Unit will be cancelled and converted into the right to receive a portion of the Merger Consideration in accordance with the LLC Agreement. If the total deductions to the Base Amount equal $67.6 million, holders of Incentive Units will be entitled to receive approximately $582.76 per Incentive Unit in cash, without interest and subject to any applicable tax withholding.

Regulatory and Other Governmental Approvals (page 26)

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the Merger may not be completed until the Company and Acquiror have filed notification and report forms with the U.S. Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and the applicable waiting period has expired or been terminated. On May 10, 2016, the Company and Acquiror each filed a Notification and Report Form with the Antitrust Division and the Federal Trade Commission. The applicable waiting period expired on June 9, 2016.

Consummation of the Merger is also subject to obtaining licenses, approvals and authorizations from the Nevada Gaming Commission and the City of North Las Vegas (with respect to liquor licensing requirements).

Material U.S. Federal Income Tax Consequences of the Merger (page 41)

For U.S. federal income tax purposes, the receipt of cash by a U.S. Holder (as defined under the section entitled “Material U.S. Federal Income Tax Consequences of the Merger to Our Unitholders” beginning on page 41 of this Information Statement) in exchange for such U.S. Holder’s Units in the merger generally will result in the recognition of net taxable gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount realized by such U.S. Holder (which is the sum of the Merger Consideration received by such U.S. Holder and other amounts properly treated as consideration for such purposes, including such U.S. Holder’s share of the liabilities of the Company at the time of the Merger) and such U.S. Holder’s aggregate adjusted tax basis in such U.S. Holder’s Units (including basis attributable to the U.S. Holder’s share of the liabilities of the Company at the time of the Merger). Unitholders should consult their own tax advisors concerning the U.S. federal income tax consequences relating to the Merger in light of their particular circumstances and any consequences arising under the laws of any U.S. state or local or non-U.S. taxing jurisdiction. A more complete description of the material U.S. federal income tax consequences of the merger is provided under the section entitled “Material U.S. Federal Income Tax Consequences of the Merger to Our Unitholders” beginning on page 41 of this Information Statement.

3

Conditions to the Merger (page 37)

Each of the Company’s, Acquiror’s and Merger Sub’s obligation to complete the Merger is subject to the fulfillment or written waiver at or prior to the Effective Time of the following conditions:

●	any waiting period (or extension thereof) applicable to the transactions contemplated by the Merger Agreement under the HSR Act shall have expired or been terminated;

●

obtaining certain approvals with respect to the transactions contemplated by the Merger Agreement from the Nevada Gaming Commission and the City of North Las Vegas (with respect to liquor licensing requirements);

●

the absence of any order, decree, stay or injunction of a court or governmental entity of competent jurisdiction, or any statute, rule or regulation in effect that prohibits consummation of the Merger; and

●	this Information Statement having been mailed to Unitholders at least 20 Business Days prior to the closing of the Merger.

The obligation of Acquiror and Merger Sub to complete the Merger are also subject to the fulfillment or written waiver at or prior to the Effective Time by Acquiror and Merger Sub of the following conditions:

●

the representations and warranties of the Company set forth in the Merger Agreement will be true and correct in the manner set forth in the section entitled “The Merger Agreement – Conditions to the Merger” beginning on page 37;

●	all covenants of the Company to be performed as of or prior to the Closing shall have been performed in all material respects;

●	the Company shall have delivered to Acquiror an officer’s certificate certifying that the two conditions specified above have been fulfilled; and

●	the Company shall have delivered to Acquiror evidence that each of the Company’s and AG LLC’s employment agreements have been terminated.

The Company’s obligation to complete the Merger is subject to the fulfillment or written waiver by the Company at or prior to the Effective Time of the following additional conditions:

●

the representations and warranties of Acquiror and Merger Sub set forth in the Merger Agreement will be true and correct in the manner set forth in the section entitled “The Merger Agreement – Conditions to the Merger” beginning on page 37;

●	all covenants of Acquiror and Merger Sub to be performed as of or prior to the Closing shall have been performed in all material respects; and

●	Acquiror shall have delivered to the Company an officer’s certificate certifying that the two conditions specified above have been fulfilled.

4

Termination of the Merger Agreement (page 38)

The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

●	by mutual written consent of the Company and Acquiror;

●	by written notice to the Company from Acquiror if:

■

the Company breaches or fails to perform any representation, warranty, covenant or agreement which results in the failure of a closing condition and, if the breach is curable, the breach is not cured by the earlier of the business day immediately before the Termination Date (as defined below) and thirty (30) days following written notice from Acquiror;

■

the Closing has not occurred on or before October 21, 2016 (subject to certain extensions); but Acquiror may not terminate the Merger Agreement under this provision if Acquiror or Merger Sub is in material default or breach of the Merger Agreement or if the failure of Acquiror or Merger Sub to fulfill its obligations under the Merger Agreement has caused the failure of the Closing to occur;

■

any applicable governmental authority has entered a final, non-appealable order determining not to grant any permit, approval, clearance or consent with respect to antitrust approvals, liquor license approvals or the Gaming Approvals (as defined below); or

■

a governmental entity has issued any order or taken any final and non-appealable action prohibiting or restraining the Merger; but Acquiror may not terminate under this provision if Acquiror or Merger Sub is in material default or breach of the Merger Agreement; and

●	by written notice to Acquiror from the Company if:

■

Acquiror or Merger Sub breaches or fails to perform any representation, warranty, covenant or agreement which results in the failure of a closing condition and, if the breach is curable, the breach is not cured by the earlier of the business day immediately before the Termination Date and thirty (30) days following written notice from the Company;

■

the Closing has not occurred on or before October 21, 2016 (subject to certain extensions); but the Company may not terminate under this provision if the Company is in material default or breach of the Merger Agreement or if the failure of the Company to fulfill its obligations under the Merger Agreement has caused the failure of the Closing to occur;

■

a governmental entity has issued any order or taken any final and non-appealable action prohibiting or restraining the Merger; but the Company may not terminate under this provision if the Company is in material default or breach of the Merger Agreement; or

■

if all the conditions to Acquiror and Merger Sub’s obligation to close have been satisfied (other than those which are to be satisfied at Closing), and the Company has indicated in writing to Acquiror, among other things, that the Company is ready, willing and able to consummate the Closing, but Acquiror fails to consummate the Closing as required by the Merger Agreement.

Termination Fee (page 40)

Upon termination of the Merger Agreement, under specified circumstances and on the terms and subject to the conditions set forth therein, Acquiror may be required to pay to the Company a termination fee, if and when payable, of $30,000,000. See the section entitled “The Merger Agreement—Termination Fee” beginning on page 40 of this Information Statement.

5

Dissenters’ Rights (page 43)

No dissenters’ or appraisal rights are available, or will be available, with respect to the transactions contemplated by the Merger Agreement.

6

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following questions and answers are intended to briefly address commonly asked questions as they pertain to the Merger Agreement and the Merger. These questions and answers may not address all questions that may be important to you as a Unitholder. Please refer to the “Summary” beginning on page 1 of this Information Statement and the more detailed information contained elsewhere in this Information Statement, the Annexes to this Information Statement and the documents referred to or incorporated by reference in this Information Statement, each of which you should read carefully. You may obtain information incorporated by reference in this Information Statement without charge by following the instructions under the section entitled “Where You Can Find More Information” beginning on page 46 of this Information Statement.

Q:	What is the proposed transaction and what effects will it have on the Company?

A:

The proposed transaction is the acquisition of the Company by Acquiror pursuant to the terms and subject to the conditions set forth in the Merger Agreement. Once the closing conditions under the Merger Agreement have been satisfied or waived and subject to the other terms and conditions in the Merger Agreement, at the Effective Time, Merger Sub will merge with and into the Company. The Company will be the surviving entity in the Merger and will become a wholly-owned subsidiary of Acquiror. We expect that after the Effective Time, our Units will be deregistered under the Exchange Act and we will no longer file any reports with the SEC (as defined below). After the Effective Time, you will no longer have an interest in our future earnings or growth.

Q:	What will I be entitled to receive if the Merger is completed?

A:

Upon completion of the Merger, holders of Units (other than Incentive Units) will receive, in cash, a portion of the Merger Consideration in accordance with the LLC Agreement, without interest and subject to any required withholding taxes. Upon completion of the Merger, you will have no equity interest in the surviving entity. If the total deductions to the Base Amount equal $67.6 million, holders of Units (other than Incentive Units) will be entitled to receive approximately $767.86 per Unit, in cash, without interest and subject to any applicable tax withholding.

Upon completion of the Merger, holders of Incentive Units will receive, in cash, a portion of the Merger Consideration in accordance with the LLC Agreement, without interest and subject to any required withholding taxes. If the total deductions to the Base Amount equal $67.6 million, holders of Incentive Units will be entitled to receive approximately $582.76 per Incentive Unit in cash, without interest and subject to any applicable tax withholding.

Q:	When do you expect the Merger to be completed?

A:

We are working to complete the Merger as quickly as possible. We currently expect to complete the Merger promptly after all of the conditions to the Merger have been satisfied or waived in accordance with the terms and subject to the conditions set forth in the Merger Agreement. Completion of the Merger is currently expected to occur in the third quarter or the fourth quarter of 2016, although the Company cannot assure completion by any particular date, if at all, because some of the conditions to the Merger are beyond the control of Acquiror and the Company.

Q:	What happens if the Merger is not completed?

A:

If the Merger is not completed for any reason, Unitholders will not receive any payment for their Units in connection with the Merger and their Units will not be cancelled. The Company will continue as an independent entity.

7

Q:	Why am I not being asked to vote on the Merger?

A:	The LLC Agreement requires the approval of the Merger Agreement by the holders of at least two-thirds (2/3) of the issued and outstanding Units (other than Incentive Units).

On April 20, 2016, holders of more than two-thirds (2/3) of our issued and outstanding Units (other than Incentive Units) executed the Written Consent approving the Merger Agreement and the transactions contemplated thereby. Therefore, your vote is not required and is not being sought. We are not asking you for a proxy, and you are requested not to send us a proxy.

Q:	Why am I receiving this Information Statement?

A:

Applicable laws and regulations require us to provide you with notice of the Written Consent, as well as other information regarding the Merger, even though your vote or consent is neither required nor requested to approve the Merger Agreement or to complete the Merger.

Q:	Did the Board approve the Merger Agreement?

A:

Yes. After careful consideration, the Board unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to, and in the best interests of the Company and its Unitholders and approved the Merger Agreement and the transactions contemplated thereby, including the Merger.

Q:	What happens if I sell my Units before the completion of the Merger?

A:

If you transfer your Units, you will have transferred the right to receive the Merger Consideration to be received by our Unitholders in the Merger. To receive the Merger Consideration, you must hold your Units through completion of the Merger and follow the procedures for receiving the Merger Consideration described in this Information Statement. Please note that any transfer of Units is subject to the restrictions set forth in the LLC Agreement.

Q:	Should I do anything now to surrender my Units?

A:

No. You will be sent a letter of transmittal with related instructions prior to or promptly after completion of the Merger, describing in detail how you may exchange your Units for the Merger Consideration.

Q:	Is the Merger subject to the fulfillment of certain conditions?

A:

Yes. Before the Merger can be completed, the Company, Acquiror and Merger Sub must fulfill or, if permissible waive in writing, several closing conditions set forth in the Merger Agreement and described in this Information Statement. If these conditions are not satisfied or waived, the Merger will not be completed. See “The Merger Agreement – Conditions to the Merger” beginning on page 37.

Q:	Is the Merger subject to a financing condition?

A:	No. The obligations of Acquiror and Merger Sub to consummate the Merger are not contingent on the receipt of any proceeds from any financing.

Q:	What happens if a third party makes an offer to acquire the Company before the Merger is consummated?

A:	Under the Merger Agreement, the Company is prohibited from entering into discussions or negotiations with any person that submits an acquisition proposal.

8

Q.	Am I entitled to exercise appraisal rights instead of receiving a portion of the Merger Consideration for my Units?

A.	No. There are no appraisal or dissenters’ rights available with respect to the transactions contemplated by the Merger Agreement.

Q:	Will I owe taxes as a result of the Merger?

A:

For U.S. federal income tax purposes, the receipt of cash by a U.S. Holder (as defined under the section entitled “Material U.S. Federal Income Tax Consequences of the Merger to Our Unitholders” beginning on page 41 of this Information Statement) in exchange for such U.S. Holder’s Units in the Merger generally will result in the recognition of net taxable gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount realized by such U.S. Holder (which is the sum of the Merger Consideration received by such U.S. Holder and other amounts properly treated as consideration for such purposes, including such U.S. Holder’s share of the liabilities of the Company at the time of the Merger) and such U.S. Holder’s aggregate adjusted tax basis in such U.S. Holder’s Units (including basis attributable to the U.S. Holder’s share of the liabilities of the Company at the time of the Merger). We urge you to consult your own tax advisor about the particular tax consequences (including under state, local, and non-U.S. law) of the Merger to you in light of your particular circumstances. A more complete description of the material U.S. federal income tax consequences of the Merger is provided under the section entitled “Material U.S. Federal Income Tax Consequences of the Merger to Our Unitholders” beginning on page 41 of this Information Statement.

Q:	What effect will the Merger have on my Schedule K-1 Tax Report?

A:

If the Merger is completed, your Schedule K-1 tax report for the year in which the Merger is completed will be your final Schedule K-1 tax report. After the Merger is completed, you will have no continuing interest in the Company, and you will not receive Schedule K- 1 tax reports for the Company for tax years after the year in which the Merger occurs.

Q:	Where can I find more information about the Company?

A:

The Company files periodic reports and other information with the U.S. Securities and Exchange Commission (the “SEC”). You may read and copy this information at the SEC’s public reference facilities. Please call the SEC at (800) SEC-0330 for information about these facilities. This information is also available on the internet site maintained by the SEC at www.sec.gov. For a more detailed description of the available information, please refer to the section entitled “Where You Can Find More Information” beginning on page 46 of this Information Statement.

Q:	Who can help answer my questions?

A:

If you have questions about the Merger after reading this Information Statement, require assistance or need additional copies of this Information Statement, please direct your inquiry or request by mail or telephone to the Company at 7300 Aliante Parkway, North Las Vegas, NV 89084, Attention: Robert Schaffhauser, (702) 692-7777.

9

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This Information Statement, and the documents to which the Company refers you in this Information Statement, contain certain “forward-looking” statements as that term is defined by Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Statements that are predictive in nature, that depend on or relate to future events or conditions, or that include words such as “believes,” “anticipates,” “expects,” “continues,” “predicts,” “potential,” “contemplates,” “may,” “will,” “likely,” “could,” “should,” “estimates,” “intends,” “plans” and other similar expressions (or the negative versions of any of these words) are forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements as a result of, but not limited to, the following factors:

●     the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement;

●     the failure to satisfy any condition to consummation of the Merger, including receipt of regulatory approvals;

●     changes in the business or operating prospects of the Company;

●     the ability of the Company to retain and hire key personnel and maintain relationships with customers, suppliers or other business partners pending the consummation of the Merger;

●     the outcome of any legal proceedings that have been or may be instituted against the Company and/or others relating to the Merger Agreement, and the transactions contemplated thereby, including the Merger;

●     the impact of legislative, regulatory and competitive changes and other risk factors relating to the industries in which the Company operates, as detailed from time to time in the Company’s reports filed with the SEC;

●     limitations placed on the Company’s ability to operate the business by the Merger Agreement;

●     the amount of the costs, fees, expenses, impairments and other charges related to the Merger;

●     risks related to the Company’s leverage and restrictions contained in its debt agreements;

●     technological developments, industry trends and/or increased competition, including the issuances of new gaming licenses or new gaming activities, such as internet gaming;

●     the Company’s sensitivity to reductions in discretionary consumer spending;

●     the Company’s ownership of a single property;

●     diversion of Company management’s attention from ongoing business concerns;

●     certain presently unknown or unforeseen factors, including, but not limited to, acts of terrorism and natural disasters; or

●     other risks detailed in the Company’s reports filed with the SEC, including, but not limited to, those described in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s annual report on Form 10-K for the year ended December 31, 2015.

There can be no assurance that the Merger will in fact be consummated.

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The Company believes that the assumptions on which its forward-looking statements are based are reasonable. However, the Company cannot assure you that the actual results or developments it anticipates will be realized or, if realized, that they will have the expected effects on its business or operations. All subsequent written and oral forward-looking statements concerning the Merger or other matters addressed in this Information Statement and attributable to the Company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Forward-looking statements speak only as of the date of this Information Statement or the date of any document incorporated by reference in this document. You may obtain information incorporated by reference in this Information Statement without charge by following the instructions under the section entitled “Where You Can Find More Information” beginning on page 46 of this Information Statement. Except as required by applicable law or regulation, the Company undertakes no obligation to publicly update or revise any forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

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THE PARTIES TO THE MERGER

ALST Casino Holdco, LLC

The Company was formed in 2011 to acquire the equity interests of Aliante Gaming, LLC (“AG LLC”) under a joint plan of reorganization under Chapter 11 of the United States Bankruptcy Code. AG LLC is the owner and operator of the Aliante Casino + Hotel (the “Casino”), located within the Aliante master-planned community in the City of North Las Vegas. The Casino features a full-service Scottsdale-modern, desert-inspired casino and resort with 202 hotel rooms and suites and approximately 82,000 square feet of gaming space, including slot machines, gaming tables, a bingo room and a race and sports book. The Casino’s non-gaming amenities include a 16-screen movie theater complex, a 650-seat showroom, an entertainment lounge, a spa and a resort style pool and six full-service restaurants.

The principal executive offices of the Company are located at 7300 Aliante Parkway, North Las Vegas, NV 89084; its telephone number is (702) 692-7777; and its Internet website address is www.aliantegaming.com. The Company’s website address is provided as an inactive textual reference only. The information on the Company’s website is not incorporated into, and does not form part of, this Information Statement.

Boyd Gaming Corporation

Acquiror is a multi-jurisdictional gaming company that has been in operation since 1975. Acquiror has 21 wholly-owned gaming entertainment properties in Nevada, Illinois, Indiana, Iowa, Kansas, Louisiana and Mississippi and holds a 50% non-controlling interest in a limited liability company in New Jersey. As of December 31, 2015, Acquiror owned or managed 1,243,007 square feet of casino space, containing 29,736 slot machines, 757 table games and 11,391 hotel rooms.

The principal executive offices of Acquiror are located at 3883 Howard Hughes Parkway, Ninth Floor, Las Vegas, NV 89169; its telephone number is (702) 792-7200; and its Internet website address is www.boydgaming.com. Acquiror’s website address is provided as an inactive textual reference only. The information on Acquiror’s website is not incorporated into, and does not form part of, this Information Statement.

Boyd TCII Acquisition, LLC

Merger Sub was formed by Acquiror solely for the purpose of completing the Merger. Merger Sub is a wholly-owned subsidiary of Acquiror and has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the Merger Agreement.

The principal executive offices of Merger Sub are located at 3883 Howard Hughes Parkway, Ninth Floor, Las Vegas, NV 89169 and its telephone number is (702) 792-7200.

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THE MERGER

The following is a description of the material aspects of the Merger, which may not contain all of the information that is important to you and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this Information Statement as Annex A and which is incorporated by reference into this Information Statement. We encourage you to read carefully this entire Information Statement, including the Merger Agreement, for a more complete understanding of the Merger.

Effects of the Merger

Pursuant to the terms of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), Merger Sub will be merged with and into the Company, with the Company surviving the Merger as a wholly-owned subsidiary of Acquiror.

Merger Consideration; Treatment of Units

At the Effective Time each outstanding Unit (including Incentive Units) will be cancelled and converted automatically into the right to receive a portion of the Merger Consideration (as defined below) in accordance with Company’s Amended and Restated Operating Agreement, dated November 1, 2011 (as amended from time to time, the “LLC Agreement”), without interest and subject to any required withholding taxes. The “Merger Consideration” will be an amount equal to $400,000,000 (the “Base Amount”) (i) minus the amount of the Company’s outstanding indebtedness at the closing of the Merger and (ii) minus the amount of Transaction Expenses (as defined below). The “Transaction Expenses” include (a) the fees and expenses of Company and AG LLC paid or payable by the Company and AG LLC in connection with transactions contemplated by the Merger Agreement, including the fees and expenses of the Company's accountants, brokers, investment banks, financial advisors, legal counsel and other advisors, and (b) any amounts payable to any of the Company’s or AG LLC’s employees as a result of the transactions contemplated by the Merger Agreement, including resulting from actions taken to terminate their respective employment agreements. As of the date hereof, we estimated the total deductions from the Base Amount as approximately $67.6 million, consisting of: (1) $50 million of indebtedness, (2) $10.4 million of amounts payable to the Company’s employees and (3) $7.2 million in other Transaction Expenses. The actual amount of deductions to the Base Amount may be higher or lower than the Company’s estimate, depending on a number of factors, including, without limitation, the actual date on which the Merger occurs. If the total deductions to the Base Amount equal $67.6 million, holders of Units (other than Incentive Units) will be entitled to receive approximately $767.86 per Unit and holders of Incentive Units will be entitled to receive approximately $582.76 per Incentive Unit, in each case, in cash, without interest and subject to any applicable tax withholding.

The amount that will be payable by the Company in order to terminate the employment agreements will depend on a number of circumstances outside of the control of the Company, including, without limitation, the date when the Closing occurs (the “Closing Date”). The Company currently anticipates that the cost to the Company of terminating all of its employment agreements will not exceed $1.8 million in the aggregate. In addition, upon a change of control such as the Merger, certain employees (including Mr. Schaffhauser as described in the section “— Interests of Directors, Executive Officers and Certain Related Parties in the Merger” beginning on page 25 of this Information Statement) are entitled to long term incentive payments and/or, if they do not accept employment with Acquiror prior to Closing, salary termination payments. Assuming that such employees do not accept employment with Acquiror and become entitled to salary termination payments, the total cost of the payments due to employees as a result of a change of control such as the Merger is expected to be approximately $8.6 million, which, for the avoidance of doubt, is in addition to the $1.8 million estimated cost of terminating employment agreements.

At the closing of the Merger, the Merger Consideration will be calculated based upon the Company’s good faith determination of the amount of the Company’s indebtedness as of the Closing Date and the Transaction Expenses; provided that Acquiror shall have an opportunity to provide good faith comments to such estimates. There will be no adjustments to the Merger Consideration after the Closing Date.

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Expected Timing of the Merger

The Company is working to complete the Merger as quickly as possible and currently expects the closing of the Merger to occur in the third quarter or the fourth quarter of 2016. However, the closing of the Merger is subject to customary conditions, including, without limitation, the expiration or termination of any applicable waiting period under the HSR Act (which expired on June 9, 2016) and the receipt of gaming and liquor approvals from state and local regulatory authorities. Unless the parties agree otherwise, the closing of the Merger will occur on the third business day following the day that the last closing condition is satisfied or waived. It is possible that factors outside the control of the parties, including a failure of one or more of the conditions to the Merger to be satisfied, could result in the Merger being completed at an earlier or later time, or not at all. For a discussion of the effective time of the Merger as defined in the Merger Agreement, see “—Effective Time and Closing” beginning on page 29 of this Information Statement. For a discussion of the conditions to closing, see “—Conditions to the Merger” beginning on page 37 of this Information Statement.

Action by Written Consent; Required Unitholder Approval

The LLC Agreement requires that holders of not less than two-thirds (2/3) of the issued and outstanding Units (other than Incentive Units) approve the Merger Agreement. As of April 20, 2016, there were 432,213 Units (other than Incentive Units) issued and outstanding. On April 20, 2016, the holders of more than 288,142 Units (not including Incentive Units), which represented more than two-thirds (2/3) of the issued and outstanding Units (other than Incentive Units) as of April 20, 2016, executed a written consent approving the Merger Agreement and the transactions contemplated thereby. No further approval of the Unitholders of the Company is required to approve the Merger Agreement or the transactions contemplated thereby.

Background to the Merger

As part of the Company’s ongoing evaluation of its business, the Company’s management meets periodically with the Board to discuss and review possible strategic directions for the Company in light of its financial performance, developments in the industry and the competitive market in which the Company operates.

In June 2015, one of the members of the Board was contacted by a representative of Acquiror regarding a potential sale of the Company. After initial discussions regarding potential valuation of the Company, the discussions ceased.

On November 12, 2015, a member of the Board was again contacted by Acquiror. After discussion among the Board, Acquiror was informed that the Board preferred a written indication of interest and that further communication should be made through the Company’s Chief Executive Officer and a member of the Board, Soohyung Kim. On November 20, 2015, Acquiror submitted a written indication of interest to purchase the Company for cash, at price to be determined based on due diligence, requesting 120 days of exclusivity.

Following receipt of Acquiror’s written indication of interest, the Board determined to engage an investment banking firm to act as the Company’s financial advisor. On December 8, 2015, the Board held preliminary meetings with several firms. Following the investment bank presentations, management continued conversations with Houlihan Lokey Capital, Inc. (“Houlihan Lokey”) regarding a potential auction process. Houlihan Lokey was engaged by the Company on January 12, 2016.

On January 8, 2016, Mr. Kim met with Acquiror’s President and Chief Executive Officer, Keith E. Smith, Acquiror’s Executive Vice President, General Counsel and Secretary, Brian Larson, and Acquiror’s Executive Vice President, Chief Financial Officer and Treasurer, Josh Hirshberg, at the Casino.

On January 12, 2016, AG LLC’s General Manager and President, Terry Downey, gave a property tour to several representatives of Acquiror, including Mr. Smith and Acquiror’s Executive Vice President of Operations, Steve Thompson.

Throughout January and February, the Company, with the assistance of Houlihan Lokey, prepared for an auction process, including developing marketing and presentation materials, preparing a form confidentiality agreement, collecting information for an on-line data room and identifying potential counterparties to be contacted in the auction. On February 4, 2016, Houlihan Lokey reviewed with the Board a potential marketing plan, sale-process considerations and a list of potential buyers. The Board approved the initial list of 20 potential buyers, and an additional potential buyer was later added, resulting in an initial list composed of 17 strategic parties and four financial sponsors.

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On February 10, 2016, the confidential auction process began with Houlihan Lokey contacting potential bidders. Of the 21 bidders contacted, 13 eventually executed confidentiality agreements and accepted delivery of a process overview letter and a preliminary confidential opportunity summary. Those 13 bidders were granted access to an on-line data room with limited information. Throughout February, bidders reviewed materials available in the data room and Houlihan Lokey provided periodic updates to the Company’s management on the status of buyer outreach.

On March 1, 2016, Mr. Downey, gave a property tour to representatives of Party C.

As part of the auction process, potential bidders were informed that preliminary written indications of interest were expected on March 8, 2016. On March 8, 2016, the Company received indications from five bidders, Acquiror, Party A, Party B, Party C and Party D. On March 9, 2016, the Company received an additional indication, from Party E.

On March 9, 2016, Houlihan Lokey reviewed the indications of interest with the Board. On March 16, 2016, Mr. Kim and Houlihan Lokey discussed the second round process in anticipation of engaging with the full Board. On March 17, 2016, after consultation with Houlihan Lokey, the Board approved a second round process plan, which focused on four strategic bidders. That plan included a second round bid deadline of April 18, 2016. Based on these discussions and the indications of interest received, Acquiror, Party A, Party B and Party C were invited to the second round, to continue to perform due diligence and take property tours. At that time, Party D and Party E were informed that their bids were not competitive with respect to price, and they would not be invited to continue in the process.

Following receipt of indications of interest, the Company instructed its outside counsel, Akin Gump Strauss Hauer & Feld, LLP (“Akin Gump”), to commence preparation of an auction draft merger agreement to be distributed to bidders invited to the second round of the auction process. Throughout the remainder of March, Akin Gump worked with the Company’s management and regulatory counsel to prepare the auction draft and related disclosure schedules, which were posted to the on-line data room. On April 8, 2016, the remaining bidders also received a supplemental process letter (the “Supplemental Process Letter”) informing them of certain information that the Company expected to be included in their second round bids, and indicating the Company’s strong preference for markups of the auction draft merger agreement that did not include additional conditions to closing, indemnification provisions, post-closing price adjustments, escrows, hold-backs or earn-outs.

On April 1, 2016, Mr. Kim had a call with Mr. Larson regarding the proposed transaction. Mr. Larson had requested the call through Houlihan Lokey.

From April 4, 2016 through April 20, 2016, the Company’s management gave property tours and presentations to bidders.

On April 4, 2016, representatives of Party C and certain of its potential financing sources attended a property tour and an on-site presentation from members of the Company’s management.

On April 5, 2016, representatives of Party B attended a property tour and an on-site presentation from members of the Company’s management.

On April 6, 2016, representatives of Party A received a property tour.

On April 11, 2016, representatives of Party B returned to the property for financial due diligence meetings with members of the Company’s finance team. On April 12, 2016, representatives of Party B held a follow-up conference call with members of the Company’s finance team.

On April 13, 2016, Party A’s counsel delivered a markup of the auction draft merger agreement to Akin Gump that was not consistent with the guidance in the Supplemental Process Letter. Also on April 13, 2016, Mr. Larson contacted Houlihan Lokey, informing it that Acquiror intended to increase its purchase price substantially from the indication of interest submitted March 8, 2016. Following that call, Acquiror submitted its final bid. On April 14, 2016, Acquiror’s counsel submitted a markup of the auction draft merger agreement, which was generally consistent with the guidance provided in the Supplemental Process Letter, and included a substantial increase in base purchase price.

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From April 15, 2016 through April 20, 2016, Akin Gump exchanged several drafts of the merger agreement and related disclosure schedules with Morrison & Foerster LLP (“Morrison & Foerster”), counsel for Acquiror. The Company continued to negotiate with Acquiror on issues related to scheduling obligations, regulatory matters and economic terms.

On April 15, 2016, at the Company’s direction, Houlihan Lokey informed Party A that their markup of the auction draft merger agreement was not competitive with another markup received, and on April 16, 2016, Party A submitted a new markup of the merger agreement that was more consistent with the guidance from the Supplemental Process Letter. Although Party A had not agreed to a price increase to compete with Acquiror’s proposed price, Akin Gump and Party A’s counsel exchanged several drafts of the merger agreement from April 16, 2016 to April 20, 2016.

On April 18, 2016, the bid deadline for the second round of the auction process, Party A and Party B submitted final bids. Party B’s second round bid was at a purchase price below that set forth in its indication of interest and well below Acquiror’s offer, and so the Company’s management determined not to engage further with Party B. From April 18, 2016 to the execution of the Merger Agreement, Houlihan Lokey also had additional discussions with Party A. Ultimately, the transaction proposed by Party A had greater execution risk than the transaction proposed by Acquiror.

On April 20, 2016, AG LLC’s Director of Security, Cara Welk, provided a property tour to Acquiror’s Vice President of Design and Construction, Ronald Frye, Acquiror’s Vice President of Food and Beverage, Mark LaVoie, and Acquiror’s Vice President of Slot Operations, Michael Laubach. That same day, Morrison & Foerster delivered a substantially final version of the merger agreement to Akin Gump. After discussions with Houlihan Lokey and Akin Gump, Mr. Kim determined to submit Acquiror’s offer and the terms of its proposed merger agreement to the Board for approval at a special meeting called for the following day.

On April 20, 2016, prior to the meeting of the Board, members of the Company holding more than two-thirds of the issued and outstanding Units (other than Incentive Units), executed the Written Consent approving the Merger Agreement and the transactions contemplated thereby. That evening the Board met telephonically to discuss the Merger and certain related documents. Akin Gump reviewed the Board’s fiduciary duties under Delaware law and discussed the terms of the Merger Agreement. Houlihan Lokey discussed certain financial terms of Acquiror’s bid and the other bid from Party A. Houlihan Lokey was requested by the Board to complete the process necessary for Houlihan Lokey to render a written opinion to the Board regarding the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of Units in the Merger pursuant to the Merger Agreement, which opinion, dated April 22, 2016, was subsequently delivered. See “Opinion of Houlihan Lokey Capital, Inc.” below. After deliberation, the Board unanimously voted to approve the Merger, the Merger Agreement and the transactions contemplated thereby.

On April 21, 2016, the Company, Acquiror, and Merger Sub executed the Merger Agreement and Acquiror issued a press release announcing the proposed Merger.

On May 11, 2016, the Board met telephonically to discuss compensation of the Company’s senior management and general business matters. After deliberation, the Board unanimously voted to approve the acceleration of all unvested long term incentive program payments effective immediately prior to the Effective Time for employees that remain with the Company or AG LLC through such time. On May 16, 2016, Acquiror consented to such acceleration.

Reasons for the Merger

In making its decision, the Board consulted with the Company’s management, as well as the Company’s legal and financial advisors, and considered a variety of factors weighing in favor of or relevant to the Merger Agreement and the transactions contemplated thereby, including, without limitation, those described below:

•

The Company’s business, results of operations, and financial condition on both a historical and prospective basis, including the Board’s beliefs about the Company’s prospects if it were to remain an independent publicly owned company, and the risks associated therewith;

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•

The fact that the consideration to be paid to the Company’s equityholders under the Merger Agreement is in the form of cash, which will provide liquidity and certainty of value to the Company’s members, in comparison to either a transaction in which the Company’s members would receive stock or the risks and uncertainty that would be inherent in continuing to operate as an independent publicly owned company

•	The historical values assigned to the Company relative to the approximately $330 million which holders of Units may be entitled to receive;

•

The belief of the Board that the Merger Consideration reflects the highest value per Unit reasonably attainable in light of (a) the auction process conducted by the Company, with the assistance of the Company’s advisors and at the direction of the Board, and (b) negotiations between the parties;

•

The belief of the Board that Acquiror was a logical acquiror of the Company after considering that (a) Acquiror had the financial capacity to complete an acquisition of this size (and the uncertainty of the financial capacity of other potential transaction partners), (b) the Company presented a strong strategic fit with Acquiror and (c) Acquiror had a track record of successfully completing acquisitions;

•

The fact that the Company’s controlling members are investment funds that will eventually need to divest their holdings in the Company, and the possibility that such sale could only relate to such holders’ stake, in lieu of a sale transaction in which all of the Company’s members would be entitled to participate, and the Board’s belief that such a sale could detrimentally impact the economic interests of our other members;

•

The fact that the Company’s controlling members supported the process and the Merger, and the fact that the Company’s controlling members will be receiving the same form and amount of consideration per Unit as the Company’s other members;

•

The fact that both strategic and financial bidders participated in the sale process, and the Board’s belief, based on its and its advisors’ active participation in the sale process, that the Board and the Company’s management worked to maximize value for all of the Company’s members;

•

The Board’s beliefs about the likelihood that the Merger would be consummated, in light of (among other things) Acquiror’s agreement in the Merger Agreement to take such actions as may reasonably be necessary to satisfy the conditions to the Merger set forth in the Merger Agreement and to consummate the Merger (subject to the terms and conditions of the Merger Agreement);

•

The fact that Acquiror did not have a condition in the Merger Agreement related to its receipt of adequate financing and that Acquiror represented in the Merger Agreement that it has sufficient funds to enable it to consummate the transactions contemplated by the Merger Agreement;

•	The fact that Acquiror did not have indemnification provisions in the Merger Agreement, or any escrow or holdback related to indemnification or post-closing adjustments to the Merger Consideration;

•

The fact that certain regulatory and other governmental approvals are required in connection with the Merger, and the Board’s beliefs about the likelihood that such approvals would be obtained without unacceptable conditions;

•

The fact that the terms of the Merger Agreement were determined through negotiations between Acquiror, with the advice of its advisors, on the one hand, and the Company, with guidance from members of the Board and the advice of its advisors, on the other hand; and

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•	The terms of the Merger Agreement, including that:

•

Its provisions provide the Company with sufficient operating flexibility to conduct its business in the ordinary course of business substantially in accordance with past practice between signing the Merger Agreement and the Effective Time;

•	The Termination Date (as defined below) allows for sufficient time to complete the Merger, and may be extended by the parties in certain circumstances;

•	It contains limited conditions to the closing of the Merger; and

•	The Company is permitted under certain circumstances to specifically enforce Acquiror’s obligation to complete the Merger.

The Board also identified and considered potential risks and potential disadvantages associated with the Merger Agreement and the transactions contemplated thereby, including, without limitation, those listed below:

•

The Board’s beliefs regarding the possible disruption of the Company’s business that may result from announcement of the Merger and the resulting distraction of management’s attention from day-to-day operations of the business;

•

The Board’s beliefs regarding the risk that the pendency of the Merger could materially adversely affect the Company’s relationships with its customers, suppliers and any other persons with whom the Company has business relationships, or pose difficulties in attracting and retaining key employees;

•

The fact that the Merger Agreement requires the Company to terminate the employment agreements (but not necessarily the employment) of its employees, and the resulting distraction of management’s attention from day-to-day operations of the business;

•

The fact that, following completion of the Merger, the Company will no longer exist as an independent publicly owned company, and our existing members will no longer participate in the potential future economic upside derived from ownership of Units;

•	The fact that the Company will incur substantial expenses related to the Merger, regardless of whether it is consummated;

•	The fact that the consummation of the Merger may be delayed or not occur at all, and the Board’s beliefs about the adverse impact such event would have on the Company and its business;

•	The fact that gain from an all-cash transaction such as the Merger will generally be taxable to our Unitholders for U.S. federal income tax purposes;

•

The fact that the Merger Agreement prohibits the Company from taking a number of actions relating to the conduct of its business prior to the Effective Time without the prior consent of Acquiror, which may delay or prevent the Company from undertaking business opportunities that may arise during the pendency of the Merger, whether or not the Merger is completed;

•

The fact that under the terms of the Merger Agreement, the Company is limited in its ability to respond to other parties proposing an alternative transaction that might be more advantageous to our members; and

•	The fact that some of the Company’s directors and executive officers may have interests in the Merger that are different from, or in addition to, the interests of the Company’s members generally.

While the Board considered the potentially negative and potentially positive factors summarized above, it concluded that, overall, the potentially positive factors outweighed the potentially negative factors.

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The above discussion includes the principal information and factors, both positive and negative, considered by the Board, but is not intended to be exhaustive and may not include all of the information and factors considered by the Board or any individual manager. The above factors are not presented in any order of priority. The Board did not quantify or assign relative or specific weights to the factors considered in reaching its decision. Rather, the Board viewed its position and recommendation as being based on the totality of the information presented to and considered by it. In addition, individual members of the Board may have given different weights to different factors. It should be noted that this explanation of the reasoning of the Board and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in the section entitled “Cautionary Statement Regarding Forward-Looking Information” beginning on page 10 of this Information Statement.

After considering these factors, the Board concluded that the positive factors relating to the Merger Agreement and the Merger outweighed the potential negative factors and declared the advisability of the Merger Agreement and the Merger based upon the totality of the information presented to and considered by it.

THE BOARD APPROVED AND DECLARED ADVISABLE THE MERGER AGREEMENT AND THE MERGER.

AS THE HOLDERS OF MORE THAN TWO-THIRDS (2/3) OF OUR ISSUED AND OUTSTANDING UNITS (OTHER THAN INCENTIVE UNITS) EXECUTED THE WRITTEN CONSENT, NO FURTHER ACTION BY ANY UNITHOLDER OF THE COMPANY IS REQUIRED UNDER THE LLC AGREEMENT, APPLICABLE LAW OR THE MERGER AGREEMENT (OR OTHERWISE) TO APPROVE THE MERGER AGREEMENT OR THE MERGER, AND THE COMPANY WILL NOT BE SOLICITING YOUR VOTE FOR APPROVAL OF THE MERGER AGREEMENT OR THE MERGER AND WILL NOT CALL A UNITHOLDERS’ MEETING FOR PURPOSES OF VOTING ON THE APPROVAL OF THE MERGER AGREEMENT OR THE MERGER.

Opinion of Houlihan Lokey Capital, Inc.

Houlihan Lokey Capital, Inc. delivered a written opinion, dated April 22, 2016, to the Board to the effect that, as of the date of such opinion, the Merger Consideration to be received by the holders of Units in the Merger pursuant to the Merger Agreement was fair to such holders, solely in their respective capacities as holders of Units and collectively as a group, from a financial point of view. Representatives of the Company instructed Houlihan Lokey to assume for purposes of its analyses and opinion that the aggregate amount of deductions from the Base Amount would be $64.1 million.

Houlihan Lokey’s opinion was directed to the Board (in its capacity as such) and only addressed the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of Units in the Merger pursuant to the Merger Agreement and did not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding. The summary of Houlihan Lokey’s opinion in this Information Statement is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex B to this Information Statement and describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in connection with the preparation of its opinion. However, neither Houlihan Lokey’s opinion nor the summary of its opinion and the related analyses set forth in this Information Statement are intended to be, and do not constitute, advice or a recommendation to the Board, the Company, any security holder of the Company or any other person as to how to act or vote with respect to any matter relating to the Merger or whether any security holder should consent to the Merger.

In arriving at its opinion, Houlihan Lokey, among other things:

1.	reviewed the Merger Agreement;

2.	reviewed certain publicly available business and financial information relating to the Company that Houlihan Lokey deemed to be relevant;

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3.

reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Company made available to Houlihan Lokey by the Company, including financial projections prepared by the Company’s management relating to the Company for the fiscal year ending 2016;

4.

spoke with certain members of the Company’s management and certain representatives and advisors of the Company regarding the business, operations, financial condition and prospects of the Company, the Merger and related matters;

5.	compared the financial and operating performance of the Company with that of public companies that Houlihan Lokey deemed to be relevant;

6.	considered the publicly available financial terms of certain transactions that Houlihan Lokey deemed to be relevant;

7.	considered the results of the third party solicitation process conducted by the Company, with Houlihan Lokey’s assistance, with respect to a possible sale of the Company; and

8.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as Houlihan Lokey deemed appropriate.

Houlihan Lokey relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to it, discussed with or reviewed by it, or publicly available, and did not assume any responsibility with respect to such data, material and other information. In addition, the Company’s management advised Houlihan Lokey, and Houlihan Lokey assumed, that the financial projections for the fiscal year ending 2016 reviewed by Houlihan Lokey were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Company, and Houlihan Lokey expressed no opinion with respect to such projections or the assumptions on which they were based. Houlihan Lokey relied upon and assumed, without independent verification, that there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Houlihan Lokey that would have been material to its analyses or opinion, and that there was no information or any facts that would have made any of the information reviewed by Houlihan Lokey incomplete or misleading. In reaching its conclusions, Houlihan Lokey did not rely upon a discounted cash flow analysis of the Company given that Houlihan Lokey did not receive from the Company financial projections relating to the Company beyond the fiscal year ending 2016 and was advised by representatives of the Company that such projections were not prepared by the management of the Company.

Houlihan Lokey relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Merger Agreement and all other related documents and instruments that are referred to therein were true and correct in all respects material to Houlihan Lokey’s analyses and opinion, (b) each party to the Merger Agreement and such other related documents and instruments would fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Merger would be satisfied without waiver thereof, and (d) the Merger would be consummated in a timely manner in accordance with the terms described in the Merger Agreement and such other related documents and instruments, without any amendments or modifications. Houlihan Lokey relied upon and assumed, without independent verification, that (i) the Merger would be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and (ii) all governmental, regulatory and other consents and approvals necessary for the consummation of the Merger would be obtained and that no delay, limitations, restrictions or conditions would be imposed or amendments, modifications or waivers made that would have an effect on the Merger or the Company that would be material to Houlihan Lokey’s analyses or opinion. Houlihan Lokey also relied upon and assumed, without independent verification, at the Company’s direction, that the actual adjustments to the Base Amount pursuant to the Merger Agreement would not differ from the amount of the adjustments that Houlihan Lokey was directed by the Company’s representatives to assume in any respect that would be material to its analyses or opinion.

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Furthermore, in connection with its opinion, Houlihan Lokey was not requested to make, and did not make, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company or any other party, nor was Houlihan Lokey provided with any such appraisal or evaluation. Houlihan Lokey did not estimate, and expressed no opinion regarding, the liquidation value of any entity or business. Houlihan Lokey undertook no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company was or may have been a party or was or may have been subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company was or may have been a party or was or may have been subject.

Houlihan Lokey’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Houlihan Lokey as of, the date of the opinion. Houlihan Lokey did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring or coming to Houlihan Lokey’s attention after the date of the opinion.

Houlihan Lokey’s opinion was furnished for the use of the Board (in its capacity as such) in connection with its evaluation of the Merger and may not be used for any other purpose without Houlihan Lokey’s prior written consent. Houlihan Lokey’s opinion is not intended to be, and does not constitute, a recommendation to the Board, the Company, any security holder or any other party as to how to act or vote with respect to any matter relating to the Merger or otherwise or whether any security holder should consent to the Merger.

Houlihan Lokey was not asked to, and Houlihan Lokey did not, express any opinion with respect to any matter other than the fairness, from a financial point of view, to the holders of Units, solely in their respective capacities as holders of Units and collectively as a group, of the Merger Consideration to be received in the Merger pursuant to the Merger Agreement by such Unitholders, without taking into account different classes or groups of Units and without regard to the individual circumstances of specific holders with respect to any such holder’s status as a creditor of the Company, any additional change of control or other payments to be received by any such holder, or control, voting or other rights, aspects or relationships which may distinguish any such holder. At the direction of the Company, Houlihan Lokey relied upon and assumed, without independent verification, that the treatment of each class or group of Company Units in the merger would be in accordance with the terms of the Company’s governing documents.

Houlihan Lokey was not requested to opine as to, and its opinion did not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Board, the Company, its security holders or any other party to proceed with or effect the Merger, (ii) the fairness of any portion or aspect of the Merger to the holders of any class of securities, creditors or other constituencies of the Company, or to any other party, except as to the fairness of the Merger Consideration to the holders of Units, from a financial point of view, (iii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Merger or otherwise (other than the Merger Consideration to the extent expressly specified in the opinion), (iv) the relative merits of the Merger as compared to any alternative business strategies or transactions that might have been available for the Company or any other party, (v) the fairness of any portion or aspect of the Merger to any one class or group of the Company’s or any other party’s security holders, creditors or other constituents vis-à-vis any other class or group of the Company’s or such other party’s security holders, creditors or other constituents (including, without limitation, the fairness of the allocation of the Merger Consideration amongst the holders of common Units and Incentive Units of the Company, or the fairness of the consideration to be received by the holders of common Units of the Company relative to the consideration to be received by the holders of Incentive Units of the Company or vice versa), (vi) whether or not the Company, its security holders, Acquiror or any other party is receiving or paying reasonably equivalent value in the Merger, (vii) the solvency, creditworthiness or fair value of the Company, Acquiror or any other participant in the Merger, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the merger, any class of such persons or any other party, relative to the Merger Consideration or otherwise. Furthermore, no opinion, counsel or interpretation was intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. Houlihan Lokey assumed that such opinions, counsel or interpretations had been or would be obtained from appropriate professional sources. Furthermore, Houlihan Lokey relied, with the consent of the Board, on the assessments by the Company and its advisors as to all legal, regulatory, accounting, insurance and tax matters with respect to the Company, the Merger or otherwise. The issuance of Houlihan Lokey’s opinion was approved by a Houlihan Lokey committee authorized to approve opinions of this nature.

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In preparing its opinion to the Board, Houlihan Lokey performed a variety of analyses, including those described below. The summary of Houlihan Lokey’s analyses described below is not a complete description of the analyses underlying Houlihan Lokey’s opinion. The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither Houlihan Lokey’s opinion nor its underlying analyses is readily susceptible to summary description. Houlihan Lokey arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology or factor. While the results of each analysis were taken into account in reaching Houlihan Lokey’s overall conclusion with respect to fairness, Houlihan Lokey did not make separate or quantifiable judgments regarding individual analyses. Accordingly, Houlihan Lokey believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies and factors, without considering all analyses, methodologies and factors, could create a misleading or incomplete view of the processes underlying Houlihan Lokey’s analyses and opinion.

In performing its analyses, Houlihan Lokey considered general business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. No company, transaction or business used in Houlihan Lokey’s analyses for comparative purposes is identical to the Company or the proposed merger and an evaluation of the results of those analyses is not entirely mathematical. The implied reference range values indicated by Houlihan Lokey’s analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of the Company. Much of the information used in, and accordingly the results of, Houlihan Lokey’s analyses are inherently subject to substantial uncertainty.

Houlihan Lokey’s opinion was only one of many factors considered by the Board in evaluating the proposed merger. Neither Houlihan Lokey’s opinion nor its analyses were determinative of the Merger Consideration or of the views of the Board or the Company’s management with respect to the Merger or the Merger Consideration. The type and amount of consideration payable in the Merger were determined through negotiation between the Company and Acquiror, and the decision to enter into the Merger Agreement was solely that of the Board following approval from the holders of at least two-thirds (2/3) of the issued and outstanding Units (other than Incentive Units).

The following is a summary of the material financial analyses performed by Houlihan Lokey in connection with the preparation of its opinion and reviewed with the Board. The order of the analyses summarized below does not represent relative importance or weight given to those analyses by Houlihan Lokey.

For purposes of its analyses, Houlihan Lokey reviewed a number of financial metrics, including:

●

Enterprise Value — generally, the market value as of a specified date of the relevant company’s outstanding equity securities (taking into account outstanding options and other securities convertible, exercisable or exchangeable into or for equity securities of the company) plus the amount of its net debt (the amount of its outstanding indebtedness, non-convertible preferred stock, and non-controlling interests less the amount of cash and cash equivalents on its balance sheet).

●

Adjusted EBITDA — generally, the amount of the relevant company’s earnings before interest, taxes, depreciation and amortization (“EBITDA”), adjusted for certain non-recurring items, for a specified time period.

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Unless the context indicates otherwise, enterprise values and equity values used in the selected companies analysis described below were calculated using the common stock of the selected companies listed below as of April 20, 2016, and transaction values for the selected transactions analysis described below were calculated based on the announced transaction price and/or other public information available at the time of the announcement. The estimates of the future financial performance of the Company relied upon for the analyses described below were based on certain financial projections prepared by the Company’s management for the fiscal year ending 2016 upon which Houlihan Lokey was directed to rely by the Company for purposes of its analyses and opinion. The estimates of the future financial performance of the selected companies listed below were based on certain publicly available consensus research analyst estimates for those companies. Implied reference range values indicated by Houlihan Lokey’s analyses did not reflect any potential synergies, tax benefits and/or any other potential benefits to Acquiror that may result from the merger.

Selected Companies Analysis. Houlihan Lokey reviewed certain data for selected companies, with publicly traded equity securities, that Houlihan Lokey deemed relevant.

The financial data reviewed included:

• Enterprise value as a multiple of adjusted EBITDA for the latest 12 months, or LTM, most recently completed for which financial information has been made publicly available.

• Enterprise value as a multiple of estimated next fiscal year, or NFY, adjusted EBITDA. Estimates of NFY adjusted EBITDA for the selected companies listed below were calendarized to reflect a December 31, 2016 year end where appropriate.

The selected companies were as follows:

Large International

●	Las Vegas Sands Corp.
●	Wynn Resorts Ltd.
●	MGM Resorts International

U.S. Regional

●	Pinnacle Entertainment Inc.
●	Penn National Gaming Inc.
●	Boyd Gaming Corporation
●	Churchill Downs Inc.
●	Isle of Capri Casinos, Inc.
●	Eldorado Resorts, Inc.

Taking into account the selected companies, Houlihan Lokey applied multiple ranges of 11.0x to 13.0x LTM adjusted EBITDA and 9.0x to 11.0x NFY adjusted EBITDA, respectively, to the Company’s LTM ended December 31, 2015 adjusted EBITDA and estimated fiscal year ending December 31, 2016 adjusted EBITDA. The selected companies analysis indicated implied total equity value reference ranges of $159.9 million to $194.2 million based on the selected range of LTM adjusted EBITDA multiples and $169.5 million to $213.5 million based on the selected range of NFY adjusted EBITDA multiples, as compared to the Merger Consideration of $335.9 million based on the Base Amount of $400 million set forth in the Merger Agreement less adjustments to the Base Amount pursuant to the Merger Agreement then estimated by the Company to be $64.1 million.

Selected Transactions Analysis. Houlihan Lokey considered certain financial terms of certain transactions involving targets that Houlihan Lokey deemed relevant.

The financial data reviewed included:

• Transaction value as a multiple of the target’s adjusted EBITDA for the LTM period for which financial information was publicly available at the time of the announcement.

• Transaction value as a multiple of, to the extent publicly available, the target’s adjusted EBITDA for the NFY period for which consensus research analyst estimates were publicly available at the time of the announcement.

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The selected transactions were as follows:

Date Announced	Target	Acquiror

October 12, 2015	DiamondJacks Vicksburg (Legends Gaming)	Foundation Gaming Group, LLC
September 28, 2015	Bronco Billy's Casino and Hotel	Full House Resorts Inc.
April 29, 2015	Tropicana Casino & Resort Las Vegas	Penn National Gaming Inc.
May 24, 2015	Club Fortune Casino (Henderson, Nevada)	Nevada Gold
January 26, 2015	Lakes Entertainment	Sartini Gaming Inc. / Golden Gaming
May 15, 2014	The Cosmopolitan of Las Vegas	Blackstone Group LP
May 14, 2014	The Meadows Racetrack and Casino	Gaming and Leisure Properties, Inc.
March 25, 2014	Miami Jai-Alai	ABC Funding
March 3, 2014	Harrah's New Orleans	Caesars Growth Partners, LLC

Taking into account the selected transactions, Houlihan Lokey applied multiple ranges of 12.0x to 14.0x LTM adjusted EBITDA and 11.0x to 13.0x NFY adjusted EBITDA, respectively, to the Company’s LTM ended December 31, 2015 adjusted EBITDA and estimated fiscal year ending December 31, 2016 adjusted EBITDA. The selected transactions analysis indicated implied total equity value reference ranges of $177.0 million to $211.3 million based on the selected range of LTM adjusted EBITDA multiples and $213.5 million to $257.5 million based on the selected range of NFY adjusted EBITDA multiples, as compared to the Merger Consideration of $335.9 million based on the Base Amount of $400 million set forth in the Merger Agreement less adjustments to the Base Amount pursuant to the Merger Agreement then estimated by the Company to be $64.1 million.

Other Matters

Houlihan Lokey was engaged by the Company to act as its financial advisor in connection with the merger and provide financial advisory services, including an opinion to the Board (in its capacity as such) regarding the fairness, from a financial point of view, of the consideration to be received by the holders of Units in the Merger pursuant to the Merger Agreement. The Company engaged Houlihan Lokey based on Houlihan Lokey’s experience and reputation. Houlihan Lokey is regularly engaged to provide financial advisory services in connection with mergers and acquisitions, financings, and financial restructurings. Pursuant to its engagement by the Company, Houlihan Lokey is entitled to an aggregate fee of approximately $5.2 million for its services, a portion of which became payable in connection with the delivery of Houlihan Lokey’s opinion, regardless of the conclusion reached therein, and a substantial portion of which is contingent upon the successful completion of the Merger. The Company has also agreed to reimburse Houlihan Lokey for certain expenses and to indemnify Houlihan Lokey, its affiliates and certain related parties against certain liabilities and expenses, including certain liabilities under the federal securities laws arising out of or relating to Houlihan Lokey’s engagement.

In the ordinary course of business, certain of Houlihan Lokey’s employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company, Acquiror or any other party that may be involved in the Merger and their respective affiliates.

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Houlihan Lokey and certain of its affiliates have in the past provided and are currently providing investment banking, financial advisory and/or other financial or consulting services to certain investment management entities, or one or more security holders, affiliates and/or portfolio companies of investment funds affiliated or associated with such investment management entities, which are the respective affiliates of the three largest equity security holders of the Company, as such equity security holders are set forth in the Company’s most recently filed Annual Report on Form 10-K, for which Houlihan Lokey and its affiliates have received, and may receive, compensation, including, among other things, (a) acting as financial advisor to certain affiliates of TPG Capital, L.P. (“TPG”) or Apollo Global Management, LLC (“Apollo”), certain portfolio companies of investment funds affiliated or associated with TPG or Apollo, and special committees of the boards of directors of such portfolio companies in connection with various transactions which closed in 2014, 2015 and 2016, (b) having acted as co-manager in connection with a follow-on offering of TPG Specialty Lending, Inc., which transaction closed in March 2016, (c) having provided certain valuation advisory, transaction advisory and opinion services, and (d) having provided portfolio valuation services with respect to the investments in the Company held by the security holder of the Company affiliated with Standard General, L.P. The members of the Houlihan Lokey team that performed the work in connection with Houlihan Lokey’s opinion did not review the analyses previously prepared in connection with the foregoing portfolio valuation services and, accordingly, such analyses may vary significantly from the analyses performed by Houlihan Lokey in connection with its opinion.

Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and/or other financial or consulting services to the Company, Acquiror, affiliates of significant security holders of the Company, other participants in the Merger or certain of their respective affiliates or security holders in the future, for which Houlihan Lokey and its affiliates may receive compensation. In addition, Houlihan Lokey and certain of its affiliates and certain of our and their respective employees may have committed to invest in private equity or other investment funds managed or advised by investment management entities affiliated with significant security holders of the Company, other participants in the Merger or certain of their respective affiliates, and in portfolio companies of such funds, and may have co-invested with investment management entities affiliated with significant security holders of the Company, other participants in the Merger or certain of their respective affiliates or security holders, and may do so in the future. Furthermore, in connection with bankruptcies, restructurings, and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, the Company, Acquiror, investment management entities affiliated with significant security holders of the Company, other participants in the Merger or certain of their respective affiliates or security holders, for which advice and services Houlihan Lokey and its affiliates have received and may receive compensation.

Interests of Directors, Executive Officers and Certain Related Parties in the Merger

You should be aware that the Company’s directors and executive officers have interests in the Merger that may be different from, or in addition to, those of the Company’s Unitholders generally. The Board was aware of these interests and considered them, among other matters, (i) in evaluating the Merger Agreement, (ii) in reaching its decision to approve the Merger Agreement, and (iii) in determining that the Merger Agreement and the Merger are in the best interests of the Company and its Unitholders. These interests include those described below.

Treatment of Company Equity-Based Awards

The Merger Agreement provides that each Incentive Unit will be cancelled and converted into the right to receive a portion of the Merger Consideration in accordance with the LLC Agreement. Pursuant to the LLC Agreement, Incentive Units will only be entitled to share in the Merger Consideration after holders of Units other than Incentive Units have collected aggregate distributions of $80,000,000. As of April 21, 2016, there were 1,000 Incentive Units outstanding, of which, Eugene Davis held 250, Ellis Landau held 500 and Charles Atwood held 250. If the total deductions to the Base Amount equal $67.6 million, holders of Incentive Units will be entitled to receive approximately $582.76 per Incentive Unit in cash, without interest and subject to any applicable tax withholding.

Termination Benefits of Executive Officers

Robert Schaffhauser is party to an employment agreement, dated December 11, 2015, as amended on April 4, 2016. Pursuant to the terms of his employment agreement, Mr. Schaffhauser is entitled to a long term incentive payment in connection with the Merger, which is payable in a lump sum upon the closing of the Merger. On May 11, 2016, the Board unanimously approved the acceleration of vesting for all participants in the long term incentive payment program, including Mr. Schaffhauser. As a result of such accelerated vesting, Mr. Schaffhauser will be entitled to a long term incentive payment of approximately $1,375,000. In addition, unless Mr. Schaffhauser accepts employment with Acquiror prior to the Effective Time, at the Effective Time Mr. Schaffhauser’s employment will be deemed to have been terminated pursuant to a “Discharge Without Cause” under his employment agreement and accordingly will be entitled to receive a salary termination payment equal to one-year of his base salary ($275,000) and his pro rata performance bonus (the “Salary Termination Payment”), which is also payable in a lump sum. Mr. Schaffhauser’s Salary Termination Payment is expected to be approximately $357,500 (assuming that the Merger is consummated in the third quarter of 2016, such that Mr. Schaffhauser’s entitlement to his pro rata portion of his annual bonus for 2016 results in a payment at 75% of his target annual bonus).

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Table of Severance Benefits

The following table shows the approximate amount that Mr. Schaffhauser will receive in connection with the Merger, including the amounts he will receive if he does not accept employment with Acquiror prior to the Effective Time, as required by Item 402(t) of Regulation S-K, assuming that he is eligible to receive the maximum severance benefits described in the section entitled “Termination Benefits of Executive Officers” beginning on page 25 of this Information Statement.

Name	Cash (1)	Benefits Continuation	Total
Robert Schaffhauser	$1,732,500	$-	$1,732,500

Notes

(1)

Represents: a long term incentive plan payment of $1,375,000 and a Salary Termination Payment of $357,500 (which assumes the Merger is consummated in the third quarter of 2016, such that Mr. Schaffhauser’s entitlement to his pro rata portion of his annual bonus for 2016 results in a payment at 75% of his target annual bonus).

Indemnification of Directors and Executive Officers; Directors’ and Officers’ Insurance

The LLC Agreement, the articles of formation of AG LLC and the operating agreement of AG LLC provide that we will indemnify our directors and officers to the fullest extent permitted by law. Under the Merger Agreement, Acquiror and Merger Sub may not amend these provisions in any manner unfavorable to such directors and officers and each current and former director and officer of the Company and AG LLC is entitled to continuing indemnification from and after the Effective Time by the surviving entity against losses arising out of or related to such person’s service as a director or officer of the Company or AG LLC, and services performed by them at the request of the Company or AG LLC at or prior to the Effective Time, whether asserted or claimed prior to or after the Effective Time, including the transactions contemplated by the Merger Agreement. In addition, if the Company has not done so five (5) business days prior to the anticipated date of the Closing, Acquiror shall cause the surviving entity to purchase a directors’ and officers’ liability insurance policy covering a period of six (6) years from the Effective Time on terms at least as favorable as the terms of such current insurance coverage and which are reasonably satisfactory to the Company. For a further description of these provisions of the Merger Agreement, see the section entitled “The Merger Agreement—Directors’ and Officers’ Indemnification; Insurance” beginning on page 36 of this Information Statement.

Regulatory and Other Governmental Approvals

Antitrust/HSR

The Merger is subject to review by the U.S. Antitrust Division of the Department of Justice (the “Antitrust Division”) and the U.S. Federal Trade Commission (“FTC”) under the HSR Act. The HSR Act provides that transactions like the Merger may not be completed until certain information and documents have been submitted to the Antitrust Division and the FTC and the applicable waiting period has expired or been terminated. On May 10, 2016, each of Acquiror and the Company made the requisite filings with the Antitrust Division and the FTC pursuant to the HSR Act and requested early termination of the initial thirty (30) day waiting period. The applicable waiting period expired on June 9, 2016.

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The FTC and the Antitrust Division frequently scrutinize the legality of transactions like the Merger. At any time before or after the consummation of the Merger, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking a divestiture of a substantial portion of the Company’s assets or seeking other conduct relief. At any time before or after the consummation of the Merger, and notwithstanding the expiration or early termination of the applicable waiting period under the HSR Act, any state or private party could seek to enjoin the consummation of the Merger or seek other structural or conduct relief or damages.

Gaming Laws

The Merger is subject to applicable requirements under any federal, state or local statute, ordinance, rule or regulation governing or relating to gambling, gaming or casino activities and operations, including requirements in respect of any approvals necessary to own and operate the Casino (the “Gaming Approvals”) and the requirements of (i) the Nevada Gaming Commission, (ii) the Nevada Gaming Control Board and (iii) the City of North Las Vegas.

The Merger Agreement provides that Acquiror and Merger Sub agree to prepare and submit to the Nevada Gaming Commission and the Nevada State Gaming Control Board within fifteen (15) business days after the date of the Merger Agreement all applications and supporting documents necessary to obtain all required Gaming Approvals. On April 28, Acquiror submitted such applications and supporting documents to the Nevada Gaming Commission and the Nevada State Gaming Control Board.

Other Approvals

The Merger is subject to applicable requirements under local statute, ordinance, rule or regulation relating to liquor licensing requirements. The Merger Agreement provides that Acquiror shall comply with the notification and reporting requirements of the City of North Las Vegas within fifteen (15) business days after the date of the Merger Agreement with respect to the liquor licensing. On May 11, 2016, Acquiror made its initial submission to the City of North Las Vegas with respect to the liquor licensing requirements.

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THE MERGER AGREEMENT

This section describes the material terms and conditions of the Merger Agreement. The description in this section and elsewhere in this Information Statement is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A and is incorporated by reference into this Information Statement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. We encourage you to read the Merger Agreement carefully and in its entirety. This section is not intended to provide you with any factual information about the Company. Such information can be found elsewhere in this Information Statement and in the public filings the Company makes with the SEC, which may be obtained by following the instructions set forth in the section entitled “Where You Can Find More Information “ beginning on page 46 of this Information Statement.

Explanatory Note Regarding the Merger Agreement

The Merger Agreement is included to provide you with information regarding its terms. Factual disclosures about the Company contained in this Information Statement or in the Company’s public reports filed with the SEC may supplement, update or modify the factual disclosures about the Company contained in the Merger Agreement. The representations, warranties and covenants made in the Merger Agreement by the parties thereto were made as of the date of the Merger Agreement (or such other dates specified in the Merger Agreement) and are qualified and subject to important limitations agreed to by the contracting parties in connection with negotiating the terms and conditions of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances under which a party to the Merger Agreement may have the right not to close the Merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk among the parties to the Merger Agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to equityholders and in some cases were qualified by disclosures that were made by each party to the other, which disclosures were not reflected in the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this Information Statement, may have changed since the date of the Merger Agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this Information Statement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts because they are qualified as described above. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the Company, Acquiror and Merger Sub that is contained in this Information Statement, as well as in the filings that the Company and Acquiror will make and have made with the SEC.

Effects of the Merger; Directors and Executive Officers; Certificate of Formation; Operating Agreement

At the Effective Time, upon the terms and subject to the satisfaction or waiver of the conditions of the Merger Agreement and in accordance with the Limited Liability Act of the State of Delaware, as amended (the “DLLCA”), Merger Sub will merge with and into the Company, the separate existence of Merger Sub will thereupon cease, the Company will continue as the surviving entity as a wholly-owned subsidiary of Acquiror and the separate existence of the Company will continue unaffected.

The managers of Merger Sub immediately prior to the Effective Time will be the initial managers of the surviving entity from and after the Effective Time. The officers of Merger Sub immediately prior to the Effective Time will be the initial officers of the surviving entity from and after the Effective Time. The initial managers and officers will hold office in accordance with the terms of the operating agreement of the surviving entity and the DLLCA.

The certificate of formation of the Company, as amended by the Certificate of Merger (as defined below) in form and substance to be agreed to by Acquiror and the Company, will be the certificate of formation of the surviving entity until thereafter changed or amended as provided therein or by applicable law. Acquiror shall determine the name of the surviving entity and shall notify the Company of the name no less than two (2) business days prior to the Closing Date. The operating agreement of the Company, as amended and restated in form and substance reasonably satisfactory to the Company and Acquiror shall be the operating agreement of the surviving entity until changed or amended as provided therein or by applicable law.

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Effective Time and Closing

The Merger will become effective at the Effective Time. The Effective Time of the Merger will occur at the time that a certificate of merger (the “Certificate of Merger”) is duly filed with the Secretary of State of the State of Delaware on the Closing Date of the Merger, or at such later time as may be set forth in the Certificate of Merger in accordance with the relevant provisions of the DLLCA. Unless the parties agree otherwise, the closing of the Merger will occur on the third business day following the day on which the last to be satisfied or waived of the conditions to closing has been satisfied or waived.

The Merger Consideration; Treatment of Units

At the Effective Time each outstanding Unit (including Incentive Units) will be cancelled and converted automatically into the right to receive a portion of the Merger Consideration (as defined below) in accordance with the LLC Agreement, without interest and subject to any required withholding taxes. The “Merger Consideration” will be an amount equal to $400,000,000 (i) minus the amount of the Company’s outstanding indebtedness at the closing of the Merger and (ii) minus the amount of Transaction Expenses (as defined below). The “Transaction Expenses” include (a) the fees and expenses of Company and AG LLC paid or payable by the Company and AG LLC in connection with transactions contemplated by the Merger Agreement, including the fees and expenses of the Company's accountants, brokers, investment banks, financial advisors, legal counsel and other advisors, and (b) any amounts payable to any of the Company’s and AG LLC’s employees as a result of the transactions contemplated by the Merger Agreement, including resulting from actions taken to terminate their respective employment agreements.

At the closing of the Merger, the Merger Consideration will be calculated based upon the Company’s good faith determination of the amount of the Company’s indebtedness as of the Closing Date and the Transaction Expenses; provided that Acquiror shall have an opportunity to provide good faith comments to such estimates. There will be no adjustments to the Merger Consideration after the Closing Date.

At the Effective Time, each Incentive Unit outstanding under the Company’s 2011 Equity Plan will be cancelled and converted into the right to receive a portion of the Merger Consideration in accordance with the LLC Agreement, without interest and subject to any required withholding taxes.

Exchange and Payment Procedures

At the Effective Time, Acquiror will deposit (or cause to be deposited) with a paying agent mutually agreed upon by the Company and Acquiror (the “Paying Agent”), for the benefit of the record holders of Units, an amount of cash in immediately available funds sufficient to pay the aggregate Merger Consideration payable at the closing of the Merger in accordance with the Merger Agreement.

Prior to or as soon as reasonably practicable after the Effective Time, the Paying Agent will mail to each record holder of Units a letter of transmittal to be completed, executed and delivered by such Unitholder to receive such Unitholder’s portion of the Merger Consideration. You will not be entitled to receive your portion of the Merger Consideration until you deliver a duly completed and validly executed letter of transmittal (together with such other documents required by the Paying Agent) to the Paying Agent. If you fail to deliver the applicable tax forms to the Paying Agent at the same time as you delivery such duly completed and validly executed letter of transmittal, Acquiror shall be entitled to withhold and deduct (or instruct the Paying Agent to withhold and deduct) from any payment to be made to you an amount necessary to comply with applicable law.

No interest will be paid or accrued on any amount payable upon due-completion of a letter of transmittal and related forms. In the event of a transfer of ownership of Units that is not registered in the transfer records of the Company, a check for any cash to be delivered upon compliance with the procedures described above may be issued to the transferee if the Paying Agent receives documents reasonably required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid, or are not applicable with respect to such Units.

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Acquiror will be entitled to deduct and withhold from any amounts payable pursuant to the Merger Agreement such amounts as are required to be deducted or withheld therefrom under applicable law. To the extent that amounts are so deducted and withheld, such amounts will be treated as having been paid to the person in respect of whom such deduction and withholding was made for all purposes under the Merger Agreement.

From and after the Effective Time, there will be no transfers on the unit transfer books of the Company of Units that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Unit is presented to Acquiror or the Paying Agent for transfer, it will be cancelled and exchanged for the cash amount, in immediately available funds, to which the holder is entitled pursuant to the foregoing exchange and payment procedures.

These procedures will be described in the letter of transmittal that the Company’s Unitholders will receive, which such Unitholders should read carefully in its entirety.

Treatment of Certain Indebtedness

The Merger Agreement provides that, upon the closing of the Merger, Acquiror will repay the outstanding indebtedness of the Company and AG LLC.

Representations and Warranties

The Merger Agreement contains a number of representations and warranties made by the Company, Acquiror and Merger Sub. None of the representations and warranties survive the Effective Time. The representations and warranties contained in the Merger Agreement may or may not have been accurate as of the date they were made and we make no assertion herein that they are accurate as of the date of this Information Statement.

Company Representations and Warranties

In the Merger Agreement, the Company has made a number of representations and warranties that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement (including the schedules to the Merger Agreement or the Company’s filings with the SEC (subject to certain exceptions)). These representations and warranties relate to, among other things:

●         due organization, valid existence and good standing of the Company and AG LLC;

●         requisite corporate power to own, lease and operate its assets and to carry on its business;

●         requisite power and authorization to enter into the Merger Agreement and to consummate the transactions contemplated thereby, the Board’s approval, the Written Consent and the enforceability of the Merger Agreement;

●         no conflict between the execution and performance of the Merger Agreement and (i) applicable law, (ii) the Company’s or AG LLC’s certificate of formation, (iii) the LLC Agreement or the operating agreement of AG LLC, or (iv) the terms of any Material Contract (as defined below);

●         consents and approvals required in connection with the Merger Agreement and the consummation of the transactions contemplated thereby;

●         the Company’s capital structure, including the particular number of Units and Incentive Units issued and outstanding;

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●        accuracy of financial statements and timeliness and accuracy of SEC reporting and compliance with the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, and any applicable rules and regulations promulgated thereunder;

●         absence of undisclosed liabilities;

●         absence of current and historical legal proceedings;

●        compliance with applicable laws, including gaming-related laws and compliance with all permits and licenses granted by a governmental entity necessary to conduct its business (including Gaming Licenses);

●         material contracts of the Company and AG LLC, including (among others) contracts (i) requiring payment by or to the Company or AG LLC in excess of $250,000 in any one year, (ii) that cannot be terminated within 12 months of the date of the Merger Agreement without any payment, premium or other penalty in amounts greater than $250,000, (iii) related to the acquisition or disposition of assets valued in excess of $250,000, (iv) with affiliates of the Company or AG LLC, (v) related to the occupation of real property, (vi) that evidence indebtedness in excess of $250,000, (vii) related to the Company’s owned and licensed intellectual property, (viii) providing for severance, retention or change in control payments to employees in excess of $100,000, (ix) restricting the Company’s ability to conduct business, (x) with respect to partnerships, joint ventures or similar arrangements, (xi) imposing a lien on assets of the Company or AG LLC, and (xii) relating to the sale, lease or use of gaming equipment (“Material Contracts”);

●         employee benefit plans;

●         labor matters;

●         tax matters;

●         absence of broker fees payable by the Company;

●         insurance matters;

●         real property matters;

●         absence of certain changes since December 31, 2015;

●         affiliate transactions;

●         intellectual property matters;

●        environmental matters;

●         compliance with laws related to export controls, trade sanctions and anti-corruption;

●         privacy and security matters; and

●         matters relating to material suppliers.

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Material Adverse Effect Definition

Certain of the Company’s representations and warranties are qualified as to materiality or a Material Adverse Effect. “Material Adverse Effect” means any state of facts, event, change, occurrence or effect that is or is reasonably expected to be materially adverse in relation to the business, condition (financial or otherwise), liabilities, assets, properties or results of operations of the Company and AG LLC, taken as a whole; provided, that none of the following, and no state of facts, event, change, occurrence or effect arising out of or resulting from any of the following, will constitute a Material Adverse Effect or be taken into account in determining whether a Material Adverse Effect has occurred:

(i)	any national, international or any foreign or domestic regional economic, financial, social military or political conditions or events in general, including elections results;

(ii)	changes in any the following:

(A)	financial, debt, credit, capital or banking markets or conditions;

(B)	interest, currency or exchange rates or the price of any commodity, security or market index;

(C)	legal or regulatory conditions, including changes or proposed changes in law or in U.S. generally accepted accounting principles or other accounting principles or requirements; and

(D)	industries in which the Company and AG LLC operate;

(iii)	any change in, or failure of the Company or AG LLC to meet, any internal or public projections, forecasts, budgets or estimates;

(iv)	the occurrence, escalation, outbreak or worsening of any hostilities, war, police action, acts of terrorism or military conflicts;

(v)	the existence, occurrence or continuation of any force majeure events;

(vi)	changes in the public perception of the gaming industry or gaming in general;

(vii)	any increase in competition in the gaming industry;

(viii)	the public announcement of the transactions contemplated by the Merger Agreement;

(ix)	the taking of any action expressly required by the Merger Agreement;

(x)	any actions taken at the express request of Acquiror or Merger Sub;

(xi)

any action taken by Acquiror or Merger Sub or their affiliates or representatives (other than as required or permitted under the Merger Agreement, as taken to enforce any rights under the Merger Agreement or as taken in connection with the operation of Acquiror’s business in the ordinary course);

(xii)	any casualty loss to assets to the extent remedied in full at the sole cost and expense of the Unitholders without any adverse effect to the Company; and

(xiii)	any matters to the extent disclosed on the Schedules to the Merger Agreement.

However, the states of facts, events, changes occurrences or effects described in clauses (i) and (ii) above may be taken into account in determining whether there has been Material Adverse Effect to the extent such state of facts, event, change, occurrence or effect has had a disproportionate adverse effect on the Company and AG LLC, taken as a whole, as compared to other participants in the industries in which the Company and AG LLC operate, but only the disproportionate effect shall be considered. Moreover, the facts or occurrences underlying any failure to meet any public projections, forecasts, budgets or estimates may be taken into account in determining whether there has been or would reasonably be expected to be a Material Adverse Effect.

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Acquiror and Merger Sub Representations and Warranties

In the Merger Agreement, Acquiror and Merger Sub have made a number of representations and warranties that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:

●         due organization, valid existence and good standing of each of Acquiror and Merger Sub;

●         requisite corporate power to own, lease and operate their respective assets and to carry on their respective businesses;

●         good standing as a foreign entity in each jurisdiction where such qualification is required;

●        authorization to enter into the Merger Agreement and to consummate the transactions contemplated thereby (subject only to the approval of the Merger Agreement by Acquiror as the sole equityholder of Merger Sub, which occurred immediately following execution of the Merger Agreement), and the enforceability of the Merger Agreement against each of Acquiror and Merger Sub;

●         absence of conflict between the execution and performance of the Merger Agreement and (i) the organizational documents of Acquiror or Merger Sub, (ii) the terms of any contract to which Acquiror or any of its subsidiaries is subject, or (iii) any law, license or judgment to which Acquiror or any of its subsidiaries is subject;

●         consents and approvals required in connection with the Merger Agreement and the consummation of the transactions contemplated thereby;

●         absence of legal proceedings pending or threatened against Acquiror or Merger Sub;

●         financial ability of Acquiror to consummate the transactions contemplated by the Merger Agreement;

●         ownership and operations of Merger Sub;

●         absence of broker fees payable by Acquiror or its affiliates;

●         solvency of the surviving entity and absence of intent to hinder, delay or defraud present or future creditors;

●        compliance with laws governing or relating to a person or entity’s ownership and the gambling, gaming or casino activities or operations of such person or entity or their affiliates (“Gaming Laws”);

●         absence of known facts that would hinder or delay Acquiror’s ability to obtain the Gaming Approvals; and

●         absence of notices received alleging a violation or possible violation of Gaming Laws.

Certain of Acquiror’s and Merger Sub’s representations and warranties are qualified as to materiality, where the inaccuracy would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Acquiror or Merger Sub to consummate the transactions contemplated by the Merger Agreement or materially adversely affect the ability of Acquiror or Merger Sub to perform their obligations under the Merger Agreement.

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Conduct of the Company’s Business Pending the Merger

From the date of the Merger Agreement until the Effective Time, except as set forth on the schedules to the Merger Agreement, as required by law, as required pursuant to any Material Contract or with Acquiror’s consent (which shall not be unreasonably conditioned, withheld, delayed or denied), the Company is required to (i) conduct the businesses of the Company and AG LLC in the ordinary course and substantially in accordance with past practice and in material compliance with applicable laws, (ii) use commercially reasonable efforts to preserve intact the Company and AG LLC’s business organizations, keep available the services of their key employees, consultants, material contractors and other non-employee service providers and preserve their relationships with key suppliers, distributors, licensors, licensees and others having business dealings with them (other than customers) and (iii) promptly notify Acquiror of any change outside the ordinary course of business of which the Company or AG LLC has knowledge that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

In addition, from the date of the Merger Agreement until the Effective Date, except as set forth on the schedules to the Merger Agreement, as required by law, as required pursuant to any Material Contract or with Acquiror’s consent (which, in limited circumstances, may not be unreasonably conditioned, withheld, delayed or denied), the Company will not, and it will cause AG LLC not to:

●            change or amend the organizational documents of the Company or AG LLC;

●            make or declare any dividend or distribution to Unitholders;

●            sell or otherwise dispose of any material assets or properties other than in the ordinary course of business;

●           except as required pursuant to existing benefit plans, grant any severance over $250,000 or termination pay over $250,000 which will become payable after the Closing Date;

●           make any material change in the key management structure, including by hiring additional officers or terminating existing officers other than for cause;

●           adopt, enter into or materially amend any employee benefit plan, other than as required by law, in the ordinary course of business consistent with past practice or to the extent required to permit payments of accrued but unpaid year-end bonuses or transaction bonuses on or prior to the Closing;

●           acquire (by merger, consolidation or acquisition of assets) any entity or division thereof;

●          make any material loans or advances to any person or entity, other than advances to employees or officers for expenses incurred in the ordinary course of business;

●          make, change, revoke any tax election, settle or compromise any tax liability or tax related legal proceeding; agree to the reevaluation of an asset or amount of assets for tax purposes, extend the statute of limitations for any tax period or grant any power of attorney for any tax matter;

●            assign, transfer, license, sublicense, encumber, abandon, permit to lapse or otherwise dispose of any material owned intellectual property;

●            enter into any agreement that restricts the ability of the Company or AG LLC to compete in any line of business;

●            enter into, renew or amend in any material respect any agreement with affiliates of the Company;

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●       settle or agree to settle any pending or threatened lawsuit or dispute other than in the ordinary course of business or a breach of the Merger Agreement;

●       incur or guarantee any indebtedness for borrowed money;

●       authorize or make commitments for capital expenditures in excess of $250,000 individually and $1,000,00 in the aggregate that are inconsistent with the amounts and anticipated timing of capital expenditures set forth in the Company’s budget for the year ending December 31, 2016 that was made available to Acquiror;

●       materially decrease the amount of any insurance coverage outside the ordinary course of business;

●      accelerate the payment of any receivables or provide discount to encourage early payment of receivables or delay any payment of any payable, in each case, that are material in the aggregate;

●       adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization (other than the Merger);

●      make any change in financial accounting method or income tax accounting, except as required by a change in U.S. generally accepted accounting principles or law;

●       write up, write down or write off the book value of any material assets other than as required by U.S. generally accepted accounting principles or in the ordinary course of business consistent with past practice;

●       enter into, materially amend, terminate, waive any provision of, or breach any Material Contract other than in order to comply with applicable law or any termination at the expiration of its stated term;

●       incur any Liens (other than Permitted Liens) on any of its assets; or

●       enter into any agreement to do any of the foregoing.

No Solicitation

Prior to the earlier of (i) the Effective Time and (ii) the termination of the Merger Agreement pursuant to its terms, the Company shall not, and shall cause its representatives to not, directly or indirectly, solicit or otherwise facilitate any alternative Acquisition Proposal (as defined below), including by engaging in or continuing negotiations or discussions concerning an Acquisition Proposal, responding to any inquiries made with respect to an Acquisition Proposal, furnishing information to any person or otherwise cooperating with any person or entity seeking to make an Acquisition Proposal or accepting or entering into any agreement with respect to any Acquisition Proposal, other than informing any person of the Company’s foregoing obligations. If the Company or AG LLC or any of their representatives receives an Acquisition Proposal, the Company will notify Acquiror within 24 hours and provide the details of such Acquisition Proposal and the identity of the person or entity making such Acquisition Proposal. An “Acquisition Proposal” includes, among other things, proposals or offers with respect to a merger, consolidation, joint venture, business combination or similar transaction or a sale or other transfer of all or a substantial portion of the assets of the Company or AG LLC.

Support of Transaction

The Company and Acquiror shall and shall cause their applicable subsidiaries to:

●

prepare and submit within fifteen (15) business days after the date of the Merger Agreement all applications and information (and, as needed, to supplement such information) necessary to obtain the Gaming Approvals and submit premerger notifications with respect to the Merger Agreement as required under the HSR Act;

●	comply within fifteen (15) business days after the date of the Merger Agreement with the notification and reporting requirements of the City of North Las Vegas with respect to liquor licensing;

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●	use reasonable best efforts to obtain all material consents and approvals of third parties that any party is required to obtain to consummate the Merger; and

●

take such other action as may be reasonably necessary or as another party may reasonably request to satisfy the conditions to closing and to consummate the transactions contemplated by the Merger Agreement as soon as practicable.

Real Estate Matters

The Company shall, and shall cause AG LLC to, reasonably cooperate with Acquiror to (i) attempt to obtain new owner’s policies of title insurance with respect to the Company’s owned real property, (ii) attempt to obtain updated and recertified or new and certified ALTA surveys with respect to the Company’s owned real property and (iii) obtain estoppel certificates from the Company’s tenants and the City of North Las Vegas.

Employee Matters

Prior to the Effective Time, the Company shall terminate (i) each employment agreement of any employee of the Company or AG LLC effective as of the Effective Time and (ii) each company benefit plan qualified under Section 401(a) of the Code that includes a cash or deferred arrangement intended to qualify under Section 401(k) of the Code effective no later than the day immediately prior to the Closing Date. Any amounts that the Company or AG LLC must pay in order to terminate each employment agreement will be treated as a Transaction Expense and deducted from the Base Amount to calculate the Merger Consideration payable to the Unitholders.

The Company is also required to reasonably cooperate with Acquiror to facilitate meetings or interviews with any of its employees who have employment agreements or are among the Company’s 25 most highly compensated employees. At the request of Acquiror, the Company shall also use its reasonable efforts to, effective as of the Closing, terminate the employment of any employees identified on a notice provided to the Company from Acquiror not less than five (5) business days prior to the Closing.

For a period of one (1) year after the Closing Date, Acquiror is required to use commercially reasonable efforts, or use commercially reasonable efforts to cause the surviving entity to, with respect to employees who continue in the employ of Acquiror, the surviving entity or their subsidiaries after the Closing Date, maintain base salaries or wage levels and annual target cash incentive opportunities that are substantially comparable to those provided immediately prior to the Closing and employee benefits that are, in the aggregate, no less favorable than the greater of those provided to similarly situated employees of Acquiror and those provided to such employees immediately prior to the Closing.

Directors’ and Officers’ Indemnification and Insurance

From and after the Effective Time, Acquiror shall, and shall cause the Company and AG LLC to, indemnify and hold harmless each present and former director or officer of the Company and AG LLC against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time to the fullest extent that the Company or AG LLC would have been permitted under applicable law and pursuant to the applicable organizational documents in effect on the date of the Merger Agreement (including the advancing of expenses as incurred to the fullest extent permitted under applicable law).

If the Company has not done so five (5) business days prior to the anticipated date of the Closing, Acquiror shall cause the surviving entity to purchase a directors’ and officers’ liability insurance policy covering a period of six (6) years from the Effective Time on terms at least as favorable as the terms of such current insurance coverage and which are reasonably satisfactory to the Company.

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Other Covenants

The Merger Agreement contains certain other covenants among Acquiror, Merger Sub and the Company, including covenants relating to the preparation of this Information Statement, access to Company information before the Effective Time, tax matters, public announcement of the Merger, expenses incurred in connection with the Merger, notification of facts, circumstances, events or actions that will (or would reasonably be expected to) result in a failure to timely satisfy any of the closing conditions and tax matters.

Conditions to the Merger

Company, Acquiror and Merger Sub

Each of the Company’s, Acquiror’s and Merger Sub’s obligation to complete the Merger is subject to the fulfillment or written waiver (if legally permitted) at or prior to the Effective Time of the following conditions:

●          any waiting period (or extension thereof) applicable to the transactions contemplated by the Merger Agreement under the HSR Act shall have expired or been terminated;

●         obtaining certain approvals with respect to the transactions contemplated by the Merger Agreement from the Nevada Gaming Commission and the City of North Las Vegas (with respect to liquor license requirements);

●         the absence of any order, decree, stay or injunction of a court or governmental entity of competent jurisdiction, or any statute, rule or regulation in effect that prohibits consummation of the Merger; and

●          this Information Statement having been mailed to Unitholders at least 20 Business Days prior to the Closing Date.

Acquiror and Merger Sub

The obligation of Acquiror and Merger Sub to complete the Merger are also subject to the fulfillment or written waiver (if legally permitted) at or prior to the Effective Time by Acquiror and Merger Sub of the following conditions:

●          the representations and warranties of the Company set forth in the Merger Agreement:

■	relating to the absence of brokers’ fees and absence of a Material Adverse effect since December 31, 2015 shall be true and correct in all respects as of the Closing Date;

■

relating to (i) organization and qualification of the Company, (ii) the subsidiaries of the Company, (iii) authority and approval of the Merger Agreement and (iv) the Company’s capitalization shall be true and correct in all material respects as of the Closing Date (except to the extent any such representation or warranty speaks of an earlier date, in which case as of such earlier date); and

■

other than those set forth in the above two bullets, shall be true and correct (disregarding all materiality and Material Adverse Effect qualifications contained in such representations and warranties) as of the Closing Date (except to the extent any such representation or warranty speaks of an earlier date, in which case as of such earlier date) except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

●        all covenants of the Company to be performed as of or prior to the Closing shall have been performed in all material respects;

●        the Company shall have delivered to Acquiror an officer’s certificate certifying that the two conditions specified above have been fulfilled; and

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●           the Company shall have delivered to Acquiror evidence that each of the Company’s and AG LLC’s employment agreements have been terminated.

Company

The Company’s obligation to complete the Merger is subject to the fulfillment or written waiver (if legally permitted) at or prior to the Effective Time by the Company of the following additional conditions:

●            the representations and warranties of Acquiror and Merger Sub set forth in the Merger Agreement:

■	relating to the absence of brokers’ fees shall be true and correct in all respects as of the Closing Date;

■

relating to (i) organization and qualification of Acquiror and Merger Sub, (ii) authority and approval of the Merger Agreement and (iii) absence of conflict between the execution and performance of the Merger Agreement and the organizational documents of Acquiror or Merger Sub or the terms of any contract to which Acquiror or any of its subsidiaries is subject, or any law, license or judgment to which Acquiror or any of its subsidiaries is subject, shall be true and correct in all material respects as of the Closing Date; and

■

other than those set forth in the above two bullets, shall be true and correct (disregarding all materiality qualifications contained in such representations and warranties) as of the Closing Date (except to the extent any such representation or warranty speaks of an earlier date, in which case as of such earlier date) except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to materially adversely affect the ability of Acquiror to consummate the transactions contemplated by the Merger Agreement in accordance with the Merger Agreement.

●            all covenants of Acquiror and Merger Sub to be performed as of or prior to the Closing shall have been performed in all material respects; and

●            Acquiror shall have delivered to the Company an officer’s certificate certifying that the conditions specified above have been fulfilled.

Termination of the Merger Agreement

The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

●              by mutual written consent of the Company and Acquiror;

●              by written notice to the Company from Acquiror if:

■

there is a material breach by the Company of any of its representations, warranties, covenants or other agreements that would cause a condition to Acquiror and Merger’s Sub’s obligation to close not to be satisfied by the Termination Date (as defined below); provided that if such breach is curable, then the Company shall have the right to cure such breach until the earlier of the business day immediately preceding the Termination Date and thirty (30) calendar days after receipt of notice of such breach and such termination shall only be effective if the Company either does not cure such breach within such period or if the Company fails to use its reasonable best efforts to cure such breach;

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■

the Closing has not occurred on or before the six (6) month anniversary of the date of the Merger Agreement; provided, that if the conditions to the parties obligations to closing have been satisfied or waived (to the extent legally permissible) other than the conditions related to the expiration of the HSR waiting periods or obtaining the Gaming Approvals or liquor license approval, then either the Company or Acquiror may extend such six (6) month period for an additional two (2) three (3) month periods upon written notice to the other party (such date, as may be extended, the “Termination Date”); provided that Acquiror may not terminate under this provision if Acquiror or Merger Sub is in material default or breach of the Merger Agreement or any of their failure to fulfill any obligation under the Merger Agreement was the cause of or resulted in the failure of the Closing to occur on or before the Termination Date;

■

any applicable governmental authority has entered a final, non-appealable order determining not to grant any permit, approval, clearance or consent with respect to antitrust approval, the Gaming Approvals or liquor license approval; and

■

the consummation of the transactions contemplated by the Merger Agreement is permanently enjoined, prohibited or otherwise restrained by the terms of a final, non-appealable order; provided that Acquiror may not terminate under this provision if Acquiror or Merger Sub is in material default or breach under the Merger Agreement.

●              by written notice to Acquiror from the Company if:

■

there is a material breach by Acquiror or Merger Sub of any of their respective representations, warranties, covenants or other agreements that would cause a condition to the Company’s obligation to close not to be satisfied by the Termination Date; provided that if such breach is curable, then Acquiror shall have the right to cure such breach until the earlier of the business day immediately preceding the Termination Date and thirty (30) calendar days after receipt of notice of such breach and such termination shall only be effective if Acquiror either does not cure such breach within such period or if Acquiror fails to use its reasonable best efforts to cure such breach;

■

the Closing has not occurred on or before the Termination Date; provided that the Company may not terminate under this provision if the Company is in material default or breach of the Merger Agreement or if the Company’s failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Closing to occur by the Termination Date;

■

the consummation of the transactions contemplated by the Merger Agreement is permanently enjoined, prohibited or otherwise restrained by the terms of a final, non-appealable order; provided that the Company may not terminate under this provision if the Company is in material default or breach under the Merger Agreement; and

■

if all the conditions to Acquiror and Merger Sub’s obligation to close have been satisfied (other than those which are to be satisfied at Closing), the Company has indicated in writing to Acquiror that the conditions to its obligations to close (other than those conditions to be satisfied at Closing) have been satisfied or, in the event of a willful breach by Acquiror or Merger Sub, waived (if legally permitted), and the Company is ready, willing and able to consummate the Closing but Acquiror fails to consummate the Closing when it should have occurred pursuant to the Merger Agreement.

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Effect of Termination

If the Merger Agreement is terminated in accordance with the foregoing, the Merger Agreement will become void and of no effect with no liability to any person by any party thereto (or any of its representatives or affiliates), except that the following provisions will survive:

●          the confidentiality agreement between Acquiror and the Company;

●          the obligations of the parties for payment of costs and expenses incurred in connection with the Merger;

●          the obligation of Acquiror to pay the termination fee described below (if due and payable and upon the terms and subject to the conditions set forth in the Merger Agreement);

●          certain other general provisions of the Merger Agreement; and

●          an obligation of Acquiror not to solicit or hire the Company’s employees for a period of two (2) years following the date of termination.

Notwithstanding the foregoing, termination of the Merger Agreement does not relieve or release any party from liability arising from any failure to consummate the Merger and the transactions contemplated by the Merger Agreement if required pursuant to the Merger Agreement, fraud or an intentional and material breach of any provision of the Merger Agreement prior to such termination.

Termination Fee

Acquiror must pay the Company a termination fee of $30,000,000 in the event that the Merger Agreement is terminated as follows:

●         by the Company as a result of Acquiror’s failure to consummate the Closing when the conditions to Closing have been satisfied (or waived to the extent permitted); or

●          by either Acquiror or the Company at any time if all of the conditions to Closing have been satisfied or waived (if permitted) at the time of termination other than the condition or conditions relating to the antitrust approvals and the approval of the Nevada Gaming Commission (or related orders of such authorities).

Upon payment of the termination fee, except in the case of fraud, none of Acquiror, Merger Sub or any of their respective representatives or affiliates shall have any further liability or obligation relating to or arising out of the Merger Agreement or any of the transactions contemplated thereby or any matters forming the basis for such termination.

Specific Performance

The Merger Agreement provides that the parties (and, where applicable, permitted third party beneficiaries of the Merger Agreement) are entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement, without proof of damages, prior to the valid termination of the Merger Agreement (and if applicable, the payment of any termination fee that is due in connection with such termination).

Assignment

Neither the Merger Agreement nor any of the rights, interests or obligations thereunder may be assigned by any of the parties thereto (whether by operation of law or otherwise) without the prior written consent of the other parties.

Modification or Amendment

The parties may modify or amend the Merger Agreement only by written agreement executed and delivered by duly authorized officers of all of the respective parties.

40

Material U.S. Federal Income Tax Consequences of the Merger to our Unitholders

The following discussion describes certain material U.S. federal income tax consequences of the Merger applicable to U.S. Holders (as defined below) who exchange their Units for cash in the Merger. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), currently effective Treasury regulations thereunder (the “Treasury Regulations”), and current administrative rulings and court decisions, all of which are subject to change. Changes in these authorities may cause the U.S. federal income tax consequences to a Unitholder to vary substantially from those described below, possibly on a retroactive basis. We have not sought a ruling from the Internal Revenue Service (“IRS”) with respect to any of the tax considerations discussed below, and the IRS would not be precluded from taking positions contrary to those described herein. As a result, no assurance can be given that the IRS will agree with all of the tax characterizations and the tax consequences described below.

The discussion is limited to U.S. Holders who hold Units as “capital assets” within the meaning of Section 1221 of the Code (generally, property that is held for investment). This discussion does not address all U.S. federal income tax consequences that may be relevant to a Unitholder in light of their particular circumstances, including the alternative minimum tax. In addition, it does not address consequences relevant to Unitholders that are subject to particular rules, including, without limitation:

●	persons whose functional currency is not the U.S. dollar;

●	persons who hold Units as part of a straddle, hedge, or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

●	banks, insurance companies, and other financial institutions;

●	corporations;

●	trusts and estates;

●	partnerships and other pass-through entities (including entities treated as partnerships or pass-through entities for U.S. federal income tax purposes) and investors therein;

●	tax-exempt organizations;

●	holders of Incentive Units or persons who otherwise hold or have received Units as compensation;

●	persons who are not U.S. Holders;

●	IRAs;

●	employee benefit plans;

●	real estate investment trusts, regulated investment companies or mutual funds; and

●	brokers, dealers, or traders in securities.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Units that, for U.S. federal income tax purposes, is or is treated as:

●	an individual who is a citizen or resident of the United States;

●	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

●	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

●

a trust if either (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust, or (ii) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

41

Additionally, if a partnership (including an entity treated as partnerships for U.S. federal income tax purposes) is a Unitholder, the tax treatment of a partner in the partnership generally will depend on the status of the partner and on the activities of the partnership.

This discussion does not address any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax.

ACCORDINGLY, WE ENCOURAGE EACH UNITHOLDER TO CONSULT SUCH UNITHOLDER’S OWN TAX ADVISOR IN ANALYZING THE FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES PARTICULAR TO SUCH UNITHOLDER RESULTING FROM THE MERGER AND POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

In General

The receipt of cash in exchange for Units pursuant to the Merger will be a taxable transaction to U.S. Holders for U.S. federal income tax purposes. Because the Merger will be a fully taxable transaction to U.S. Holders and will terminate a U.S. Holder’s entire interest in the Company, any remaining passive losses attributable to such U.S. Holder’s ownership of Units (including suspended passive activity losses from prior years) generally will no longer be treated as passive losses and thus should be available to offset any gain or income recognized by such U.S. Holder pursuant to the Merger or such U.S. Holder’s other gain or income (although the use of such losses may be subject to other limitations).

Because the Merger is structured as a reverse triangular merger, the Company intends to take the position consistent with Revenue Ruling 99-6 that the transaction is properly characterized for U.S. federal income tax purposes, with respect to the Unitholders, as though the Unitholders sold their respective Units to Acquiror in exchange for the Merger Consideration and any other amounts properly treated as consideration for U.S. federal income tax purposes, including the amount of liabilities of the Company at the time of the Merger. Thus, a U.S. Holder receiving Merger Consideration in exchange for Units pursuant to the reverse triangular merger will recognize net taxable gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount realized by such U.S. Holder (which is the sum of the Merger Consideration received by such U.S. Holder and other amounts properly treated as consideration for such purposes, including such U.S. Holder’s share of the liabilities of the Company at the time of the Merger) and such U.S. Holder’s aggregate adjusted tax basis in such U.S. Holder’s Units (including basis attributable to the U.S. Holder’s share of the liabilities of the Company at the time of the Merger).

Except as noted below, the amount of net taxable gain or loss recognized by a U.S. Holder on the sale or exchange of Units held for more than one year generally will be characterized as long-term capital gain or loss. However, gain recognized on the disposition of Units will be separately computed and taxed as ordinary income under Section 751 of the Code to the extent the Company assets are “Section 751 Assets,” which include certain inventory and depreciable assets with respect to which the Company has previously taken depreciation. Ordinary income attributable to Section 751 Assets recognized by a U.S. Holder may exceed the net taxable gain recognized by such U.S. Holder from the sale of its Units and may be recognized even if such U.S. Holder recognizes a net taxable loss from the sale of its Units. In that circumstance, the U.S. Holder will recognize a capital loss in an amount equal to the difference between the ordinary income required to be recognized under Section 751 and the net taxable gain or loss recognized by such U.S. Holder from the sale of its Units. Accordingly, a U.S. Holder may recognize both ordinary income and a capital loss upon a sale of Units.

Allocations of Company Income

For purposes of computing their taxable income or loss, U.S. Holders will be allocated their proportionate shares of the Company’s items of income, gain, loss and deduction, for the period ending at the end of the day immediately preceding the closing date of the Merger. Allocations of these items will be made in accordance with the terms of our LLC Agreement and taking into account any required special allocations. These allocations will result in adjustments to each U.S. Holder’s tax basis in the Units held by that U.S. Holder and, therefore, may potentially affect the amount of gain or loss recognized by such U.S. Holder as a result of the Merger.

42

Capital Losses

Capital losses are deductible only to the extent of capital gains, except that non-corporate taxpayers may deduct up to $3,000 of capital losses in excess of the amount of their capital gains against ordinary income. A capital loss will not otherwise offset the ordinary income for purposes of computing the U.S. federal income tax liability of a U.S. Holder. Excess capital losses generally can be carried forward to succeeding years. A corporation is permitted to carry back excess capital losses to the three preceding years, provided the carryback does not increase or produce a net operating loss for any of those years. A corporation’s carryforward period is five years, and a non-corporate taxpayer can carry such losses forward indefinitely. In addition, any net gains recognized by U.S. Holders who are individuals, estates or trusts may be subject to the additional tax imposed on “net investment income” under Section 1411 of the Code.

Withholding Taxes

Acquiror and the paying agent are authorized to deduct and withhold from the Merger Consideration otherwise payable pursuant to the Merger Agreement any applicable taxes required to be withheld in respect of such consideration.

MARKET PRICES OF THE COMPANY’S UNITS AND DIVIDEND INFORMATION

As of April 20, 2016, the date of the Written Consent, there were 432,213 Units (other than Incentive Units) issued and outstanding and held by 11 holders of record and 1,000 Incentive Units issued and outstanding and held by 3 holders of record.

None of our securities are listed on any national securities exchange and there is currently no public market for any of our securities. We have not paid dividends in the past, and do not plan to pay dividends in the future on the Units. In addition, the provisions of the Merger Agreement do not allow us to declare or pay a dividend prior to the earlier of consummation of the Merger or the termination of the Merger Agreement.

DISSENTERS’ RIGHTS

No dissenters’ or appraisal rights are available, or will be available, with respect to the transactions contemplated by the Merger Agreement.

43

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth information regarding the beneficial ownership of our Units (other than Incentive Units) as of June 15, 2016, with regard to the following criteria (i) each person, or group of affiliated persons, known to us to own beneficially 5% or more of our outstanding Units (other than Incentive Units); (ii) each of our directors; (iii) each of our executive officers; and (iv) all of our directors and executive officers as a group.

The calculations of beneficial ownership in this table are based on 432,213 Units (other than Incentive Units).

Name and Address of Beneficial Owner	Beneficial Ownership of Units
	Units	Percent

North LV Holdco, LLC (1)	136,807	31.7%
North LV Holdco II, LLC (2)	85,086	19.7%
North LV Holdco III, LLC (3)	85,086	19.7%
Halcyon ALST, LLC (4)	35,780	8.3%
NYBEQ LLC (5)	35,134	8.1%
Credit Agricole Leasing (USA) Corporation (6)	25,095	5.8%
Merrill, Lynch, Pierce, Fenner & Smith Inc., a wholly-owned subsidiary of Bank of America Corporation (7)	27,825	6.4%

Soohyung Kim (8)	−	−
Ellis Landau (8)(9)	170,292	39.4%
Eugene I. Davis (8)	90	*
Charles Atwood (8)	−	−
Robert Schaffhauser (8)	−	−
All executive officers and directors as a group (5 persons)	170,382	39.4%

Notes

(1)	The address of North LV Holdco LLC is 767 Fifth Avenue, New York, NY 10153. North LV Holdco LLC is an affiliate of Standard General LP.

(2)

The address of North LV Holdco II, LLC is Ellis Landau, c/o ALST Casino Holdco, LLC, 7300 Aliante Parkway, North Las Vegas, NV, 89084. North LV Holdco II, LLC is an affiliate of Apollo Management, L.P.

(3)	The address of North LV Holdco III, LLC is Ellis Landau, c/o ALST Casino Holdco, LLC, 7300 Aliante Parkway, North Las Vegas, NV 89084. North LV Holdco III, LLC is an affiliate of TPG Capital L.P.

(4)	The address of Halcyon ALST, LLC is 477 Madison Avenue, 8th Floor, New York, NY 10022.

(5)	The address of NYBEQ LLC is c/o Natixis, 1251 Avenue of the Americas, 3rd Floor, New York, NY 10020. NYBEQ LLC is an affiliate of Natixis.

(6)	The address of Credit Agricole Leasing (USA) Corporation is 1301 Avenue of the Americas, New York, NY 10019-6022.

(7)	The address of Merrill, Lynch, Pierce, Fenner & Smith Inc. is 214 N. Tryon St., NC1-027-15-01, Charlotte, NC 28255.

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(8)	The address of such persons is c/o ALST Casino Holdco, LLC, 7300 Aliante Parkway, North Las Vegas, NV, 89084.

(9)

Reflects 85,086 Units held by North LV Holdco II, LLC in which Mr. Landau is the sole member and may be deemed to beneficially own and 85,086 Units held by North LV Holdco III, LLC in which Mr. Landau is the sole member and may be deemed to beneficially own, and 120 Units held by Mr. Landau directly. The address of Mr. Landau is c/o ALST Casino Holdco, LLC, 7300 Aliante Parkway, North Las Vegas, NV, 89084.

* Represents holding percentage of less than 1%.

Securities Authorized for Issuance under Equity Compensation Plans

As of December 6, 2011, the Board approved the 2011 Equity Plan as authorized by the LLC Agreement which provides for maximum of 43,200 non-voting Incentive Units. On December 6, 2011 the Company issued 500 Incentive Units to Ellis Landau and 250 Incentive Units to Eugene I. Davis. On April 4, 2014 the Company issued 250 Incentive Units to Charles Atwood. As of December 31, 2015, there were 42,200 Incentive Unit available for issuance under the Equity Plan. No Incentive Units, or Units other than Incentive Units, were issued by the Company during 2015 with respect to any compensation plans.

45

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and current reports and other documents with the SEC. These reports and documents contain additional information about the Company. Unitholders may read and copy any reports, statements or other information filed by the Company at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the public reference section of the SEC at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at (800) SEC-0330 for further information on the operation of the public reference room. The Company’s SEC filings made electronically are available to the public at the SEC’s website located at www.sec.gov.

The SEC allows the Company to “incorporate by reference” information that it files with the SEC in other documents into this Information Statement. This means that the Company may disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this Information Statement. This Information Statement and the information that the Company files later with the SEC may update and supersede the information incorporated by reference. Such updated and superseded information will not, except as so modified or superseded, constitute part of this Information Statement.

The Company incorporates by reference each document it files under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of this Information Statement and before the Effective Time. The Company also incorporates by reference in this Information Statement the following documents filed by it with the SEC under the Exchange Act:

SEC File Number 000-53894	Period
Annual Report on Form 10-K	Year Ended December 31, 2015 (Filed on March 28, 2016)
Quarterly Report on Form 10-Q	Quarterly period ended March 31, 2016 (Filed on May 13, 2016)
Current Reports on Form 8-K	Filed on April 26, 2016 and April 28, 2016

The Company undertakes to provide without charge to each person to whom a copy of this Information Statement has been delivered, upon request, by first class mail or other equally prompt means, a copy of any or all of the documents incorporated by reference in this Information Statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this Information Statement incorporates. You may obtain documents incorporated by reference by requesting them in writing or by telephone at the following address and telephone number:

ALST Casino Holdco, LLC
Attn: Robert Schaffhauser
7300 Aliante Parkway
North Las Vegas, NV 89084
(702) 692-7777

Acquiror and Merger Sub have supplied, and the Company has not independently verified, the information in this Information Statement relating to Acquiror and Merger Sub.

Unitholders should not rely on information that purports to be made by or on behalf of the Company other than that contained in or incorporated by reference in this Information Statement. The Company has not authorized anyone to provide information on behalf of the Company that is different from that contained in this Information Statement. This Information Statement is dated June 15, 2016. No assumption should be made that the information contained in this Information Statement is accurate as of any date other than that date, and the mailing of this Information Statement will not create any implication to the contrary. Notwithstanding the foregoing, in the event of any material change in any of the information previously disclosed, the Company will, where relevant and if required by applicable law, update such information through a supplement to this Information Statement.

46

Annex A

AGREEMENT AND PLAN OF MERGER

dated as of

April 21, 2016

by and among

Boyd Gaming Corporation,

BOYD TCII ACQUISITION, LLC

and

ALST CASINO HOLDCO, LLC

i

Article 4 REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB		32

4.1	Corporate Organization	32
4.2	Due Authorization	33
4.3	No Conflict	33
4.4	Litigation and Proceedings	33
4.5	Governmental Authorities; Consents	34
4.6	Financial Ability	34
4.7	Ownership and Operations of Merger Sub	34
4.8	Brokers’ Fees	34
4.9	Solvency; Surviving Entity After the Merger	34
4.10	Licensability; Compliance with Gaming Laws	34

Article 5 Covenants of the Company		36

5.1	Conduct of Business	36
5.2	Inspection	38
5.3	HSR Act and Regulatory Approvals	38
5.4	Information Statement	39
5.5	No Solicitation	39
5.6	Certain Real Estate Matters	40
5.7	Company Benefit Plans	40

Article 6 COVENANTS OF ACQUIROR		41

6.1	HSR Act; Regulatory Approvals; Gaming Approvals; Real Property Transfer	41
6.2	Director and Officer Indemnification and Insurance	43
6.3	Employment Matters	44
6.4	Access to Books and Records	45
6.5	Payment of the Transaction Bonus Payments	46

Article 7 JOINT COVENANTS		46

7.1	Support of Transaction	46
7.2	Tax Matters	47
7.3	Changes in Circumstances	48

Article 8 CONDITIONS TO OBLIGATIONS		49

8.1	Conditions to Obligations of Acquiror, Merger Sub and the Company	49
8.2	Conditions to Obligations of Acquiror and Merger Sub	49
8.3	Conditions to the Obligations of the Company	50
8.4	Frustration of Closing Conditions	51

Article 9 Survival; Acknowledgments		51

9.1	Survival	51
9.2	Acknowledgements	51

ii

Article 10 TERMINATION/EFFECTIVENESS		53

10.1	Termination	53
10.2	Effect of Termination	55
10.3	Termination Fee	55

Article 11 MISCELLANEOUS		56

11.1	Waiver	56
11.2	Notices	56
11.3	Assignment	57
11.4	Rights of Third Parties	57
11.5	Expenses	57
11.6	Governing Law	58
11.7	Captions; Counterparts	58
11.8	Schedules and Exhibits	58
11.9	Entire Agreement	58
11.10	Amendments	58
11.11	Publicity	58
11.12	Severability	59
11.13	Jurisdiction	59
11.14	Enforcement	59
11.15	Waiver of Conflicts	60
11.16	No Recourse	60

Exhibits

Exhibit A –	Example Disbursement Schedule
Exhibit B –	Letter of Transmittal Terms

iii

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of April 21, 2016, is entered into by and among Boyd Gaming Corporation, a Nevada corporation (“Acquiror”), Boyd TCII Acquisition, LLC, a Delaware limited liability company and a wholly owned subsidiary of Acquiror (“Merger Sub”), and ALST Casino Holdco, LLC, a Delaware limited liability company (the “Company”).

RECITALS

WHEREAS, the respective Boards of Directors or Boards of Managers, as applicable, of Acquiror, Merger Sub and the Company have approved and declared advisable (i) the Merger (defined below) upon the terms and subject to the conditions of this Agreement and (ii) the execution and delivery of this Agreement and the performance of the transactions contemplated hereby, and evidence of such approval has been delivered to the Acquiror prior to or concurrently with the execution of this Agreement;

WHEREAS, the respective Boards of Directors of Acquiror, Merger Sub and the Company have determined that the Merger is in furtherance of and consistent with their respective business strategies and is in the best interest of their respective companies;

WHEREAS, prior to or concurrently with the execution of this Agreement, the Company has delivered to Acquiror the written consent of Holders (defined below) holding not less than two-thirds (2/3) of the issued and outstanding Units (defined below) (other than Incentive Units (defined below)) approving and consenting to (i) the Merger, upon the terms and subject to the conditions of this Agreement and (ii) the execution and delivery of this Agreement and the performance of the transactions contemplated hereby (the “Holder Approval”); and

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, Acquiror, Merger Sub and the Company agree as follows:

Article 1
CERTAIN DEFINITIONS

1.1     Definitions.

As used herein, the following terms shall have the following meanings:

“Acquisition Proposal” means (i) any merger, consolidation, joint venture, business combination, reorganization, recapitalization, share exchange, liquidation, dissolution or other similar transaction with the Company or AG LLC; (ii) any direct or indirect (including by any license or lease) sale, lease, exchange, transfer or other disposition of all or a substantial portion of the assets of the Company or AG LLC; (iii) any sale, issuance or exchange of any equity securities (including securities or instruments involving, settled by reference to, convertible into, or exchangeable or exercisable for equity securities) of either the Company or AG LLC; or (iv) any other transaction which could reasonably be expected to (a) materially conflict with, materially impede, materially interfere with, prevent or materially delay the consummation of the transactions contemplated by this Agreement and the Transaction Documents, or (b) have an adverse effect on the prospects for antitrust clearance or regulatory approval of the transactions contemplated by this Agreement and the Transaction Documents in any jurisdiction.

“Action” means any claim, action, suit, audit, assessment, arbitration, or any proceeding, in each case, that is by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise.

“Base Amount” means $400,000,000.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Las Vegas, Nevada are authorized or required by Law to close.

“Closing Date Indebtedness” means the Indebtedness of the Company and AG LLC that remains unpaid as of immediately prior to Closing, including Indebtedness outstanding pursuant to that certain Credit Agreement, dated as of November 1, 2011, by and among the Company, AG LLC, the lenders named therein and Wilmington Trust, National Association or any refinancing thereof not prohibited hereunder.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Group” means the Company and AG LLC.

“Company IP” means Intellectual Property owned, used, held for use or practiced by the Company and/or AG LLC, including any Intellectual Property incorporated into or otherwise used, held for use or practiced in connection with any Company Offering.

“Company IT Systems” means the hardware, data communication lines, network and telecommunications equipment, Internet-related information technology infrastructure, wide area network and other information technology equipment, and software, data bases, and data used with, or included or incorporated into any of the foregoing, owned, leased or licensed by the Company.

“Company Offerings” means any and all products or services offered, licensed, provided, sold or distributed by or for the Company and/or AG LLC.

“Company SEC Documents” means, collectively, all documents and reports filed or furnished by the Company with the SEC since November 11, 2011 through the date immediately prior to the date of this Agreement, but excluding any “risk factors” or similar statements in any such filings that are cautionary, predictive or forward-looking in nature.

“Company Software” means all Software owned by or developed by or for the Company and/or AG LLC.

“Contracts” means any legally binding written contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, commitment or other enforceable arrangement, understanding, undertaking or obligation.

“Copyleft License” means any license of Intellectual Property that provides that, as a condition to the use, modification, or distribution of such licensed Intellectual Property, that such licensed Intellectual Property, or any other Intellectual Property that is incorporated into, derived from, based on, linked to, or used or distributed with such licensed Intellectual Property, be licensed, distributed, or otherwise made available: (i)  in a form other than binary or object code (e.g., in source code form); (ii)  under terms that permit redistribution, reverse engineering, or creation of derivative works or other modification; or (iii) without a license fee. “Copyleft Licenses” include the GNU General Public License, the GNU Library General Public License, the GNU Lesser General Public License, the Affero General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License, and all Creative Commons “sharealike” licenses.

“Corrupt Practices Laws” means the Foreign Corrupt Practices Act of 1977 of the United States of America (Pub. L. No. 95-213 §§ 101-104 et seq.).

“Disbursement Schedule” has the meaning specified in Section 2.6(a). The form of the Disbursement Schedule is attached hereto as Exhibit A, with such changes thereto as may be reasonably agreed by the parties.

“Environmental Laws” means any and all foreign, U.S. federal, provincial, state or local laws, statutes, ordinances, rules, or regulations relating to pollution, or the protection of the environment, and the use, handling, storage, emission, disposal, transport or release of Hazardous Materials as in effect on and as interpreted as of the date hereof.

“Equity Incentive Plan” means the Company’s 2011 Equity Plan.

“ERISA Affiliate” means any trade or business, whether or not incorporated, under common control with the Company and that, together with the Company, is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Foreign Official” means (a) any officer or employee of (i) any foreign government, (ii) any department, agency, ministry or instrumentality (including wholly- or majority-state-owned or controlled enterprises), of any foreign government, (iii) any public international organization, or (iv) any foreign political party, (b) any candidate for foreign political office, or (c) any person acting in an official capacity for or on behalf of any other Foreign Official.

“GAAP” means U.S. generally accepted accounting principles in effect from time to time.

“Gaming Approvals” means (i) an approval by the Gaming Authorities of the change in control of the Company and AG LLC, and (ii) a finding by the Gaming Authorities that Acquiror is suitable to own the outstanding equity interests of the Surviving Company following the Merger as contemplated and upon the terms set forth in this Agreement.

“Gaming Authorities” means, collectively, (i) the Nevada Gaming Commission and (ii) the Nevada State Gaming Control Board.

“Gaming Laws” means any federal, state, local or foreign statute, ordinance, rule or regulation governing or relating to the ownership of a Person and the current gambling, gaming or casino activities and operations of such Person or any such Person’s Affiliates, in each case, as amended from time to time.

“Gaming Licenses” means all Permits, including any condition or limitation placed thereon, that are necessary for a Person or its Affiliates to own and operate its gaming facilities and related amenities under the applicable Gaming Laws.

“Governmental Authority” means any applicable federal, state, provincial, territorial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, ministry, agency or instrumentality, court or tribunal, in each case having jurisdiction with respect to a particular matter.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means material, substance, mixture, or waste that is listed, regulated, designated or otherwise defined as “hazardous,” “dangerous,” “toxic,” or “radioactive,” (or words of similar intent or meaning) under applicable Environmental Law, including but not limited to petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable or explosive substances, or pesticides.

“Holders” mean all Persons who hold one or more Units immediately prior to the Effective Time.

“Holder Parties” means the Holders, their respective Affiliates, and each of their respective members, partners, equity holders, officers, directors, managers, employees, agents, attorneys, Affiliates, accountants, investment bankers, advisors, financing sources, and other representatives.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“HSR Approval” has the meaning set forth in clause 1 of Schedule 8.1(a).

“HSR Authorities” means the U.S. Federal Trade Commission and the U.S. Department of Justice.

“Incentive Units” means the non-voting Incentive Units granted pursuant to the Equity Incentive Plan.

“Indebtedness” means, with respect to any Person, without duplication, (a) the principal, accrued and unpaid interest, unpaid fees or expenses and other monetary obligations in respect of (i) indebtedness of such Person for borrowed money and (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is liable, (b) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding any accounts payable or any indebtedness or other monetary obligations to trade creditors of such Person and all other accrued current liabilities of such Person), (c) all obligations under leases which must be, in accordance with GAAP as in effect on the date of this Agreement, recorded as capital leases in respect of which such Person is liable as lessee (it being understood, for the avoidance of doubt, that obligations under operating leases shall not constitute Indebtedness), (d) all net obligations of such Person in respect of swaps or other hedging agreements, (e) all obligations of such Person, contingent or otherwise, as an account party or applicant under acceptance, letter of credit or similar facilities, (f) all obligations of the type referred to in clauses (a) through (e) of any other Person the payment of which such Person is liable as obligor, guarantor, or surety (but only to the extent such Person is found to be liable as an obligor, guarantor, or surety), and (g) all obligations of the type referred to in clauses (a) through (f) of other Persons secured by any Lien on any property or asset of such Person, whether or not such obligation is assumed by such Person (but only to the extent of the value of the property or asset that is subject to the Lien).

“Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Regulatory Consent Authority relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by the Antitrust Division of the U.S. Department of Justice or the U.S. Federal Trade Commission or any subpoena, interrogatory or deposition.

“Intellectual Property” means all rights in or to the following worldwide: (a) patents and patent applications, utility models and applications for utility models, and all continuations, continuations-in-part, divisionals, provisionals, reissues, reexaminations, substitutes, renewals, and extensions of any of the foregoing, and inventions (whether or not patentable), processes, discoveries, and know-how; (b) trademarks, service marks, trade names, trade dress, logos, corporate names, whether registered or unregistered, together with applications and registrations for any of the foregoing, and all goodwill associated therewith; (c) Internet domain names and uniform resource locators, together with any and all registrations and applications for registrations thereof; (d) copyrights, moral rights and all other corresponding rights, including in and to databases, Software and other original works of authorship in copyrightable works, whether registered or unregistered, and any and all applications and registrations for the foregoing; and (e) Proprietary Information material to the conduct of the business of the Company and AG LLC.

“Intellectual Property License” means any license, sublicense, right, covenant, non-assertion, permission, immunity, consent, release or waiver under or with respect to any Intellectual Property.

“Law” means any statute, law (including common law), ordinance, rule, by-law, regulation or Governmental Order, in each case, of any applicable Governmental Authority.

“Liability” and “Liabilities” mean any and all debts and liabilities, whether known or unknown, accrued or fixed, absolute, contingent or otherwise, matured or unmatured, due or to become due, determined or determinable, including without limitation, (a) those arising under any applicable Law, and (b) those arising under any Contract.

“Licensed IP” means Company IP that is not Owned IP.

“Lien” means any mortgage, deed of trust, pledge, encumbrance, exclusive Intellectual Property License or security interest.

“Material Adverse Effect” means any state of facts, event, change, occurrence or effect (each an “Effect“), that is or is reasonably expected to be materially adverse in relation to the business, condition (financial or otherwise), liabilities, assets, properties or results of operations of the Company and AG LLC, taken as a whole; provided, that the following (or the effect of any of the following), alone or in combination, shall not be taken into account in determining whether a Material Adverse Effect shall have occurred (i) any national, international or any foreign or domestic regional economic, financial, social, military or political conditions (including changes therein) or events in general, including the results of any primary or general elections; (ii) changes in any financial, debt, credit, capital or banking markets or conditions (including any disruption thereof); (iii) changes in interest, currency or exchange rates or the price of any commodity, security or market index; (iv) changes in legal or regulatory conditions, including changes or proposed changes in Law, GAAP or other accounting principles or requirements, or standards, interpretations or enforcement thereof; (v) changes in the industries in which the Company and AG LLC operate; (vi) any change in, or failure of the Company and/or AG LLC to meet, or the publication of any report regarding, any internal or public projections, forecasts, budgets or estimates of or relating to the Company and/or AG LLC for any period, including with respect to revenue, earnings, cash flow or cash position (but not the underlying causes thereof); (vii) the occurrence, escalation, outbreak or worsening of any hostilities, war, police action, acts of terrorism or military conflicts, whether or not pursuant to the declaration of an emergency or war; (viii) the existence, occurrence or continuation of any force majeure events, including earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters or any national, international or regional calamity or any man-made disaster; (ix) any changes in the public perception of the gaming industry or gaming in general; (x) any increase in competition in the gaming industry, including the issuances of new gaming licenses or new gaming activities, such as internet gaming, (xii) the public announcement of the transactions contemplated by this Agreement, including, the identity of the parties hereto or any of their respective Affiliates (including their ability to obtain the Gaming Approvals), representatives or financing sources; (xi) the taking of any action expressly required by this Agreement; (xii) any actions taken at the express request of Acquiror or Merger Sub; (xiii) any actions taken by Acquiror, Merger Sub or any of their respective Affiliates or any of their respective representatives or financing sources after the date hereof, other than any actions (x) required by or permitted under this Agreement or taken to enforce any rights or exercise any remedies under this Agreement, or (y) taken in connection with the operation of the business of Acquiror in the ordinary course (without material breach of this Agreement); (xiv) any casualty loss to the assets of the Company Group, to the extent such Loss is remedied in full and any assets that have been damaged shall have been restored to the same condition as such assets existed prior to such damage at the sole cost and expense of the Holders without any adverse cost or effect to or on the Company, its business or operations, or financial condition; (xv) any matters to the sole extent disclosed in the Schedules as of the date of this Agreement (without regard to any updating of the Schedules); provided, that any Effect described in clauses (i), (ii), (iii), (iv) and (v) may be taken into account to the extent that the Company and AG LLC are disproportionately affected thereby relative to other peers of the Company and AG LLC in the same industries in which the Company and AG LLC operate (but only the disproportionate effect shall be considered). For the avoidance of doubt, clause (xiv) above shall not create any affirmative obligation on the Holders to remedy any such casualty loss.

“Nevada Gaming Approvals” means the approvals set forth in clause 2(a) and (b) of Schedule 8.1(a).

“Nevada Gaming Authorities” means, collectively, (i) the Nevada Gaming Commission, and (ii) the Nevada State Gaming Control Board.

“Non-Negotiated Vendor Contract” means a Contract that meets all of the following conditions: (i) such Contract grants to the Company and/or AG LLC a non-exclusive license to download or use generally commercially available, Software or a non-exclusive right to access and use the functionality of such Software on a hosted or “software-as-a-service” basis; and (ii) the Contract does not require the Company and AG LLC to pay any license fee, subscription fee, service fee or other amount except for a one-time license fee of no more than $75,000 or ongoing subscription or service fees of no more than $75,000 per year; and (iii) the Contract is not a license for Open Source Software.

“Open Source Software” means any Software that is licensed, provided or distributed under any Copyleft License.

“Owned IP” means (i) all Registered Intellectual Property and (ii) all other Company IP that are owned or purported to be owned by, or subject to an obligation to be assigned to, the Company and/or AG LLC.

“Owned Real Property” means all right, title and interest of the Company and AG LLC in the real property set forth on Schedule 1.1(a), together with all buildings, structures, fixtures and improvements erected thereon, and all rights, privileges, easements, licenses and other appurtenances relating thereto.

“PCI Standards” means the security standards for the protection of payment card data with which payment card companies require merchants to comply, including, but not limited to, the Payment Card Industry Data Security Standards currently in effect and as may be updated from time to time.

“Permits” means all permits, licenses, certificates of authority, authorizations, and registrations issued by or obtained from a Governmental Authority.

“Permitted Liens” means (i) all statutory or other Liens for Taxes which are not yet delinquent or the validity or amount of which are being diligently contested in good faith by appropriate proceedings and for which, in each case, adequate reserves have been maintained in accordance with GAAP, (ii) all cashiers’, landlords’, workmens’, repairmens’, mechanics’, warehousemens’ and carriers’ Liens and other similar Liens imposed by Law, incurred in the ordinary course of business for amounts not yet due and payable or the validity or amount of which is being diligently contested in good faith by appropriate proceedings, (iii) other than with respect to Owned Real Property, all pledges, deposits or other Liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation), (iv)  other than with respect to Owned Real Property, all purchase money Liens set forth on Schedule 1.1, (v) all leases, subleases, licenses or sublicenses set forth in the Disclosure Schedules (without regard to any updating) as of the date of this Agreement, (vi) all zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Authorities affecting real property as of the date of this Agreement, (vii) all covenants, conditions, restrictions, easements, charges, rights-of-way, defects or imperfections of title and other similar encumbrances affecting real property which do not materially interfere with the present use of any of the properties or assets of the Company or AG LLC, (viii) all matters shown in any title reports or title policies made available to Acquiror on or prior to the date of this Agreement and all facts shown on any surveys made available to Acquiror on or prior to the date of this Agreement, (ix) encumbrances in favor of a bank or other financial institution encumbering deposits or other funds maintained with a bank or other financial institution, (x) encumbrances pursuant to the various declarations of covenants, conditions, and restrictions and reservations of easements or similar documents applicable to the Company, AG LLC or the Owned Real Property as of the date of this Agreement, (xi) encumbrances that will be terminated at or prior to the Closing, (xii) encumbrances arising out of, under or in connection with applicable securities Laws or custodial arrangements with custodians of securities, and (xiv) those items set forth on Schedule 1.1(b).

“Person” means any individual, firm, company, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.

“Personal Data” means information that can be used to identify an individual or a device, either alone or when combined with other personal or identifying information that is linked or linkable to a specific individual, including, but not limited to, name, address, telephone number, email address, username and password, photograph, or government-issued identifier, in each case, that is collected by or on behalf of the Company or AG LLC and that the Company or AG LLC is required to keep confidential under applicable Law.

“Pre-Closing Tax Liability” means all liabilities for Taxes of the Company and AG LLC attributable to taxable periods (or portions thereof) ending the end of the day immediately preceding Closing Date (for the avoidance of doubt, Pre-Closing Tax Liability shall not include liability for any Transfer Taxes, which Transfer Taxes shall be borne solely by Acquiror).

“Proprietary Information” means information and materials not generally known to the public, including trade secrets, knowhow, confidential marketing and other confidential and proprietary information, excluding any Personal Data.

“Proscribed Act” means, in respect of any Person, any of the following: (a) the making, offering or authorization (including acquiescence) for the making or offering of any gift, payment, revenue, promise, profit participation or other advantage, whether directly or indirectly (through any other Person), to or for the use or benefit of any Proscribed Person in violation of any Corrupt Practices Laws; (b) either knowingly, or without conducting reasonable due diligence, entering into any contract with a Proscribed Person in connection with or related to this Agreement or the transactions contemplated hereby; (c) defrauding, or attempting or conspiring to defraud, the applicable U.S. Governmental Authority in connection with or related to this Agreement or the transactions contemplated hereby; or (d) failing to notify the applicable U.S. Governmental Authority reasonably promptly when a Proscribed Person solicits any direct or indirect contract or other benefit from such Person in connection with this Contract or the transactions contemplated hereby.

“Proscribed Person” means (a) any public official of any public authority in the United States, (b) any political party or political party official or candidate for office, and (c) any Person acting on behalf of or for the benefit any of the foregoing.

“Regulatory Consent Authorities” means the Antitrust Division of the U.S. Department of Justice, the U.S. Federal Trade Commission, the Gaming Authorities, the City of North Las Vegas, and each other similar Governmental Authority whose consent or clearance is required in order to consummate the Merger.

“Representatives” means, with respect to a party, its Affiliates, members, directors, officers, employees, advisors, agents or other representatives.

“Schedules” means the schedules setting forth certain disclosures of the Company, or qualifications or exceptions to the Company’s representations or warranties set forth in Article 3, which schedules are delivered simultaneously with the execution and delivery of this Agreement and may be supplemented in accordance with Section (h) hereof.

“SEC” means the U.S. Securities and Exchange Commission.

“Software” means all (i) computer programs, including all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases (excluding data contained therein), (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (iv) documentation, including user manuals and other training documentation, related to any of the foregoing.

“Subsidiary” means, with respect to a specified Person, a non-natural Person of which 50% or more of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such specified Person.

“Tax” means any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs’ duties, tariffs, and similar charges, in each case, whether disputed or not.

“Tax Matters Member” shall have the meaning set forth in the Amended and Restated Operating Agreement of the Company, effective as of November 1, 2011, among the Company and its Members.

“Tax Returns” means any return, declaration, report, election, claim for refund or information return or other statement, document or form filed or required to be filed with any Taxing Authority relating to Taxes, including any schedule or attachment thereto or any amendment thereof.

“Taxing Authority” means any legislature, agency, bureau, branch, department, division, regulatory authority, commission, court, tribunal, magistrate, justice, multi-national organization, quasi-governmental body, or other similar recognized organization or body of any federal, state, county, municipal, local, or foreign government or other similar recognized organization or body exercising similar powers authorized to impose any Tax.

“Title Insurer” means Fidelity National Title Insurance Company.

“Transaction Bonus Payments” means, collectively, any payments payable by the Company or AG LLC, whether before, on, or after the Closing Date, pursuant to each of the Contracts set forth on Schedule 1.1(c) (as they may be amended from time to time as permitted hereunder) upon a “Change of Control” (as such term is defined therein), including, any “Salary Termination Payment” (as such term is defined therein) and any “LTI Payment” (as such term is defined therein).

“Transaction Documents” means, collectively, this Agreement and the certificates to be delivered at the Closing pursuant to Section 8.2(b) and Section 8.3(e).

“Transaction Expenses” means any and all fees, expenses and amounts payable by the Company and AG LLC in connection with the transactions contemplated by this Agreement and the other Transaction Documents, including any fees, expenses and amount payable to its accountants, brokers, investment banks, financial advisors, legal counsel or any other advisors, agents, outside advisors or representatives in connection with this Agreement, the Transaction Documents or any of the transactions contemplated hereby and thereby, and any and all amounts payable to any employee as a result of any “change of control,” severance, termination or similar payment that is triggered as a result of the transactions contemplated by this Agreement, including any Transaction Bonus Payment and any amounts payable by the Company or AG LLC, as a result of the termination of any employment agreement of the Company or AG LLC or to the extent resulting from their respective actions taken to satisfy the condition to Closing set forth in Section 8.2(d) .

“Transfer Taxes” means any and all transfer, documentary, sales, use, gross receipts, stamp, registration, value added, recording, escrow and other similar Taxes and fees, including any real property or leasehold interest transfer or gains tax and any similar Tax.

“Treasury Regulations” means the regulations promulgated under the Code, including Temporary Regulations.

“Units” shall have the meaning set forth in the Amended and Restated Operating Agreement of the Company, effective as of November 1, 2011, among the Company and its Members.

“Willful Breach” means, in respect of a party, a deliberate act (or failure to act) taken with the intention or knowledge of such party that such act (or failure to act) constitutes, or would reasonably be expected to constitute, or result in, a breach of this Agreement.

Each capitalized term listed below is defined in the corresponding page of this Agreement:

Term	Page

Acquiror	1
Acquiror Cure Period	54
Affiliate Agreement	29
AG LLC	17
Agreement	1
Akin Gump	60
Certificate of Formation	13
Certificate of Merger	13
Closing	12
Closing Date	13
COBRA	23
Company	1
Company Benefit Plan	22
Company Cure Period	54
Company Leases	27
Company Organizational Documents	17
Company Required SEC Reports	19
Confidentiality Agreement	58
Constituent Entities	12
Continuing Employees	45
Covered Matters	53
Delaware Secretary of State	13
Disbursement Schedule	14
DLLCA	12
Effect	5
Effective Time	13
Environmental Permits	30
ERISA	22
Financial Statements	18
Holder Approval	1
Improvements	27
Incentive Unit Distribution Amount	15
Information Statement	39
Letter of Transmittal	15
Licensed Parties	35
Material Contract	21
Material Permits	20
Merger	12
Merger Consideration	14
Merger Fund	15
Merger Sub	1
Other Confidential Information	32

Paying Agent	15
Pre-Closing Tax Refund	49
Purchase Price Allocation	16
Qualified Plan	41
Registered Intellectual Property	29
Regulatory Failure	56
Related Party	61
Rent Roll	27
Schedule Supplement	49
Securities Act	19
SOX	19
Specified Holder	15
Specified Transaction Expenses	48
Sponsor Manager	43
Straddle Period	48
Surviving Entity	12
Surviving Provisions	55
Terminating Acquiror Breach	54
Terminating Company Breach	53
Termination Date	54
Termination Fee	56
Unit Distribution Amount	15
WARN Act	25
Withholding Amount	16

1.2     Construction.

(a)     Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” shall mean “including, without limitation,” (vi) the word “or” shall be disjunctive but not exclusive, and (vii) the term “dollar” or “$” means lawful currency of the United States.

(b)     Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(c)     Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation; provided, however, that, for the purposes of determining a breach or inaccuracy in the representations and warranties set forth herein with respect to any violation or alleged violation of any Laws, rules and regulations, a breach thereof or inaccuracy therein shall only be determined to exist if a breach or inaccuracy existed both under such Laws, rules and regulations, as amended or replaced and under such Laws, rules and regulations as in effect at the time of such violation or alleged violation and, in each case, only such Laws, rules and regulations as to which the Governmental Authority that enacted or promulgated such Laws, rules and regulations has jurisdiction over such Person, thing or matter as determined under the Laws, rules and regulations of the United States as required to be applied thereunder by a state or federal court sitting in New York, New York.

(d)     The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(e)     Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(f)     All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

1.3     Knowledge. As used herein, the phrase “knowledge” of any Person shall mean (a) in the case of the Company or AG LLC, the actual knowledge of Terry Downey, Robert Schaffhauser, Neil Friedman, Michelle Huntzinger, Richard Danzak, and Timothy Williams without any duty of investigation or inquiry, (b) in the case of Acquiror and Merger Sub, the actual knowledge of Keith Smith, Josh Hirsberg and Brian Larson without any duty of investigation or inquiry, and (c) in the case of all other Persons who are not natural persons, such Person’s executive officers.

Article 2
THE MERGER; CLOSING

2.1     The Merger.

(a)     Upon the terms and subject to the conditions set forth in this Agreement, Acquiror, Merger Sub and the Company (Merger Sub and the Company sometimes being referred to herein as the “Constituent Entities”) shall cause Merger Sub to be merged with and into the Company, with the Company being the surviving entity (the “Merger”). The Merger shall be consummated (i) in accordance with the terms and subject to the conditions in this Agreement, and in accordance with the Limited Liability Company Act of the State of Delaware (as amended) (the “DLLCA”) and (ii) as of the Effective Time.

(b)     Upon consummation of the Merger, the separate existence of Merger Sub shall cease and the Company, as the surviving entity of the Merger (hereinafter referred to for the periods at and after the Effective Time as the “Surviving Entity”), shall continue its existence under the DLLCA as a wholly owned direct subsidiary of Acquiror. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DLLCA.

2.2     Effects of the Merger. At and after the Effective Time: (a) the Surviving Entity shall thereupon and thereafter possess all of the rights, privileges and powers of the Constituent Entities; (b) all rights, privileges and powers of each Constituent Entity, and all property, real, personal and mixed, and all debts due to each such Constituent Entity, on whatever account, and all causes of action belonging to each such company, shall become vested in the Surviving Entity; (c) all property, rights, privileges, powers and franchises, and all and every other interest shall become thereafter the property of the Surviving Entity as they are of the Constituent Entities; and (d) the title to any real property vested by deed or otherwise or any other interest in real estate vested by any instrument or otherwise in either of such Constituent Entities shall not revert or become in any way impaired by reason of the Merger; but all Liens upon any property of either Constituent Entity shall be preserved unimpaired and shall thereafter attach to the Surviving Entity and shall be enforceable against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it; all of the foregoing in accordance with the applicable provisions of the DLLCA.

2.3     Closing; Effective Time. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at the offices of Akin Gump Strauss Hauer & Feld LLP, One Bryant Park, New York, New York 10036 commencing at 10:00 a.m. (prevailing Eastern Time) on the date which is three (3) Business Days after the date on which all conditions set forth in Article 8 of this Agreement shall have been satisfied or waived (to the extent legally permissible) by the appropriate party (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent legally permissible) of those conditions) or such other time and place as Acquiror and the Company may mutually agree. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.” Subject to the satisfaction or waiver (to the extent legally permissible) by the appropriate party of all of the conditions set forth in Article 8 of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, Acquiror, Merger Sub and the Company shall file a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”), executed in accordance with the relevant provisions of the DLLCA. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State or at such other date or time as Parent and the Company shall agree in writing and shall specify in the Certificate of Merger (the time the Merger becomes effective being referred to as the “Effective Time”); provided, that, notwithstanding the Effective Time set forth in the Certificate of Merger or the time the Closing occurs on the Closing Date, for tax and accounting purposes relating to business operations (but not the items described in Section 7.2(e)), the Closing shall be deemed to have occurred at 12:01 a.m. (prevailing Eastern Time) on the Closing Date. All proceedings to be taken and all documents to be executed and delivered by the parties at the Closing shall be deemed to have been taken and executed simultaneously and no proceedings shall be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.

2.4     Certificate of Formation and Operating Agreement; Officers and Managers.

(a)     Certificate of Formation. As of the Effective Time, the certificate of formation of the Company, as amended by the Certificate of Merger, in form and substance reasonably agreed by the parties, shall be the certificate of formation of the Surviving Entity (the “Certificate of Formation”) until thereafter changed or amended as provided therein or by applicable Law. The name of the Surviving Entity as of the Effective Time shall be determined by Acquiror, and Acquiror shall notify the Company of the same no less than two (2) Business Days prior to the Closing.

(b)     Operating Agreement. The operating agreement of the Company, as amended and restated in form and substance reasonably agreed by the parties, shall be the operating agreement of the Surviving Entity after the Effective Time until thereafter changed or amended as provided therein or by applicable Law.

(c)     Managers and Officers. The managers of Merger Sub immediately prior to the Effective Time shall be the initial managers of the Surviving Entity and the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Entity, each to hold office in accordance with the operating agreement of the Surviving Entity and the DLLCA.

2.5     Effect on Units. As of the Effective Time, by virtue of the Merger and without any action on the part of the Company, Acquiror or Merger Sub, or any holder of Units in the capital of, Acquiror or Merger Sub, each of the following shall occur:

(a)     Units. At the Effective Time, (i) each Unit issued and outstanding immediately prior to the Effective Time that is not an Incentive Unit shall be cancelled and shall be converted automatically into the right to receive the Unit Distribution Amount, without any interest thereon and (ii) each Incentive Unit issued and outstanding immediately prior to the Effective Time shall be cancelled and shall be converted automatically into the right to receive the Incentive Unit Distribution Amount, without any interest thereon. As of the Effective Time, all Units issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, the register of members of the Company will be amended accordingly, and the Holders of such Units shall cease to have any rights with respect to such Units, except for the right to receive, with respect to each such Units, the applicable Unit Distribution Amount or Incentive Unit Distribution Amount, without interest.

(b)     Merger Sub Membership Units. At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror or Merger Sub, each membership unit of Merger Sub shall be converted into one validly issued, fully paid and nonassessable membership unit in the Surviving Entity with the same rights, powers and privileges as the membership unit so converted, and the register of members of the Surviving Entity will be amended accordingly. Any certificate of Merger Sub evidencing ownership of any such membership unit will from and after the Effective Time evidence ownership of membership units of the Surviving Entity.

2.6     Merger Consideration.

(a)     The aggregate consideration to be paid by Acquiror and Merger Sub in connection with the Merger for the benefit of Holders shall be an amount equal to (i) the Base Amount minus (ii) the Closing Date Indebtedness (as set forth on the Disbursement Schedule) minus (iii) any Transaction Expenses (such amount, the “Merger Consideration”) and such consideration shall be paid on the Closing Date in accordance with Section 2.7.

(b)     At least five (5) Business Days, but not more than ten (10) Business Days, prior to the anticipated Closing Date, the Company shall prepare and deliver to Acquiror a written statement certified by the chief financial officer of the Company setting forth a schedule (the “Disbursement Schedule”), which shall set forth the Company’s good faith determination of each of the following (any such amounts that are estimates to be updated and adjusted, if necessary, in accordance with the last sentence of this Section 2.6(b)): (i) the Closing Date Indebtedness (as of the anticipated Closing Date) and wire transfer instructions for the account or accounts into which repayment of such Indebtedness shall be made, in accordance with one or more pay-off letters in customary form delivered therewith (such pay-off letters shall include a release of all Liens and guarantees in connection with such repaid Indebtedness), (ii) any Transaction Expenses, (iii) the resulting calculation of the Merger Consideration and the Paying Agent’s wire transfer instructions for the account into which payment of such amount shall be made, and (iv) the portion of the Merger Consideration payable to each Holder. The Disbursement Schedule shall, to the extent necessary, be updated by the Company from time to time prior to the Closing to reflect any changes therein of which the Company becomes aware.

(c)     After delivery of the Disbursement Schedule, the Company shall, and shall cause AG LLC to, (i) reasonably assist Acquiror and its Representatives in Acquiror’s review of the Disbursement Schedule, and (ii) give Acquiror reasonable access to and copies of the books and records of the Company and AG LLC and reasonable access to relevant personnel thereof (including any auditors or accountants) for the purpose of reviewing the Disbursement Schedule. Such access rights shall be exercised during normal business hours, upon reasonable prior notice and in a manner that does not unreasonably interfere with the operations of the Company and AG LLC. The Company shall consider in good faith any comments on the Disbursement Schedule submitted by Acquiror; provided, however, that to the extent the Company does not reflect any of Acquiror’s comments on the Disbursement Schedule, the Company shall provide a good faith response of its rationale for not including such comments, which response shall be delivered to the Acquiror at least one (1) Business Day prior to the Closing. To the extent the Company updates the Disbursement Schedule in response thereto, such updated version shall be delivered to Acquiror at least one (1) Business Day Date prior to the Closing, and the most recently updated Disbursement Schedule shall constitute the Disbursement Schedule for all purposes of this Agreement and the other Transaction Documents.

2.7     Payment of Closing Date Merger Consideration. At the Closing, Acquiror shall (a) pay the Merger Consideration by wire transfer of immediately available funds, in accordance with the instructions set forth on the Disbursement Schedule and without any further withholding or deductions, in trust to such bank or trust company mutually agreed between Acquiror and the Company prior to the Closing (the “Paying Agent”) as agent for the Holders for distribution to the Holders, including Specified Holders, in each case pursuant to Section 2.8 (any portion of such amount, while held in trust by the Paying Agent, the “Merger Fund”) and (b) repay the Closing Date Indebtedness in accordance with the pay-off letters delivered pursuant to Section 2.6.

2.8     Merger Fund; Letters of Transmittal.

(a)     To the extent not distributed to the Holders by the Company prior to the Effective Time, as soon as reasonably practicable after the Effective Time, the Surviving Entity shall cause the Paying Agent to mail to each Holder a letter of transmittal (in form reasonably satisfactory to the parties, and in substance in accordance with Exhibit B, including the acknowledgements, representations and release of claims set forth therein), with such changes therein as may be reasonably required by the Paying Agent, the “Letter of Transmittal”), to be completed, executed and delivered by such Holder to receive such Holder’s portion of the Merger Fund. Upon proper completion, execution and delivery by a record Holder to the Paying Agent of a Letter of Transmittal and all other documentation required by the Letter of Transmittal, such Holder shall be entitled to receive, in exchange for each of its Units, its respective portion of the Merger Consideration in accordance with the distribution mechanics set forth in the Company’s Amended and Restated Operating Agreement as described in Section 2.8(b) below.

(b)     On or as promptly as practicable after the Closing, the Paying Agent shall distribute their respective portions of the Merger Consideration to the Holders that have properly completed, executed and delivered to Acquiror, with a copy to the Paying Agent, a Letter of Transmittal and all other documentation required by the Letter of Transmittal (i) first to Holders of Units other than Incentive Units (each such Holder, a “Specified Holder”) in accordance with the distribution mechanics set forth in Section 6.1(b)(i) of Company’s Amended and Restated Operating Agreement, and then (ii) to all Holders of Units (including Incentive Units) in accordance with the distribution mechanics set forth in Section 6.1(b)(ii) of Company’s Amended and Restated Operating Agreement; provided that in the event any Specified Holder has not delivered a Letter of Transmittal in accordance with Section 2.8(a), the Paying Agent shall retain any amount that would be payable to such Specified Holder until such time as it has received a Letter of Transmittal in accordance with Section 2.8(a), and such amount shall not be available for distribution pursuant to Section 2.8(b)(ii). Pending distribution of the Merger Consideration, the Merger Fund shall be held by the Paying Agent in trust, uninvested in cash, for the benefit of the Holders and shall not be used for any other purposes. Nothing contained herein shall diminish the rights of any Holder to receive its portion of the Merger Consideration as provided herein. The amount payable in respect of each Incentive Unit pursuant to this Section 2.8 is sometimes referred to herein as the “Incentive Unit Distribution Amount”, and the amount payable in respect of each Unit that is not an Incentive Unit pursuant to this Section 2.8 is sometimes referred to herein as the “Unit Distribution Amount.”

(c)     If payment is to be made to a Person other than the record Holder, it shall be a condition to such payment that the Person requesting such payment shall pay to the Paying Agent any transfer or other Taxes required as a result of such payment being made to a Person other than the record Holder or establish to the satisfaction of the Paying Agent that such Tax has been paid or is not payable.

(d)     After the Effective Time, there shall be no further transfers recorded in the register of members of the Surviving Entity of Units that were outstanding immediately prior to the Effective Time.

(e)     If any cash deposited with the Paying Agent for purposes of payment of the consideration in exchange for Units in accordance with this Section 2.8 remains unclaimed for two (2) years after the Effective Time, such cash shall be returned to Acquiror or its designee automatically, and any Holder of Units who has not complied with the procedures set forth herein and in the Letter of Transmittal shall thereafter look only to the Surviving Entity for payment of such amount, without interest. Any amounts remaining unclaimed by Holders after five (5) years after the Effective Time (or such earlier date prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority) shall, to the extent permitted by Law, become the property of the Surviving Entity, free and clear of any claims or interests of any Person previously entitled thereto.

(f)     No dividends or other distributions with respect to shares in the capital of the Surviving Entity with a record date after the Effective Time shall be paid with respect to Units.

2.9     Withholding. Notwithstanding anything in this Agreement to the contrary, any payment to a Holder in respect of Units shall be reduced by the applicable amount of withholding for Tax purposes that is required by Law (the “Withholding Amount”), which Withholding Amount shall be remitted by the applicable withholding agent to the IRS or other appropriate Taxing Authority; provided, however, that absent a change in Law, no withholding on account of Taxes shall be performed by Acquiror, Merger Sub, the Surviving Entity or the Paying Agent in respect of any payment to a Holder in respect of such Holders Units that are not Incentive Units if Acquiror receives such Holders Letter of Transmittal containing both (x) (i) a duly completed and validly executed Non-Foreign Affidavit in the form attached as Schedule 2.9 and (ii) a duly completed and validly executed IRS Form W-9, in each case, with respect to such Holder. Any such Withholding Amount shall be treated for all purposes hereunder as having been paid to the Holder with respect to whom such Withholding Amount was deducted and withheld if it is timely paid to the appropriate Governmental Authority.

2.10   Allocation of Purchase Price. Within ninety (90) days after the Closing Date, Acquiror shall prepare and cause to be delivered to the Tax Matters Member an allocation (the “Purchase Price Allocation”) of the consideration delivered pursuant to this Agreement (and all other capitalized costs) among the assets of the Company in accordance with Section 1060 of the Code and the Treasury Regulations issued thereunder (and any similar provision of state, local, or other applicable Law, as appropriate). Acquiror will give the Tax Matters Member reasonable opportunity to review and comment on the Purchase Price Allocation and Acquiror will consider in good faith any comments that the Tax Matters Member has with respect to the Purchase Price Allocation. Acquiror, the Holders and their respective Affiliates shall report, act and file any Tax Returns (including, but not limited to IRS Form 8594) in all respects and for all purposes consistent with such Purchase Price Allocation prepared by Acquiror. The Tax Matters Member shall reasonably discuss and consult with Acquiror on the timely and proper preparation, execution, filing and delivery of all such documents, forms and other information as Acquiror shall reasonably request to prepare such Purchase Price Allocation. Neither Acquiror, the Holders nor their Affiliates shall take any position (whether on any Tax Returns, in any Action relating to Taxes, or otherwise) that is inconsistent with such Purchase Price Allocation, unless required to do so by applicable Law.

Article 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Company SEC Documents (other than any disclosures contained under the captions “Risk Factors” or “Forward Looking Statements”) or the Schedules to this Agreement, the Company represents and warrants to Acquiror and Merger Sub as of the date of this Agreement and as of the Closing Date as follows:

3.1     Organization of the Company. The Company has been duly formed and is validly existing and in good standing under the Laws of the State of Delaware and has the requisite power and authority to own or lease its properties and assets and to conduct its business as it is now being conducted. The copies of the Company’s amended and restated certificate of formation and amended and restated operating agreement (collectively, the “Company Organizational Documents”) previously delivered or made available by the Company to Acquiror or its agents or representatives are true, correct and complete, in each case, as amended to the date of this Agreement. The Company is duly licensed or qualified and in good standing as a foreign limited liability company in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.2     Subsidiaries. Aliante Gaming LLC (“AG LLC”) is the Company’s sole Subsidiary. AG LLC has been duly formed and is validly existing under the laws of the State of Nevada and has the power and authority to own or lease its properties and to conduct its business as it is now being conducted. The Company has made available to Acquiror, or its agents or representatives, true, correct and complete copies of AG LLC’s certificate of formation and operating agreement, in each case, as amended to the date of this Agreement. AG LLC is duly licensed or qualified and in good standing as a foreign limited liability company in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, except where the failure to be so licensed or qualified or in good standing would not reasonably be expected to have a Material Adverse Effect.

3.3     Due Authorization. The Company has all requisite power and authority to execute and deliver this Agreement and (subject to the approvals described in Section 3.5) to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by (i) the board of managers of the Company and (ii) the Holders holding not less than two-thirds (2/3) of the issued and outstanding Units (other than Incentive Units). This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

3.4     No Conflict. Except as set forth on Schedule 3.4, subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 3.5 or on Schedule 4.5, the execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby do not and will not (i) violate any material provision of, or result in the material breach of, any applicable Law or any Material Contract, (ii) violate any provision of, or result in the breach of, the Company Organizational Documents or the organizational documents of AG LLC, (iii) terminate or result in the termination of any Material Contract, (iv) result in the creation of any Lien (other than a Permitted Lien) upon any of the material properties or material assets of the Company or AG LLC, or (v) constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, termination or creation of a Lien (other than a Permitted Lien) or result in a violation or revocation of any required Permit from any Governmental Authority or other Person.

3.5     Governmental Authorities; Consents. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person is required on the part of the Company with respect to the Company’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (a) applicable requirements of the HSR Act as described on Schedule 3.5; (b) the Gaming Approvals described on Schedule 3.5; (c) any consents, approvals, authorizations, designations, declarations or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company Group; (d) as otherwise disclosed on Schedule 3.5; (e) the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, including the filing of the Information Statement; and (f) the filing of the Certificate of Merger on the Closing Date in accordance with the DLLCA.

3.6     Capitalization.

(a)     There are 432,213 Units (other than Incentive Units) issued and outstanding and 1,000 Incentive Units issued and outstanding, which together represent all of the issued and outstanding membership interests of the Company. All of the issued and outstanding Units and Incentive Units are duly authorized, validly issued, fully-paid, non-assessable and free of preemptive rights. There are no outstanding (i) securities convertible into or exchangeable for membership interests of the Company, (ii) options, warrants, calls or other rights to purchase or subscribe for membership interests of the Company or (iii) Contracts of any kind to which the Company or AG LLC is party to requiring the issuance after the date hereof of (A) any membership interests of the Company, (B) any convertible or exchangeable security of the type referred to in clause (i), or (C) any options, warrants, calls or rights of the type referred to in clause (ii).

(b)     There are no outstanding contractual obligations of the Company or AG LLC to repurchase, redeem or otherwise acquire any securities or equity interests of the Company or AG LLC. Except as set forth on Schedule 3.6(b), neither the Company nor AG LLC is a party to any operating agreement, voting agreement, limited liability company agreement or registration rights agreement relating to the Units or any other equity interests of the Company or AG LLC.

(c)     The Company owns of record and beneficially all of the issued and outstanding membership interests of AG LLC free and clear of any Liens other than Permitted Liens.

3.7     Financial Statements; SEC Filings.

(a)     The consolidated financial statements (including all related notes and schedules) of the Company as of and for the year ended December 31, 2015 included in the Company SEC Documents (the “Financial Statements”) present fairly, in all material respects, the consolidated financial position and results of operations of the Company and AG LLC as of the date and for the period indicated in the Financial Statements in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

(b)     The books and accounts and other financial records of the Company and AG LLC have been kept accurately in all material respects in the ordinary course of business, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of the Company and AG LLC have been properly recorded therein in all respects. The Company and AG LLC maintain a system of internal controls over financial reporting and accounting sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes, including to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets that could have a material effect on the Company’s financial statements is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Neither the Company nor AG LLC has received from its independent auditors any oral or written notification of a (x) “significant deficiency” or (y) “material weakness” in its internal controls.

(c)     Schedule 3.7(c) sets forth, as of the date of this Agreement, all Indebtedness of the Company and AG LLC. There is no indebtedness between the Company and AG LLC.

(d)     The Company has filed all material forms, reports and other documents required to be filed by it with the SEC since November 11, 2011. Each Company SEC Document (together with those forms, reports and other documents filed by the Company with the SEC subsequent to the date of this Agreement, if any, including any amendments, collectively the “Company Required SEC Reports”) (i) complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, and the Sarbanes-Oxley Act of 2002 (“SOX”) and the applicable rules and regulations promulgated thereunder, and (ii) did not, at the time it was filed (or, if amended prior to the date hereof, as of the date of such amendment), contain any untrue statement of a material fact, or omit to state a material fact, required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(e)     Each of the principal executive officer of the Company and the principal financial officer of the Company (and each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of SOX and the rules and regulations of the SEC promulgated thereunder with respect to the Company Required SEC Reports, and prior to the date of this Agreement, neither the Company nor any of its executive officers has received written notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing such certifications. For purposes of this Section 3.7(e), “principal executive officer” and “principal financial officer” have the meanings given to such terms in SOX. Neither the Company nor any of the Company Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX. The Company is in compliance in all material respects with SOX.

(f)     The Company maintains a system of internal controls over financial reporting designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes, including to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (iii) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(g)     The Company has in place “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are designed to ensure that material information that is required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and made known to its principal executive officer and principal financial officer as appropriate to allow timely decisions regarding required disclosure.

(h)     As of the date hereof, there are no outstanding unresolved comments with respect to the Company or the Company Required SEC Reports noted in comment letters or, to the knowledge of the Company, other correspondence received by the Company or its attorneys from the SEC, and to the knowledge of the Company, there are no pending (i) formal or informal investigations of the Company by the SEC or (ii) inspections or audits of the Company’s financial statements by the Public Company Accounting Oversight Board.

3.8     Undisclosed Liabilities. Except as set forth on Schedule 3.8, neither the Company nor AG LLC has any Liabilities, except for liabilities and obligations (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the ordinary course of the operation of business of the Company and AG LLC, (c) disclosed in the Schedules, or (d) incurred in connection with the transactions contemplated hereby.

3.9     Litigation and Proceedings. Except as set forth on Schedule 3.9, since January 1, 2013, there have been no Actions, or, to the knowledge of the Company, threatened Actions or investigations before or by any Governmental Authority against the Company or AG LLC, in each case, the outcome of which, if adversely decided, would reasonably be expected to be materially adverse to the Company and AG LLC, taken as a whole, nor are there any material judgments, orders or decrees outstanding against the Company or AG LLC. Neither the Company nor AG LLC nor any property or asset of the Company or AG LLC is subject to any Governmental Order except as would not reasonably be expected to be materially adverse to the Company and AG LLC, taken as a whole. The Company has no claim or cause of action of any kind whatsoever against any Holder.

3.10   Compliance with Laws; Permits.

(a)     The Company and AG LLC are, and have been since January 1, 2013, in compliance in all material respects with all applicable material Laws, including all Gaming Laws. During the period beginning on January 1, 2013 and ending on the date hereof, neither the Company nor AG LLC have received written notice of any default or violation of any Gaming Laws applicable to the Company or AG LLC or by which any property or asset of the Company or AG LLC is bound. As of the date hereof, to the knowledge of the Company, no investigation by any Gaming Authority with respect to the Company or AG LLC is pending or threatened, except for routine post-licensing audits or reviews by Gaming Authorities in connection with renewals.

(b)     Except as set forth on Schedule 3.10(b), each of the Company and AG LLC , and, to the knowledge of the Company, each director, officer and key employee of the Company and AG LLC, has all Permits, including Gaming Licenses, (the “Material Permits”) that are required to own, lease or operate the properties, assets and business of the Company and AG LLC; provided, however, that this Section 3.10(b) shall not apply to Environmental Permits, which are addressed exclusively in Section 3.21. Except as set forth on Schedule 3.10(b), as of the date hereof (i) each Material Permit is in full force and effect in accordance with its terms, (ii) no outstanding written notice of revocation, cancellation or termination of any Material Permit has been received by the Company or AG LLC, (iii) there are no Actions pending or, to the knowledge of the Company, threatened that seek the revocation, cancellation or termination of any Material Permit, and (iv) each of the Company and AG LLC is in material compliance with all Material Permits applicable to the Company or AG LLC.

(c)     To the knowledge of the Company, there are no facts which if known to any Gaming Authority which permits, or upon the giving of notice or passage of time or both would permit, revocation, non-renewal, modification, suspension, limitation or termination of any of the Company’s or AG LLC’s Gaming Licenses. Neither the Company nor AG LLC has suffered a suspension, denial, non-renewal, material limitation or revocation of any Gaming License since January 1, 2013. The Company has made available to Acquiror true and correct copies of all Material Permits.

(d)     Schedule 3.10(d) sets forth a true, correct and complete list, as of the date hereof, of all of the Company’s and AG LLC’s Gaming Licenses.

This Section 3.10 contains the sole representations and warranties of the Company and AG LLC with respect to gaming matters, including with respect to Gaming Laws and Gaming Licenses.

3.11     Contracts; No Defaults.(a)     Schedule 3.11 contains a listing of all Contracts described in clauses (i) through (viii) below to which, as of the date of this Agreement, the Company or AG LLC is a party (each, a “Material Contract”):

(i)     each Contract which is reasonably expected to require aggregate payments by or to the Company or AG LLC of more than $250,000 in any one (1) year period after the date hereof;

(ii)     each Contract which may not be terminated by the Company or AG LLC within twelve (12) months from the date of this Agreement without the Company or AG LLC being obligated to pay any penalty, premium or additional payments in amounts greater than $250,000 in respect of such Contact;

(iii)     each Contract relating to the acquisition, sale or other disposition of any of the assets of the Company valued in excess of $250,000, other than in the ordinary course of business, entered into at any time on or after November 11, 2011;

(iv)     each Contract that imposes a Lien (other than Permitted Liens) on any of the assets of the Company or AG LLC;

(v)     each Affiliate Agreement;

(vi)     each Contract that grants to any Person the right to occupy (except pursuant to reservations made in the ordinary course of business) any portion of the Owned Real Property, except as addressed in Section 3.17(b);

(vii)     each Contract pursuant to which the Company or AG LLC has borrowed any money or incurred any Indebtedness from, or issued any note, bond, debenture or other evidence of Indebtedness to, any Person (other than the Company or AG LLC) in principal amount in excess of $250,000;

(viii)     each Contract which (x) provides for the assignment or other transfer to or by the Company or AG LLC from or to any other Person, of any ownership interest in any material Company IP; (y) the Company or AG LLC grants to any Person a license to use any material Company IP (excluding non-exclusive licenses granted in ordinary course of business); and (z) any Person grants to the Company or AG LLC any Intellectual Property License that is material to the conduct of their respective businesses (excluding, in each foregoing case, Non-Negotiated Vendor Contracts);

(ix)     each Contract which provides for any, severance, retention, or change in control payments, or fees in connection with a change in control or termination of service in excess of $100,000, payable by the Company or AG LLC to any director, officer, employee or consultant of the Company or AG LLC;

(x)     each Contract restricting the conduct or operations of the business of the Company or AG LLC, by limiting the right of the Company or AG LLC to engage in or compete with any Person in any business, market, or geographical area;

(xi)     any Contract that relates to a partnership, joint venture, joint marketing, joint development or similar arrangement with any other Person; and

(xii)     any Contract related to the sale, lease, or use of gaming equipment which is reasonably expected to require aggregate payments by or to the Company or AG LLC of more than $20,000 in any one (1) year period after the date hereof (excluding purchase orders).

(b)     True, correct and complete copies of the Contracts listed on Schedule 3.11 of the date hereof have been delivered to or made available to Acquiror or its agents or representatives. Except as set forth on Schedule 3.11, (i) as of the date of this Agreement, all of the Material Contracts are in full force and effect and represent the legal, valid and binding obligations of the Company or AG LLC, as applicable, and, to the knowledge of the Company, represent the legal, valid and binding obligations of the other parties thereto, (ii) neither the Company, AG LLC, nor, as of the date of this Agreement, to the knowledge of the Company, any other party thereto is in material breach of or material default under any such Contract, (iii) as of the date of this Agreement, neither the Company nor AG LLC has received any written claim or notice of material breach of or material default under any such Contract, and (iv) as of the date of this Agreement, to the knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Contract by the Company or AG LLC party thereto (in each case, with or without notice or lapse of time or both).

3.12     Company Benefit Plans.

(a)     Schedule 3.12(a) sets forth a complete list of each material “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”) (whether or not subject to ERISA) and any other material plan, policy or program providing compensation or other benefits to any current or former director, officer, employee or other service provider, which are maintained, sponsored or contributed to by the Company or AG LLC, and under which the Company or AG LLC has any material obligation or liability (each a “Company Benefit Plan”).

(b)     With respect to each Company Benefit Plan, the Company has delivered or made available to Acquiror or its agents or representatives true, correct and complete copies of (i) each Company Benefit Plan and any trust agreement relating to such plan or with respect to any Company Benefit Plan that is not in writing, a written description of the material terms thereof, (ii) the most recent summary plan description for each Company Benefit Plan for which such summary plan description is required, (iii) the most recent annual report on Form 5500 and all attachments thereto filed with the Internal Revenue Service with respect to such Company Benefit Plan (if applicable), (iv) the most recent actuarial valuation (if applicable) relating to such Company Benefit Plan, and (v) the most recent determination or opinion letter, if any, issued by the Internal Revenue Service with respect to such Company Benefit Plan.

(c)     There is no Company Benefit Plan that is a “welfare benefit plan” within the meaning of Section 3(1) of ERISA that provides retiree or post-employment benefits to a current or former director, officer, employee or other service provider, other than (i) pursuant to Section 4980B of the Code or any similar state Law (“COBRA”), (ii) coverage through the end of the calendar month in which a termination of employment occurs or (iii) pursuant to an applicable employment agreement or severance agreement, plan or policy requiring the Company or AG LLC to pay or subsidize COBRA premiums for a terminated employee, (iv) coverage through the end of the calendar month in which a termination of employment occurs or (v) pursuant to an applicable employment agreement or severance agreement, plan or policy requiring the Company or AG LLC to pay or subsidize COBRA premiums for a terminated employee.

(d)     Each Company Benefit Plan has been administered in accordance with its terms and materially complies in form and in operation in all respects with applicable Laws (including ERISA and the Code). Except as would not reasonably be expected to result in a material liability, all contributions required to be made with respect to any Company Benefit Plan on or before the date hereof have been made and all obligations in respect of each Company Benefit Plan as of the date hereof have been accrued and reflected in the Company’s financial statements to the extent required by GAAP.

(e)     Each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code (i) has received a favorable determination or opinion letter as to its qualification, (ii) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, or (iii) has time remaining under applicable Laws to apply for a determination or opinion letter or to make any amendments necessary to obtain a favorable determination or opinion letter.

(f)     At no time has the Company or any ERISA Affiliate contributed to, been obligated to contribute to, or otherwise sponsored or participated in (i) any multiemployer pension plan (as defined in Section 3(37) of ERISA and Section 414(f) of the Code); (ii) any multiple employer plan (within the meaning of Sections 4063 and 4064 of ERISA and Section 413(c) of the Code); (iii) a plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code or other pension plan, in each case, that is subject to Title IV of ERISA; or (iv) a Company Benefit Plan for the benefit of service providers who perform services outside of the United States.

(g)     There are no pending or, to the knowledge of the Company, threatened, material claims (other than routine claims for benefits) relating to any Company Benefit Plan. Except as would not reasonably be expected to result in material liability to the Company or AG LLC, with respect to the Company Benefit Plans, no Actions (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened.

(h)     Section 280G of the Code does not apply to the Merger. There is no written or unwritten agreement, plan, arrangement or other contractual obligation to which the Company or AG LLC is a party or by which the Company or AG LLC is bound to compensate any Person for excise Taxes paid pursuant to Section 4999 of the Code.

(i)     Each Company Benefit Plan has been maintained and operated in documentary and operational compliance with Section 409A of the Code or an available exemption therefrom, except as would not reasonably be expected to result in material liability to the Company or AG LLC. There is no written or unwritten agreement, plan, arrangement or other contractual obligation to which the Company or AG LLC is a party or by which the Company or AG LLC is bound to compensate any Person for additional Taxes payable pursuant to Section 409A of the Code.

(j)     Except as set forth on Schedule 3.12(j), neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated by this Agreement will result in the acceleration or creation of any rights of any person to payments or benefits or increases in any payments or benefits or any loan forgiveness.

3.13     Labor Matters.

(a)     Since April 1, 2013, neither the Company nor AG LLC is a party to any collective bargaining agreements, works council agreements, labor union contracts, trade union agreements or other written agreements or understandings with any union, works council, trade union or other labor organization.

(b)     Except as set forth in Schedule 3.13(b), there has not been any material strike, lockout, picketing, sit-in, boycott, work stoppage or similar form of organized labor disruption at the Company or AG LLC, and no such activity is currently ongoing or, to the knowledge of the Company or AG LLC, threatened. In addition, to the Company and AG LLC’s knowledge, as of the date hereof, no material organizational effort is presently being made or threatened by or on behalf of any labor union with respect to employees of the Company or AG LLC, and there are no material grievances currently pending against the Company or AG LLC nor are there any material unfair labor practice complaints pending, or, to the knowledge of the Company or AG LLC, threatened, against the Company or AG LLC before the National Labor Relations Board or any court, tribunal or other Governmental Authority.

(c)     Since April 1, 2013, except as set forth in Schedule 3.13(c), except where it would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Company Group, (i) the Company and AG LLC have been in compliance with all applicable Laws relating to labor or employment including, but not limited to, all applicable Laws relating to the payment of wages, reductions in force, equal employment opportunities, working conditions, employment discrimination, harassment, safety and health, overtime exemption designations, independent contractor designations, collective bargaining, leaves of absence, workers’ compensation, employment taxes and immigration, and (ii) neither the Company nor AG LLC has incurred any liability under the Worker Adjustment and Retraining Notification Act or any similar foreign, state or local Law.

(d)     The Company and AG LLC have provided to Acquiror accurate and complete copies of all employee handbooks and manuals, and employment policy statements applicable to Company and AG LLC employees as of the date hereof.

(e)     Except as set forth on Schedule 3.13(e), the employment of all employees of the Company and AG LLC is terminable at will without cost or liability to the Company and AG LLC and none of the employment agreements of any of the employees of the Company and AG LLC contain payments upon and as a result of termination of such agreements, except for amounts earned prior to the time of termination, and none of the contracts between the Company and AG LLC and any independent contractor and non-employee service provider contain required payments upon and as a result of the termination of such agreements, except for amounts earned prior to the time of termination of the contract. To the Company and AG LLC’s knowledge, no employee of the Company or AG LLC intends to terminate his or her employment.

(f)     The Company and AG LLC are in compliance with all applicable employee licensing requirements and have taken commercially reasonable measures to ensure that each Property Employee, independent contractor or other non-employee service provider who is required to have a gaming or other license under any Gaming Law or other Law maintains such license in current and valid form.

(g)     In the 90 days prior to the date hereof and through the Closing Date, neither the Company nor AG LLC has implemented any plant closing or layoff of employees that would reasonably be expected to require notification under the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state, local or foreign law or regulation.

3.14     Taxes.

(a)     All Tax Returns relating to income Taxes and all other material Tax Returns required to be filed by or with respect to the Company or AG LLC have been properly prepared in accordance with applicable Law and timely filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, correct and complete in all material respects. At all times since formation, the Company has been validly treated as a partnership for U.S. federal income tax purposes and no election has been filed with the Internal Revenue Service or any other Taxing Authority with respect to the Company to treat the Company as an association for U.S. federal income tax purposes. At all times since formation, AG LLC has been treated as an entity disregarded from its owner for U.S. federal income tax purposes.

(b)     For all periods for which the statute of limitations period remains open, the Company and AG LLC have fully and timely paid all Taxes required to be shown as due and payable on any Tax Return that has been filed by or with respect to either of them, as well as all other material Taxes required to be paid by them (including where no Tax Return is required to be filed).

(c)     All Taxes required to be withheld by the Company and AG LLC have been timely withheld and, to the extent required, timely paid over to the appropriate Taxing Authority, and the Company is in material compliance with all reporting requirements with respect to such payments.

(d)     No deficiency for any material amount of Tax has been asserted or assessed by any Taxing Authority in writing against the Company, AG LLC or any of the assets of either (or, to the knowledge of the Company after reasonable inquiry, has any such deficiency been threatened or proposed), except for deficiencies which have been satisfied by payment, settled or been withdrawn or which are being contested in good faith and by appropriate proceedings and which are Taxes for which the Company or AG LLC has set aside adequate reserves in accordance with GAAP and (ii)  the knowledge of the Company after reasonable inquiry, no Taxing Authority has asserted that either the Company or AG LLC is subject to tax or required to file Tax returns in a jurisdiction in which it currently is not so subject or does not so file.

(e)     No member of the Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency, and there are no extensions of the applicable statutes of limitations in effect for any Tax or any Tax period with respect to either the Company or AG LLC.

(f)     There are no Tax indemnification or Tax sharing agreements in effect under which the Company or AG LLC could be liable for Taxes of a Person that is neither the Company nor AG LLC, other than any such agreements included pursuant to customary provisions of commercial Contracts the primary subject of which is not Taxes.

(g)     Neither the Company nor AG LLC has entered into a “reportable transaction”, as defined in Treasury Regulations Section 1.6011-4, that has given rise to a disclosure obligation under Section 6011 of the Code and the Treasury Regulations promulgated thereunder and that has not been disclosed in the relevant Tax Return of the Company or AG LLC.

(h)     There are no Liens for Taxes on any of the assets of the Company or AG LLC, other than Permitted Liens.

(i)     The unpaid Taxes of the Company and AG LLC, whether or not currently due and owing, did not as of the month covered by the most recent balance sheet (included as part of the Financial Statements), exceed the reserve for current Tax liabilities (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) as set forth on the face of such balance sheet (and not in the notes thereto), and do not exceed the reserve as adjusted for the passage of time through the Closing Date.

Nothing in this Section 3.14 or otherwise in this Agreement shall be construed as a representation or warranty with respect to (i) the amount or availability of any Tax asset or (ii) any Tax positions that Acquiror and its Affiliates (including the Company and AG LLC) may take in or in respect of a Tax period (or portion thereof) beginning on the Closing Date.

3.15     Brokers’ Fees. Except as set forth on Schedule 3.15, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by the Company, AG LLC or any of their Affiliates.

3.16     Insurance. Schedule 3.16 contains a list of all policies of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by the Company or AG LLC as of the date of this Agreement. True, correct and complete copies of such insurance policies have been delivered to or made available to Acquiror or its agents or representatives. With respect to each such insurance policy listed on Schedule 3.16: (i) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) neither the Company nor AG LLC is in material breach or material default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the Company’s knowledge, no event has occurred which, with notice or the lapse of time, will constitute such a material breach or material default, or permit termination or modification, under the policy; (iii) to the knowledge of the Company, as of the date hereof, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation; and (iv) as of the date hereof, no written notice of cancellation or termination has been received other than in connection with ordinary renewals.

3.17     Real Property; Assets.

(a)     With respect to the Owned Real Property:

(i)     The Company or AG LLC has good and marketable fee simple title, free and clear of all Liens other than Permitted Liens and is in lawful possession of the Owned Real Property.

(ii)     There are no outstanding options, rights of first refusal, rights of first offer, rights of reverter or other third party rights to purchase the Owned Real Property or any portion thereof or interest therein.

(iii)     Other than Company Leases, neither the Company nor AG LLC is a party to any Contract for the purchase, sale, exchange or transfer of any interest in the Owned Real Property.

(iv)     Neither the Company nor AG LLC has received any written notice of any condemnation proceedings or eminent domain proceedings pending or, to the knowledge of the Company, threatened against any Owned Real Property.

(v)     Neither the Company nor AG LLC has received any written notice of any material default under any covenant, easement or restriction affecting or encumbering any Owned Real Property or any portion thereof that remains outstanding and uncured as of the date hereof.

(vi)     The use of all buildings, structures, fixtures, fences, walls, paving, parking areas, driveways, walkways, plazas, landscaping, permanently affixed utility systems and other improvements existing, located on or attached to the Owned Real Property (collectively, the “Improvements”) is, and the Improvements themselves are, in substantial conformity with or excused from conformity with, all applicable zoning laws, and neither the Company nor AG LLC has received written notice of a violation thereof.

(vii)     Except for the assessment for the special improvement district, neither the Company nor AG LLC has received written notice of any currently proposed or pending assessment on the Owned Real Property for public improvements or otherwise.

(viii)     The Owned Real Property constitutes all of the real property owned by the Company or AG LLC or used in connection with the business of the Company or AG LLC.

(b)     The Company has delivered to or made available to Acquiror or its agents or representatives true and complete copies of all leases and other Contracts which affect the use or occupancy of any portion of the Owned Real Property, including all material amendments and modifications thereto (collectively, the “Company Leases”) and a current rent roll for the Company Leases (the “Rent Roll”). The Rent Roll sets forth the scheduled expiration date of each Company Lease, the amounts of all security deposits held by the Company or AG LLC in connection with the Company Leases and any arrearages in the payment of rent under the Company Leases, in each case as of the date of the Rent Roll.

(c)     With respect to the Company Leases:

(i)     Each Company Lease is in full force and effect and represents legal, valid and binding obligations of the Company or AG LLC, as applicable, and, to the knowledge of the Company, represents legal, valid and binding obligations of the other parties thereto.

(ii)     Neither the Company, AG LLC, nor, as of the date of this Agreement, to the knowledge of the Company, any tenant under a Company Lease is in material breach of or material default under a Company Lease.

(iii)     All rent and other sums and charges payable by the counterparties under the Company Leases to the Company and AG LLC as landlord are current and no portion of any rent has been paid for any period more than thirty (30) days in advance.

(iv)     Neither the Company nor AG LLC owes or will owe any brokerage commissions in respect of the Company Leases.

(v)     The tenants under the Company Leases have accepted possession of, and are in occupancy of, all of their respective demised premises and have commenced the payment of rent under the Company Leases, and to the Company’s knowledge, there are no offsets, claims or defenses to the enforcement thereof presently outstanding.

(vi)     The rent payable under each Company Lease is the amount of rent set forth therein, and, to the knowledge of the Company, there is no claim or basis for a claim by the tenant thereunder for an adjustment to such rent.

(vii)     No letter of credit has been delivered as a security deposit, or in lieu of a cash security deposit, under any Company Lease.

(viii)     There is no tenant improvement work remaining to be done under any Company Lease.

(ix)     There are no remaining rent concessions, tenant allowances or abatements with respect to any Company Lease.

(d)     Except for Permitted Liens, the Company and AG LLC have good and valid title to the assets of the Company and AG LLC reflected in the Financial Statements. The assets of the Company and AG LLC to be acquired by Acquiror pursuant to this Agreement constitute all material assets used or held for use by the Company and its Affiliates in the operation of the businesses of the Company and AG LLC as presently operated, except as would not, individually or in the aggregate, have a Material Adverse Effect.

3.18     Absence of Changes.

(a)     Since December 31, 2015, there has not been any Effect that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)     Except as set forth in the Schedules and in contemplation of or in connection with the transactions contemplated hereby, from December 31, 2015 through the date of this Agreement, the Company and AG LLC have, in all material respects, conducted their business and operated their properties in the ordinary course of business consistent with past practice. From the date of the most recent balance sheet included in the Financial Statements to the date of this Agreement, there has not occurred any change that has been or would reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and AG LLC, taken as a whole.

3.19     Affiliate Transactions. Schedule 3.19 sets forth a true, correct and complete list of all Contracts and other commitments, transactions or arrangements, whether or not entered into in the ordinary course of business (other than Incentive Unit grant agreements, severance letters and employment agreements, or agreements between the Company and AG LLC), to or by which the Company or AG LLC, on the one hand, and any officer, director or Affiliate of the Company or any family member or Affiliate of any of the foregoing Persons, on the other hand, is a party or is otherwise bound or the beneficiary of (each, an “Affiliate Agreement”). The Company has provided to Acquiror a true, correct and complete copy of each Affiliate Agreement.

3.20     Intellectual Property.

(a)     Schedule 3.20(a) sets forth a true and complete list as of the date of this Agreement of all applications and registrations for all Intellectual Property, in each case that is owned by the Company or AG LLC, including for each item listed, as applicable, the owner, the jurisdiction, the application number, the registration number, the filing date, the issuance/registration date, and for each domain name registration, the applicable registrar, the name of the registrant, and the expiration date for the registration (collectively, the “Registered Intellectual Property”). No Action is pending or, to knowledge of the Company, is threatened, that challenges the scope, validity, enforceability, registration, ownership or use of any Company IP. None of the Registered Intellectual Property material to the business of the Company or AG LLC is subject to any interference, derivation, reexamination (including ex part reexamination, inter partes reexamination, inter partes review, post grant review, cancellation, or opposition proceeding.

(b)     The Company or AG LLC is the sole and exclusive owner of all right, title and interest in and to the Owned IP, free and clear of all Liens (other than Permitted Liens). All Licensed IP material to the business of the Company or AG LLC is validly licensed to the Company and/or AG LLC and the Company and/or AG LLC will continue to have following Closing the valid and continuing rights (under such Contracts) to use, sell, license and otherwise exploit, as the case may be, all Licensed IP as the same are currently used, sold, licensed and otherwise exploited by the Company and/or AG LLC. The Owned IP and the Licensed IP constitute all of the Intellectual Property necessary and sufficient to enable the business of the Company and/or AG LLC to be conducted as currently conducted in all material respects. The Company IP owned by or exclusively licensed to the Company and/or AG LLC is valid and enforceable.

(c)     To the knowledge of the Company, neither the conduct of the business of the Company or AG LLC as conducted now, nor any Company Offering (including the use, practice, offering, licensing, provision, sale, distribution or other exploitation of any Company Offering) has been or is (i)  infringing (or contributing or inducing infringement), misappropriating (or resulting from the misappropriation of), diluting, using or disclosing without authorization, or otherwise violating any Person’s Intellectual Property rights, or (ii) constituting unfair competition or trade practices under the Laws of any relevant jurisdiction.

(d)     Except as set forth on Schedule 3.20(d), the Company and/or AG LLC have not received any written (or, to the knowledge of Company, unwritten) notice from any Person (i) alleging any infringement, misappropriation, dilution, violation, or unauthorized use or disclosure of any Intellectual Property or unfair competition, or (ii) inviting the Company or AG LLC to take a license under any Intellectual Property. To the knowledge of the Company, no Person is infringing, misappropriating, misusing, diluting, or violating any Company IP owned by or exclusively licensed to the Company and/or AG LLC, or Company Offering, except as would not reasonably be expected to be material to the Company and AG LLC, taken as a whole. There is no such claim pending or, to the Company’s knowledge, threatened, against any Person by the Company or AG LLC.

(e)     The Company and AG LLC take and have taken commercially reasonable measures, generally consistent with industry standards, to safeguard the Company’s and AG LLC’s Proprietary Information, as well as all Proprietary Information of any third Person with respect to which the Company and/or AG LLC have a confidentiality obligation. Each employee, consultant and contractor of the Company and/or AG LLC that has been involved in the development of any material Company IP has entered into an enforceable written non-disclosure and invention assignment Contract with the Company and/or AG LLC, as applicable, that effectively and validly assigns to the Company and/or AG LLC, as applicable, all Intellectual Property arising out of such employee, consultant or contractor’s employment or engagement with the Company and/or AG LLC, as applicable.

(f)     To the knowledge of the Company, neither the Company nor AG LLC is in violation of any Copyleft License applicable to any material Company Software.

(g)     Neither this Agreement nor the transactions contemplated hereby will result (i) in the loss or impairment of any right of the Company or AG LLC to own, use, practice or otherwise exploit any Intellectual Property, (ii) any of the Company, AG LLC, or the Acquiror (or any affiliate of Acquiror) granting to any Person any ownership interest in, or any license, covenant not to sue, assignment, immunity, release, authorization, permission or any other right, permission or other right under any Intellectual Property, or (iii) Acquiror or any of its Intellectual Property being encumbered by or subject to any restriction on the operation of its business, including but not limited to exclusive rights or non-competition restrictions.

(h)     Since January 1, 2013, (A) there has been no failure with respect to any Company IT Systems that has had a material effect on the operations of the Company and/or AG LLC and (B) there has been no unauthorized access to or use of any Company IT Systems (or any Software, information or data stored on any Company IT Systems) that compromised the confidentiality of Company IP or Proprietary Information, except in each case, as would not reasonably be expected to have a Material Adverse Effect.

3.21     Environmental Matters. Except as set forth on Schedule 3.21:

(a)     since January 1, 2013, the Company and AG LLC have been in material compliance with all Environmental Laws;

(b)     since January 1, 2013, each of the Company and AG LLC has had all Permits that are required pursuant to Environmental Laws for the occupation of the Owned Real Property and the operation of the business thereon (the “Environmental Permits”);

(c)     (i) each Environmental Permit is in full force and effect in accordance with its terms, (ii) no outstanding written notice of revocation, cancellation or termination of any Environmental Permit has been received by the Company or AG LLC, (iii) there are no Actions pending or, to the knowledge of the Company, threatened that seek the revocation, cancellation or termination of any Environmental Permit, and (iv) each of the Company and AG LLC is in material compliance with all Environmental Permits applicable to the Company or AG LLC;

(d)     the Company has made available to Acquiror true and correct copies of all Environmental Permits;

(e)     since January 1, 2013, to the knowledge of the Company, there has been no release of any Hazardous Materials at, in, on or under any Owned Real Property except in compliance with Environmental Laws; and

(f)     (i) there are no Actions pending or, to the knowledge of the Company, threatened, against the Company or AG LLC that allege a material violation of, or responsibility under, any Environmental Law; (ii) neither the Company nor AG LLC is subject to any unresolved judgment, consent decree or judicial order relating to compliance with Environmental Laws (including any Permits issued pursuant thereto) or the investigation, sampling, monitoring, treatment, remediation, storage, removal or cleanup of Hazardous Materials.

Notwithstanding anything to the contrary in this Agreement, the representations and warranties set forth in this Section 3.21 are the sole and exclusive representations and warranties with respect to the Company and AG LLC relating to environmental, health and safety matters, including matters arising under or relating to Environmental Laws or Hazardous Materials.

3.22     Export Controls, Trade Sanctions and Anti-Corruption.(a)     Since January 1, 2013, the Company and AG LLC have at all times complied with all statutory and regulatory requirements relating to export controls, trade sanctions and anti-corruption provisions under applicable Laws (including the Corrupt Practices Laws) except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)     To the knowledge of the Company, neither the Company, AG LLC or any of their respective Affiliates nor the Company’s, AG LLC’s or their respective Affiliates’ respective directors, officers or employees or their respective children, spouses or other close relatives (i) is a Proscribed Person or (ii) has, directly or indirectly, engaged in any Proscribed Act.

(c)     Neither the Company nor AG LLC has offered, paid, or promised to pay money, nor offered, given or promised to give anything of value to a Foreign Official or to any Person while knowing or being aware of the likelihood that any such money or thing of value will be offered, paid, given or promised, directly or indirectly, to any Foreign Official, for the purpose of:

(i)     influencing any act or decision of such Foreign Official or inducing such Foreign Official to affect or influence any act or decision of a government, or any agency or state-owned company;

(ii)     assisting the Company in obtaining or retaining business or directing business to the Company; or

(iii)     securing any improper advantage.

Notwithstanding anything to the contrary in this Agreement, the representations and warranties set forth in this Section 3.22 are the sole and exclusive representations and warranties with respect to the Company and AG LLC relating to Corrupt Practices Laws, trade sanctions, anti-bribery Laws, export and import Laws and any other applicable international trade matters or regulations.

3.23     Privacy; Security.

(a)     The Company and AG LLC have written privacy and security policies that govern their collection, storage, use, disclosure and transfer of Personal Data and that comply in all material respects with applicable Laws. The Company and AG LLC have complied in all material respects with their privacy and security policies and applicable Laws relating to data privacy, data protection and data security, including with respect to the collection, storage, use, disclosure and transfer of Personal Data, including with respect to any Personal Data collected or processed by or on behalf of the Company or AG LLC by any third party. The Company and AG LLC have complied in all material respects with the PCI Standards, with respect to any payment card data collected or handled by or on behalf of the Company or AG LLC.

(b)     The Company and AG LLC have in place and have complied in all material respects with contractual requirements and privacy policies that are designed to protect (i) the security, confidentiality and integrity of transactions executed through the Company IT Systems, and (ii) the security, confidentiality and integrity of all Personal Data and other information that does not relate to individuals for which such Company and AG LLC have an obligation of confidentiality (“Other Confidential Information”). Without limiting the foregoing, the Company and AG LLC have implemented and monitor commercially reasonable administrative, technical and physical safeguards consistent with prevailing industry standards to protect Personal Data against loss, damage, and unauthorized access, acquisition, use, disclosure, modification, or other misuse. The Company and AG LLC have implemented business continuity, back up and disaster recovery technology and procedures to the extent commercially reasonable.

(c)     Since January 1, 2013, there has been no unauthorized or improper access to, acquisition, use, or disclosure of Personal Data or Other Confidential Information maintained by or on behalf of the Company or AG LLC that required the Company or AG LLC to provide notice to any Person or Governmental Authority pursuant to any applicable legal or contractual obligation of the Company. To the Company’s knowledge, no Person (including any Governmental Authority) has made any written claim or commenced any action with respect to unauthorized or improper access to, acquisition, use, or disclosure of Personal Data or Other Confidential Information maintained by or on behalf of the Company or AG LLC to any unauthorized third party.

(d)     The execution, delivery and performance of this Agreement, as well as the consummation of the transactions contemplated by this Agreement, comply with the Company’s and AG LLC’s applicable privacy policies.

3.24     Material Suppliers. Schedule 3.24 lists the five (5) largest suppliers to the Company and AG LLC (measured by total goods and services sold to the Company and AG LLC) for the year ended December 31, 2015. Since January 1, 2013 through the date hereof, no supplier listed on Schedule 3.24 has cancelled or otherwise terminated its relationship with the Company or AG LLC, or otherwise materially adversely changed the pricing or terms of any material contract. Since January 1, 2013 through the date hereof, to the Company’s knowledge, (a) no supplier listed on Schedule 3.24 has notified the Company or AG LLC that it intends to materially reduce the rate at which, or materially increase the price at which, it supplies products or services to the Company or AG LLC and (b) there are no material disputes pending or threatened between any supplier listed on Schedule 3.24 and the Company or AG LLC.

Article 4
REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

Acquiror and Merger Sub represent and warrant to the Company as of the date of this Agreement and as of the Closing Date as follows:

4.1       Corporate Organization. Acquiror has been duly organized and is validly existing as a corporation in good standing under the Laws of Nevada and has the corporate power and authority to own or lease its properties and to conduct its business as it is now being conducted. The copy of the certificate of incorporation of Acquiror, previously delivered or made available by Acquiror to the Company or its agents or representatives, is true, correct and complete. Merger Sub has been duly organized and is validly existing as a limited liability company in good standing under the Laws of Delaware and has the corporate power and authority to own or lease its properties and to conduct its business as it is now being conducted. The copy of the certificate of formation of Merger Sub, previously delivered or made available by Acquiror to the Company or its agents or representatives, is true, correct and complete. Each of Acquiror and Merger Sub is duly licensed or qualified and in good standing as a foreign corporation in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into this Agreement or consummate the transactions contemplated hereby.

4.2      Due Authorization. Each of Acquiror and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to perform all obligations to be performed by it hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the board of directors of Acquiror and Merger Sub, and no other corporate proceeding on the part of Acquiror or Merger Sub is necessary to authorize this Agreement (other than the adoption of this Agreement by Acquiror in its capacity as the sole shareholder of Merger Sub, which adoption will occur immediately following execution of this Agreement by Merger Sub). This Agreement has been duly and validly executed and delivered by each of Acquiror and Merger Sub and this Agreement constitutes a legal, valid and binding obligation of each of Acquiror and Merger Sub, enforceable against Acquiror and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

4.3       No Conflict. Except as set forth on Schedule 4.3 subject to the receipt of the consents, approvals, authorizations and other requirements set forth on Schedule 3.5 or Schedule 4.5, the execution and delivery of this Agreement by Acquiror and Merger Sub and the consummation of the transactions contemplated hereby do not and will not violate any provision of, or result in the breach of any applicable Law, the other organizational documents of Acquiror or any Subsidiary of Acquiror (including Merger Sub), or any agreement, indenture or other instrument to which Acquiror or any Subsidiary of Acquiror (including Merger Sub) is a party or by which Acquiror or any Subsidiary of Acquiror (including Merger Sub) may be bound, or terminate or result in the termination of any such agreement, indenture or instrument, or result in the creation of any Lien upon any of the properties or assets of Acquiror or any Subsidiary of Acquiror (including Merger Sub) or constitute an event which, after notice or lapse of time or both, would reasonably be expected to result in any such violation, breach, termination or creation of a Lien, except to the extent that the occurrence of the foregoing would not reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into and perform its obligations under this Agreement.

4.4       Litigation and Proceedings. There are no Actions, or, to the knowledge of Acquiror, investigations, pending before or by any Governmental Authority or, to the knowledge of Acquiror, threatened, against Acquiror or Merger Sub which, if determined adversely, could reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into and perform its obligations under this Agreement. There is no unsatisfied judgment or any open injunction binding upon Acquiror or Merger Sub which could reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into and perform its obligations under this Agreement.

4.5       Governmental Authorities; Consents. Assuming the accuracy and completeness of the representations and warranties of the Company contained in this Agreement, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person is required on the part of Acquiror or Merger Sub with respect to Acquiror or Merger Sub’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (a) applicable requirements of the HSR Act as described on Schedule 3.5, (b) the Gaming Approvals described on Schedule 3.5, and (c) as otherwise disclosed on Schedule 4.5. To the knowledge of Acquiror, no fact or circumstance exists, including any possible other transaction pending or under consideration by Acquiror or any of its Affiliates, that (a) would reasonably be expected to prevent or delay, in any material respect, the filings, approvals, clearances, authorizations or expiration of any applicable waiting period required under the HSR Act or (b) would cause a Governmental Authority (including a Gaming Authority) to seek to decline to grant any Gaming Approval, or prohibit or materially delay consummation of the Merger.

4.6       Financial Ability. Acquiror has sufficient cash on hand or other sources of immediately available funds to enable it to consummate the transactions contemplated by this Agreement.

4.7       Ownership and Operations of Merger Sub. Acquiror owns of record and beneficially all outstanding membership interests of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and since the date of its organization, Merger Sub has not engaged in any activities other than as contemplated by this Agreement.

4.8       Brokers’ Fees. Except fees described on Schedule 4.8 (which fees shall be the sole responsibility of Acquiror), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Acquiror or any of its Affiliates.

4.9       Solvency; Surviving Entity After the Merger. None of Acquiror or Merger Sub is entering into this Agreement or the transactions contemplated hereby with the actual intent to hinder, delay or defraud either present or future creditors. Assuming that the representations and warranties of the Company contained in this Agreement are true and correct in all material respects, and after giving effect to the Merger, at and immediately after the Effective Time, each of Acquiror and the Surviving Entity and its Subsidiaries (a) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its recourse debts as they mature or become due); (b) will have adequate capital and liquidity with which to engage in its business; and (c) will not have incurred and does not plan to incur debts beyond its ability to pay as they mature or become due.

4.10     Licensability; Compliance with Gaming Laws.

(a)     None of Acquiror, Merger Sub, or their Affiliates or any of their respective current executive officers, directors, partners, managers, members, principals or Affiliates which may reasonably be considered in the process of determining the suitability of Acquiror and Merger Sub for a Gaming Approval, or any holders of Acquiror’s common stock or other equity interests who will be required to be licensed or found suitable under applicable Gaming Laws and directors (the foregoing Persons collectively, the “Licensing Affiliates”), has ever abandoned or withdrawn (in each case in response to a communication from a Gaming Authority regarding a likely or impending denial, suspension or revocation) or been denied or had suspended or revoked a Gaming License, or an application for a Gaming License, by a Gaming Authority. Acquiror, Merger Sub and each of their respective Licensing Affiliates which is licensed or holds any Gaming License pursuant to applicable Gaming Laws (collectively, the “Licensed Parties”) is in good standing in each of the jurisdictions in which such Licensed Party owns, operates or manages gaming facilities. Following consultation with Acquiror’s legal and regulatory advisors, to the knowledge of Acquiror, there are no facts which, if known to any Gaming Authority would be reasonably likely to (i) result in the denial, revocation, limitation or suspension of a Gaming License of any of the Licensed Parties, (ii) result in a negative outcome to any finding of suitability proceedings of any of the Licensed Parties currently pending, or under the suitability proceedings necessary for the consummation of the Merger or (iii) unreasonably delay approval of the transactions contemplated by this Agreement.

(b)     To the knowledge of Acquiror, each of the Licensed Parties, and each of the Licensed Parties’ officers, directors, partners, managers, members, principals, and Affiliates, holds all Gaming Licenses and all such permits as are necessary to conduct the business and operations of the Licensed Parties as currently conducted, each of which is in full force and effect (the “Acquiror Permits”), except for such permits not held or in full force and effect as would not, individually or in the aggregate, reasonably be expected to (i) prevent or materially delay the ability of Acquiror or Merger Sub to consummate the transactions contemplated by this Agreement, (ii) prevent or materially delay the ability to obtain the Gaming Approvals or (iii) materially adversely affect the ability of Acquiror or Merger Sub to perform their obligations under this Agreement, and no event has occurred which permits, or upon the giving of notice or passage of time or both would permit, revocation, non-renewal, modification, suspension, limitation or termination of any Acquiror Permit that currently is in effect, the loss of which, either individually or in the aggregate, would reasonably be expected to (i) prevent or materially delay the ability of Acquiror or Merger Sub to consummate the transactions contemplated by this Agreement, (ii) prevent or materially delay the ability to obtain the Gaming Approvals or (iii) materially adversely affect the ability of Acquiror or Merger Sub to perform their obligations under this Agreement. Each of the Licensed Parties and each of the Licensed Parties’ respective officers, directors, partners, managers, members, principals, and Affiliates is in compliance with the terms of the Acquiror Permits, except for such failures to comply which would not, individually or in the aggregate, reasonably be expected to (i) prevent or materially delay the ability of Acquiror or Merger Sub to consummate the transactions contemplated by this Agreement, (ii) prevent or materially delay the ability to obtain the Gaming Approvals or (iii) materially adversely affect the ability of Acquiror or Merger Sub to perform their obligations under this Agreement. Neither Acquiror nor any of its Licensing Affiliates has received written notice with respect to any investigation or review by any Gaming Authority or other Governmental Authority of Acquiror or any of its Licensing Affiliates that is pending, and, to the knowledge of Acquiror, no investigation or review is threatened, other than those investigations and reviews the outcome of which would not reasonably be expected to (i) prevent or materially delay the ability of Acquiror or Merger Sub to consummate the transactions contemplated by this Agreement, (ii) prevent or materially delay the ability to obtain the Gaming Approvals or (iii) materially adversely affect the ability of Acquiror or Merger Sub to perform their obligations under this Agreement.

(c)     No Licensed Party, and, to the knowledge of Acquiror, no Licensing Affiliate or Affiliate of any Licensed Party, has received any written claim, demand, notice, complaint, court order or administrative order from any Gaming Authority or other Governmental Authority under, or relating to any violation or possible violation of, any Gaming Law which did or would be reasonably likely to result in an individual fine or penalty of $10,000 or more. To the knowledge of Acquiror, there are no facts which if known to any Gaming Authority would reasonably be expected to result in the revocation, limitation or suspension of a Gaming License or other material Acquiror Permit, finding of suitability, registration, or other permit or approval of the Licensed Parties, or any of their respective Licensing Affiliates, except for such revocations, limitations or suspensions which would not, individually or in the aggregate, reasonably be expected to (i) prevent or materially delay the ability of Acquiror or Merger Sub to consummate the transactions contemplated by this Agreement, (ii) prevent or materially delay the ability to obtain the Gaming Approvals or (iii) materially adversely affect the ability of Acquiror or Merger Sub to perform their obligations under this Agreement. None of the Licensed Parties, and, to the knowledge of Acquiror, none of their respective Licensing Affiliates, has suffered a suspension, denial, non-renewal, limitation or revocation of any Acquiror Permit within the last five years.

Article 5
Covenants of the Company

5.1       Conduct of Business. From the date of this Agreement through the Closing, except as set forth on Schedule 5.1, as required by Law, as required pursuant to any Material Contract, or as consented to by Acquiror (which consent shall not be unreasonably conditioned, withheld, delayed or denied), the Company shall, and shall cause AG LLC to, except as contemplated by this Agreement, (a) operate its business in the ordinary course and substantially in accordance with past practice and in material compliance with all applicable Laws, (b) use commercially reasonable efforts to preserve intact their present business organizations, keep available the services of its key employees, consultants, material contractors, other non-employee service providers and preserve its relationships with key suppliers, distributors, licensors, licensees, and others having business dealings with them (other than customers) and (c) promptly notify Acquiror of any change outside the ordinary course of business of which the Company or AG LLC has knowledge that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Without limiting the generality of the foregoing, except as set forth on Schedule 5.1, as required by Law, as required pursuant to any Material Contract, or as consented to by Acquiror (which consent (solely as it relates to Section 5.1(a), (d), (k), (m), (n), (o) and (r)) shall not be unreasonably conditioned, withheld, delayed or denied), the Company shall not, and the Company shall cause AG LLC not to, except as otherwise contemplated by this Agreement:

(a)     change or amend the Company Organizational Documents or the organizational documents of AG LLC, except as otherwise required by Law;

(b)     make or declare any dividend or distribution to the Holders;

(c)     sell, assign, transfer, convey, lease or otherwise dispose of any material assets or properties, except in the ordinary course of business;

(d)     (i) except as otherwise required by Law or the terms of existing Company Benefit Plans, take any action with respect to the grant of any severance over $250,000 or termination pay over $250,000 which will become due and payable after the Closing Date; (ii) make any material change in the key management structure of the Company or AG LLC, including the hiring of additional officers or the termination of existing officers other than for cause or (iii) except (A) in the ordinary course of business and consistent with past practice, (B) to the extent required to permit payments of accrued but unpaid year-end bonuses or transaction bonuses on or prior to Closing, or (C) as otherwise required by Law, adopt, enter into or materially amend any Company Benefit Plan;

(e)     acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the assets of, any company, corporation, partnership, association, joint venture or other business organization or division thereof;

(f)     make any material loans or material advances to any Person, except for advances to employees or officers of the Company or AG LLC for expenses incurred in the ordinary course of business;

(g)     make, change or revoke any Tax election; settle or compromise any Tax liability or Action with respect to Taxes, agree to the revaluation of any asset or amount of assets for Tax purposes, extend the statute of limitations for any Tax period, or grant any power of attorney for any Tax matter;

(h)     assign, transfer, license or sublicense, mortgage or encumber, abandon, permit to lapse, or otherwise dispose of, any material Intellectual Property owned by the Company or AG LLC, except Company IP in the ordinary course of business;

(i)     enter into any agreement that restricts the ability to engage or compete in any line of business in any respect material to the business of the Company and AG LLC, taken as a whole, market, or geographical area, or enter into any agreement that restricts the ability of the Company and AG LLC, taken as a whole, to enter into a new line of business;

(j)     enter into, renew or amend in any material respect any Affiliate Agreement;

(k)     settle or agree to settle any pending or threatened lawsuit or other dispute, other than (A) in the ordinary course of business and consistent with past practice or (B) a breach of this Agreement;

(l)     incur or guarantee any Indebtedness for borrowed money;

(m)     authorize, or make any commitment with respect to, any single capital expenditure that is in excess of $250,000 or capital expenditures that are, in the aggregate, in excess of $1,000,000 that are inconsistent with the amounts and anticipated timing of capital expenditures set forth in the Company’s budget for the year ending December 31, 2016 that has been made available to Acquiror;

(n)     materially decrease the amount of any insurance coverage outside the ordinary course of business;

(o)     accelerate the payment of any receivables, provide discount to encourage the early payment of any receivables, or delay the payment of any payable in any case that are material in the aggregate;

(p)     adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or AG LLC (other than the Merger);

(q)     make any change in financial accounting methods or method of income Tax accounting, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company and AG LLC, except insofar as may have been required by a change in GAAP or Law;

(r)     write up, write down or write off the book value of any of its material assets, other than (i) in the ordinary course of business and consistent with past practice or (ii) as may be required by GAAP;

(s)     enter into, materially amend, terminate, waive any provision of, or breach any Material Contract, other than (i) in order to comply with applicable Law or (ii) any termination at the expiration of its stated term;

(t)     incur any Liens (other than Permitted Liens) on any of its assets; or

(u)     enter into any agreement, or otherwise become obligated, to do any action prohibited under this Section 5.1.

5.2       Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or AG LLC by third parties that may be in the Company’s or AG LLC’s possession from time to time, and except for (i) any information that is subject to attorney-client privilege or other privilege from disclosure, (ii) any information that the Company determines, in its sole discretion, is competitively sensitive, including marketing strategy information and the Company’s player loyalty program database and, and (iii) any information, which, if provided, would violate applicable Law or any Contract with any third party, the Company shall, and shall cause AG LLC to, afford to Acquiror and its accountants, counsel and other representatives, and brokers and insurance companies involved in the potential provision to Acquiror of representation and warranty insurance, reasonable access, with prior notice during normal business hours and subject to customary confidentiality undertakings, in such manner as to not interfere with the normal operation of the Company and AG LLC, to the Intralinks virtual data room established in connection with the transaction and all of their respective properties, books, contracts, commitments, Tax Returns, records and appropriate officers and employees of the Company and AG LLC, and shall furnish such representatives with all financial and operating data and other information concerning the affairs of the Company and AG LLC as such representatives may reasonably request; provided, however, that Acquiror shall not be permitted to perform any environmental sampling at any Owned Real Property, including sampling of soil, groundwater, surface water, building materials, or air or wastewater emissions; provided, further that the Company shall not be required to take or allow actions that would materially interfere with the Company or AG LLC’s operation of their respective businesses or otherwise result in any significant interference with the timely discharge by the employees of the Company or AG LLC of their duties. All information obtained by Acquiror, Merger Sub and their respective representatives under this Agreement shall be subject to the Confidentiality Agreement. In exercising its rights hereunder, each of Acquiror and Merger Sub shall (and shall cause each of their representatives to) conduct itself so as to not unreasonably interfere in the conduct of the business of the Company or AG LLC.

5.3       HSR Act and Regulatory Approvals.

(a)     In connection with the transactions contemplated by this Agreement, the Company shall (and, to the extent required, shall cause AG LLC to) comply promptly but in no event later than fifteen (15) Business Days after the date hereof with the notification and reporting requirements of the HSR Act and other Regulatory Consent Authorities as described on Schedule 3.5. The Company shall use reasonable best efforts to substantially comply with any Information or Document Requests.

(b)     Subject to (i) Acquiror’s general obligation pursuant to Section 6.1(d) to exercise its reasonable best efforts to secure such approvals, and (ii) Acquiror’s good faith consultation with the Company and its Representatives regarding the same, the Company shall permit Acquiror to direct the process and strategy for securing regulatory approvals as identified on Schedule 3.5 and Schedule 4.5 in any investigation or litigation by, or negotiations with, any Regulatory Consent Authority or other person relating to this Agreement. The Company shall not make any offer, acceptance or counter-offer to or otherwise engage in negotiations or, to the extent reasonably practicable, discussions, with any Regulatory Consent Authority with respect to any proposed timing agreement, settlement, consent decree, commitment or remedy, or, in the event of litigation, discovery, admissibility of evidence, timing or scheduling, except as specifically requested by or agreed with Acquiror. The Company shall use its reasonable best efforts to provide full and effective support of Acquiror in all material respects in all such investigations, litigation, negotiations and discussions to the extent requested by Acquiror.

(c)     Each of the Company, Acquiror and Merger Sub shall promptly notify and inform the others of any communication concerning this Agreement or other transactions contemplated by this Agreement from any Governmental Authority, it being understood that correspondence, filings and communications received from any Governmental Authority shall be immediately provided to the others upon receipt, subject in appropriate cases to appropriate confidentiality agreements to limit disclosure to outside lawyers and consultants. None of the Company, Acquiror or Merger Sub shall participate or agree to participate in any meeting or substantive discussion with any Governmental Authority relating to any filings or investigation concerning this Agreement or the transactions contemplated by this Agreement unless it consults with the others and their Representatives in advance and invites the others Representatives to attend, subject in appropriate cases, to appropriate confidentiality agreements to limit disclosure to outside lawyers and consultants, unless the Governmental Authority prohibits such attendance. Notwithstanding the foregoing, this Section 5.3(c) shall not apply to matters related to the Information Statement which shall be thereto shall be governed exclusively by Section 5.4.

(d)     Acquiror shall be solely responsible for and pay all filing fees payable to the Regulatory Consent Authorities described on Schedule 3.5 or Schedule 4.5 in connection with the transactions contemplated by this Agreement, including, for the avoidance of doubt any fees payable in connection with obtaining the Gaming Approvals.

5.4     Information Statement.

(a)     As promptly as reasonably practicable following the date of this Agreement (but in no event later than 15 Business Days following the Closing Date), the Company shall, with the assistance and approval (not to be unreasonably withheld, delayed or conditioned) of Acquiror prepare and file with the SEC an information statement of the type contemplated by Rule 14c-2 promulgated under the Exchange Act related to the Merger and this Agreement (such information statement, including any amendment or supplement thereto, the “Information Statement”). Acquiror, Merger Sub and the Company will cooperate with each other in the preparation of the Information Statement. The Company agrees that the Information Statement will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. The Company shall as soon as reasonably practicable notify Acquiror and Merger Sub of the receipt of any comments from the SEC with respect to the Information Statement and any request by the SEC for any amendment to such Information Statement or for additional information. The Company, Acquiror and Merger Sub shall use their commercially reasonable efforts to resolve all SEC comments as promptly as practicable after receipt thereof.

(b)     Promptly after the Information Statement has been cleared by the SEC or after 10 calendar days have passed since the date of filing of the preliminary Information Statement with the SEC without notice from the SEC of its intent to review the Information Statement, the Company shall promptly file with the SEC the Information Statement in definitive form as contemplated by Rule 14c-2 promulgated under the Exchange Act substantially in the form previously cleared or filed with the SEC, as the case may be, and mail a copy of the Information Statement to the Holders.

5.5       No Solicitation.

(a)     During the period commencing on the date hereof and ending upon the earlier of (x) the Effective Time and (y) the termination of this Agreement pursuant to its terms, neither the Company nor AG LLC shall, and each of them shall cause their respective Representatives not to, directly or indirectly, (i) solicit, initiate, seek, agree to or take any other action to facilitate or encourage knowingly, including, without limitation, by entering into a non-disclosure agreement with any Person other than Acquiror or its Affiliates, any inquiries or proposals regarding or reasonably expected to lead to an Acquisition Proposal, (ii) engage in negotiations or discussions with any Person other than Acquiror or its Representatives concerning any Acquisition Proposal, (iii) continue any prior discussions or negotiations with any Person other than Acquiror or its Representatives concerning any Acquisition Proposal, (iv) respond to any inquiry made, or furnish to any Person any information with respect to, or otherwise cooperate in any respect with, any effort or attempt by any Person to seek or enter into any Acquisition Proposal or (v) accept, or enter into any agreement concerning, any Acquisition Proposal with any Third Party, including, without limitation, any non-disclosure, confidentiality or other agreement of similar effect, or consummate any Acquisition Proposal; provided that the foregoing shall not preclude the Company, AG LLC and/or their Representatives from informing any Person of the obligations pursuant to this Section 5.5.

(b)     If either the Companies or AG LLC, or any of their respective Representatives receives an unsolicited written inquiry or offer, or is approached in any manner by a Person, relating to an Acquisition Proposal, the Company will within 24 hours, notify Acquiror of the same and the details thereof and the identity of the Person making the same.

5.6       Certain Real Estate Matters.

(a)     The Company shall, and shall cause AG LLC to, reasonably cooperate with Acquiror to attempt to obtain new owner’s policies of title insurance (ALTA 2006 form) for each parcel of Owned Real Property issued by the Title Insurer.

(b)     The Company shall, and shall cause AG LLC to, reasonably cooperate with Acquiror to attempt to obtain (at Acquiror’s election) (a) updated and recertified surveys with respect to the Owned Real Property (based on the existing surveys with respect to the Owned Real Property delivered or made available to Acquiror by the Company) or (b) new, certified ALTA surveys with respect to the Owned Real Property.

(c)     Prior to the Closing Date, the Company shall reasonably cooperate with Acquiror to obtain estoppel certificates from (i) tenants under the Company Leases and (ii) the City of North Las Vegas with respect to that certain Development Agreement between the City of North Las Vegas and North Valley Enterprises, LLC, dated January 16, 2002.

5.7       Company Benefit Plans. The Company shall terminate (a) each employment (or similar) agreement of any employee of the Company or AG LLC effective as of the Effective Time and (b) each Company Benefit Plan intended to be qualified under Section 401(a) of the Code that includes a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (each a “Qualified Plan”) effective as of no later than the day immediately prior to the Closing Date. Prior to the Effective Time, the Company shall provide Acquiror with evidence that each Qualified Plan has been terminated by providing resolutions approving such termination. The form and substance of such resolutions shall be subject to the review and approval of Acquiror (which approval shall not be unreasonably withheld, conditioned or delayed).

5.8       Employee Information. Within ten (10) Business Days of the date hereof, the Company shall deliver to Acquiror a schedule that contains the following information in separate lists for all (a) employees of the Company, (b) employees of AG LLC, (c) independent contractors of the Company and AG LLC, and (d) non-employee service providers of the Company and AG LLC as of April 1, 2016: (i) name, job title or position, and date of hire; (ii) the base salary or current wages; (iii) the most recent bonus paid, if any; (iv) employment status (i.e., active or on leave or disability; full-time or part-time), (v) exempt or non-exempt designation; (vi) location of employment, (vii) incentive compensation, (viii) accrued but unused vacation, (ix) accrued but unused paid time off, (x) any immigration requirements, such as visas required for employment, (xi) the base salary or hourly wages in 2015; (xii) 2015 total compensation paid, (xiii) current non-cash compensation (e.g., use of cars, property), and (xiv) the name of the employing entity, as applicable.

Article 6
COVENANTS OF ACQUIROR

6.1       HSR Act; Regulatory Approvals; Gaming Approvals; Real Property Transfer.

(a)     In connection with the transactions contemplated by this Agreement, Acquiror shall (and, to the extent required, shall cause its Affiliates to) comply promptly but in no event later than fifteen (15) Business Days after the date hereof with the notification and reporting requirements of the HSR Act and other Regulatory Consent Authorities as described on Schedule 3.5 and Schedule 4.5. Acquiror shall use its reasonable best efforts to substantially comply with any Information or Document Requests.

(b)     Without limiting the generality of Section 6.1(a), (i) Acquiror and Merger Sub shall, and shall cause their Affiliates and their respective directors, officers, partners, managers, members, principals and equity holders to, prepare and submit to the Regulatory Consent Authorities as described on Schedule 3.5 and Schedule 4.5 promptly but in no event later than fifteen (15) Business Days after the date hereof, all applications and supporting documents necessary to obtain the Gaming Approvals, (ii) Acquiror and Merger Sub shall promptly provide, or cause to be provided, to each and every Gaming Authority such information and documents that are necessary, proper or advisable to obtain the Gaming Approvals, and (iii) to the extent any Gaming Authority requests information or documentary materials from Acquiror or its Affiliates, including supporting, supplemental, or additional documentation from any Gaming Authority, then Acquiror shall in good faith provide, or cause to be provided, as promptly as practicable and after consultation with the Company, information and documentary material that are complete and responsive in all material respects to such request, except for any information that is subject to attorney-client privilege.

(c)     The Company shall prepare and submit to the City of North Las Vegas promptly but in no event later than fifteen (15) Business Days after the date hereof, a request for consent for transfer of the Owned Real Property from the City of North Las Vegas pursuant to that certain Development Agreement between the City of North Las Vegas and North Valley Enterprises, LLC, dated January 16, 2002, and in connection therewith, Acquiror and Merger Sub shall reasonably cooperate with the Company to obtain such approval, including promptly providing any supporting documents necessary to obtain such consent.

(d)     Acquiror shall exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act, obtain the Gaming Approvals and obtain consent or clearance from the other Regulatory Consent Authorities as described on Schedule 3.5 and Schedule 4.5, and (ii) prevent the entry in any Action brought by a Regulatory Consent Authority as described on Schedule 3.5 and Schedule 4.5 or any other Person of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement. In addition, if any Action is instituted or threatened challenging the Merger as violating any U.S. or foreign antitrust or competition Law or Gaming Law or if any Governmental Order (whether temporary, preliminary or permanent) is entered, enforced or attempted to be entered or enforce by any Governmental Authority that would make the Merger illegal or otherwise delay or prohibit the consummation of the Merger, Acquiror and its Affiliates and Subsidiaries shall use their respective reasonable best efforts to promptly take any and all actions to contest and defend any such Action to use their respective reasonable best efforts to avoid entry of, or to have vacated, lifted, reversed, repealed, rescinded or terminated, any such Governmental Order.

(e)     Acquiror shall cooperate in good faith with the Regulatory Consent Authorities and shall use its reasonable best efforts to complete lawfully the transactions contemplated by this Agreement as soon as practicable (but in any event prior to the Termination Date) and shall use its reasonable best efforts to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any Regulatory Consent Authority described on Schedule 3.5 and Schedule 4.5 or the issuance of any Governmental Order (permanent or preliminary) that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Merger, including using its reasonable best efforts in (i) proffering, negotiating and consenting and/or agreeing to a Governmental Order or other agreement providing for the sale, licensing or other disposition, or the holding separate (through the establishment of a trust or otherwise), of particular assets, categories of assets, properties or lines of business of the Company (following the Merger) or Acquiror or its Affiliates and promptly effecting the disposition, licensing or holding separate of assets or lines of business, (ii) terminating, modifying or assigning existing relationships, Contracts or obligations of Acquiror or its Subsidiaries or Affiliates or those relating to any assets, categories of assets, properties or lines of business to be acquired pursuant to this Agreement, (iii) changing or modifying any course of conduct regarding future operations of Acquiror or its Subsidiaries or Affiliates or the assets, categories of assets, properties or lines of business to be acquired pursuant to this Agreement or (iv) otherwise taking or committing to take any other action that would limit Acquiror or its Subsidiaries and Affiliates’ freedom of action with respect to, or their ability to retain, one or more of their respective operations, divisions, businesses, product lines, customers, assets or rights or interests, or their freedom of action with respect to the assets, categories of assets, properties or lines of business to be acquired pursuant to this Agreement, in the case of each of (i)-(iv), at such time as may be necessary to permit the lawful consummation of the transactions contemplated hereby as soon as practicable and, in any event, prior to the Termination Date. The entry by any Governmental Authority in any Action of a Governmental Order permitting the consummation of the transactions contemplated hereby but requiring any of the assets or lines of business of Acquiror to be sold, licensed or otherwise disposed or held separate thereafter (including the business and assets of the Company and its Subsidiaries) shall not be deemed a failure to satisfy any condition specified in Article 8 or the obligations under this Section 6.1.

(f)     In furtherance of, but not in limitation of Acquiror’s rights under Section 5.3(b), Acquiror shall promptly furnish to the Company copies of any notices or written communications received by Acquiror or any of its Affiliates from any third party or any Governmental Authority with respect to the transactions contemplated by this Agreement, and Acquiror shall permit counsel to the Company an opportunity to review in advance, and Acquiror shall consider in good faith the views of such counsel in connection with, any proposed written communications by Acquiror and/or its Affiliates to any Governmental Authority concerning the transactions contemplated by this Agreement. Acquiror agrees to provide the Company and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between Acquiror and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.

(g)     Acquiror further agrees that prior to the Closing Date it and its Affiliates will not enter into any other Contract to acquire any other business, if any such proposed acquisition would prevent the consummation of the transactions contemplated hereby.

6.2     Director and Officer Indemnification and Insurance.

(a)     From and after the Effective Time, Acquiror agrees that it shall, and shall cause the Company and AG LLC, to indemnify and hold harmless each present and former director and officer of the Company and AG LLC against any costs or expenses (including attorneys’ fees and disbursements), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company or AG LLC, as the case may be, would have been permitted under applicable Law and its respective certificate of formation, operating agreement or other organizational documents and agreements in effect on the date of this Agreement to indemnify such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, (i) Acquiror shall cause the Surviving Entity and each of its Subsidiaries (A) to maintain for a period of not less than six (6) years from the Effective Time provisions in its certification of formation, operating agreement and other organizational documents or agreements concerning the indemnification and exoneration (including provisions relating to expense advancement) of the Company’s and AG LLC’s former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the certificates of formation, operating agreements and other organizational documents and agreements of the Company or AG LLC, as applicable, in each case, as of the date of this Agreement and (B) not to amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law and (ii) Acquiror agrees that (x) the covenants contained in this Section 6.2 are intended to be for the benefit of, and shall be enforceable by, each of the current and former directors and officers specified in this Section 6.2 and their respective heirs and (y) any indemnification and advancement of expenses available to any current or former director of the Company or AG LLC by virtue of such current or former director’s service as a partner or employee of any investment fund that is an Affiliate or equity owner of the Company prior to the Closing (any such current or former manager, a “Sponsor Manager”) shall be secondary to the indemnification and advancement of expenses to be provided by Acquiror, the Surviving Entity and its Subsidiaries pursuant to this Section 6.2 and that Acquiror, the Surviving Entity and its Subsidiaries (A) shall be the primary indemnitors of first resort for Sponsor Managers pursuant to this Section 6.2, (B) shall be fully responsible for the advancement of all expenses and the payment of all losses, damages and other costs and expenses (including attorneys’ fees and disbursements) with respect to Sponsor Managers which are addressed by this Section 6.2 and (C) shall not make any claim for contribution, subrogation or any other recovery of any kind in respect of any other indemnification available to any Sponsor Manager with respect to any matter addressed by this Section 6.2. Acquiror shall assume, and be jointly and severally liable for, and shall cause the Company and its Subsidiaries to honor, each of the covenants in this Section 6.2.

(b)     In the event that the Company has not done so on a date that is five (5) Business Days prior the anticipated Closing Date, Acquiror shall cause the Surviving Entity to purchase, on or prior to the Closing purchase a directors’ and officers’ liability insurance policy covering a period of six (6) years from the Effective Time, those Persons who are currently covered by the Company’s or AG LLC’s directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore delivered to or made available to Acquiror or its agents or representatives) on terms at least as favorable as the terms of such current insurance coverage and which are reasonably satisfactory to the Company; provided, however, that (i) the Company, Acquiror or the Surviving Entity may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy containing terms at least as favorable as the terms of such current insurance coverage with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or any of the Transaction Documents or the transactions or actions contemplated hereby and thereby); provided, that the premium paid by the Company for such “tail” policy shall not exceed 300% of the current premium for the Company’s current directors’ and officers’ liability insurance policy, and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 6.2 shall be continued in respect of such claim until the final disposition thereof.

(c)     Notwithstanding anything contained in this Agreement to the contrary, this Section 6.2 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on all successors and assigns of Acquiror and the Surviving Entity. In the event that Acquiror or the Surviving Entity or any of their respective successors or assigns, consolidates with or merges into any other Person and shall not be the continuing or surviving entity or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Acquiror or the Surviving Entity, as the case may be, shall succeed to the obligations set forth in this Section 6.2.

6.3     Employment Matters.

(a)     At any time prior to the Closing, Acquiror will have the right, but not the obligation, to interview or otherwise meet and/or discuss with the individuals employed by the Company or AG LLC that are (i) either (x) employed pursuant to an employment agreement with a member of the Company Group, or (y) among the Company Group’s 25 most highly compensated employees (based on aggregate cash compensation paid in 2015), and (ii) identified in a separate notice provided by Acquiror to the Company (the “Specified Employees”) during normal business hours and as otherwise requested by Acquiror. In connection therewith, the Company will, and will cause AG LLC to, reasonably cooperate with Acquiror to facilitate any such interview, meeting or discussion. The Company shall use its reasonable efforts to, effective as of the Closing, terminate the employment of, including terminating the employment agreement of, the individuals listed on one or more separate notices provided by Acquiror to the Company, which notices will be given not less than five (5) Business Days prior to the Closing (the “Identified Employees”). All of the liabilities, payments, costs and expenses associated with, or payable upon, the termination of the Identified Employees at or prior to the Closing, including any “change of control”, severance or other payment that is triggered by such termination or the consummation of the Merger or any of the transactions contemplated by this Agreement, shall constitute “Transaction Expenses”.

(b)     For a period of one (1) year following the Closing Date, Acquiror shall use commercially reasonable efforts to, or shall use commercially reasonable efforts to cause the Surviving Entity to, maintain for employees who continue in the employ of Acquiror, the Surviving Entity or any of their Subsidiaries following the Closing Date (“Continuing Employees”), (i) annual rates of base salaries or wage levels and annual target cash incentive opportunities that are substantially comparable in all material respects to those provided to the Continuing Employees immediately prior to the Closing and (ii) employee benefits that are, in the aggregate, no less favorable than the greater of (i) those provided to similarly situated employees of Acquiror and (ii) those provided to the Continuing Employees immediately prior to the Closing. This Section 6.3 shall not limit the obligation of Acquiror to maintain any compensation arrangement or benefit plan that, pursuant to an existing contract, must be maintained for a period longer than one (1) year nor shall it limit or affect any payments to be made pursuant to any benefit plan or bonus plan (it being understood that all such payments shall be made in accordance with the terms thereof, without amendment or modification, following the Closing by the Company and/or AG LLC). No provision of this Agreement shall be construed as a guarantee of continued employment of any Continuing Employee and this Agreement shall not be construed so as to prohibit the Acquiror or any of its Subsidiaries from having the right to terminate the employment of any Continuing Employee, provided that any such termination is effected in accordance with applicable Law.

(c)     From and after the Closing, the Acquiror shall give each Continuing Employee full credit for purposes of eligibility to participate, level of benefits, vesting and benefit accrual under any employee benefit plans, arrangements, and employment-related entitlements provided, sponsored, maintained or contributed to by Acquiror or any of its Subsidiaries for such Continuing Employee’s service with the Company or AG LLC, and with any predecessor employer, to the same extent recognized by the Company or AG LLC, except (i) to the extent such credit would result in the duplication of benefits for the same period of service. Notwithstanding the foregoing, (ii) with respect to the extent permitted under applicable Law, Acquiror shall not be required to provide credit for such service for benefit accrual purposes under any employee benefit plan of Acquiror that is under a defined benefit pension plan or retiree welfare benefit plan or (iii) with respect to any newly established plan for which prior service is not taken into account for employees of Acquiror.

(d)     Acquiror shall use its commercially reasonable efforts to (i) waive or cause to be waived for each Continuing Employee and his or her dependents, any waiting period provision, payment requirement to avoid a waiting period, pre-existing condition limitation, actively-at-work requirement and any other restriction that would prevent immediate or full participation under the welfare plans of Acquiror or any of its Subsidiaries applicable to such Continuing Employee to the extent such waiting period, pre-existing condition limitation, actively-at-work requirement or other restriction would not have been applicable to such Continuing Employee under the terms of the welfare plans of the Company and AG LLC, and (ii)  to give or cause to be given full credit under the welfare plans of Acquiror and its Subsidiaries applicable to each Continuing Employee and his or her dependents for all co-payments and deductibles satisfied prior to the Closing in the same plan year as the Closing, and for any lifetime maximums, as if there had been a single continuous employer.

(e)     This Agreement is not intended by the parties to, and nothing in this Section 6.3 or otherwise in this Agreement, whether express or implied, shall, (i) constitute an amendment to any Company Benefit Plan, (ii) obligate Acquiror, the Company or any Subsidiary to maintain any particular compensation or benefit plan, program, policy or arrangement, (iii) create any obligation of the parties hereto with respect to any employee benefit plan of Acquiror or any Company, or (iv) confer on any Continuing Employee or any other Person (other than the parties to this Agreement) any rights or remedies (including third-party beneficiary rights)

6.4     Access to Books and Records.

(a)     From and after the Closing, in connection with any reasonable business purpose relating to the Holders’ ownership of Units or their, or any of their Affiliates’, status as a current or former officer, manager or equity holder of the Company or AG LLC, including preparation of governmental or regulatory reporting obligations, or the resolution of any claims made against or incurred by the Holders in respect of periods prior to the Closing, for a period of seven (7) years after the Closing, Acquiror shall cause the Surviving Entity and its Subsidiaries to (i) retain the books and records relating to the Surviving Entity and its Subsidiaries with respect to periods prior to the Closing in a manner reasonably consistent with the prior practice of the Company and AG LLC, and (ii) upon reasonable advance notice and subject to applicable Laws relating to the exchange of information (it being agreed that Acquiror shall cause the Surviving Entity and its Subsidiaries to make reasonable and appropriate substitute disclosure arrangements under circumstances in which such Laws apply), Acquiror and the Surviving Entity shall, and shall cause AG LLC to, afford to the Holders and their respective representatives, during normal business hours, reasonable access to the Surviving Entity’s and its Subsidiary’s books and records (as they existed on the Closing Date), provided, that such right shall not (a) apply to information that is proprietary or confidential to the Surviving Entity or is subject to an attorney-client privilege or (b) cause the Surviving Entity or any of its Subsidiaries to violate any applicable confidentiality obligations (it being agreed that at the Holder’s request, the Surviving Entity shall use commercially reasonable efforts to seek a waiver of such third party restriction and/or make reasonable and appropriate substitute disclosure arrangements).

(b)     Notwithstanding anything contained in this Agreement to the contrary, this Section 6.4 shall survive the consummation of the Merger for a period of seven (7) years after the Closing and shall be binding, jointly and severally, on all successors and assigns of Acquiror and the Surviving Entity. In the event that Acquiror or the Surviving Entity or any of their respective successors or assigns, consolidates with or merges into any other Person and shall not be the continuing or surviving entity or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Acquiror or the Surviving Entity, as the case may be, shall succeed to the obligations set forth in this Section 6.4.

(c)     Acquiror agrees that the covenants contained in this Section 6.4 are intended to be for the benefit of, and shall be enforceable by, each of the Holders and their respective heirs, successors and assigns.

6.5     Payment of the Transaction Bonus Payments. Except as otherwise agreed in writing by the Company and the Acquiror prior to the Closing, at the Closing, Acquiror shall pay, or cause to be paid, on behalf of the Company and its Subsidiaries, all obligations in respect of the Transaction Bonus Payments.

Article 7
JOINT COVENANTS

7.1     Support of Transaction. Without limiting any covenant contained in Article 5 or Article 6, including the obligations of Acquiror with respect to the notifications, filings, reaffirmations and applications set forth on Schedule 4.5 as described in Section 6.1, which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 7.1, Acquiror and the Company shall each, and shall each cause their respective Subsidiaries to: (a) use reasonable best efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the transactions contemplated hereby (including the Gaming Approvals), (b) use reasonable best efforts to obtain all material consents and approvals of third parties that any of Acquiror, the Company, or their respective Affiliates are required to obtain in order to consummate the Merger (including the Gaming Approvals), and (c) take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of Article 8 or otherwise to comply with this Agreement and to consummate the transaction contemplated hereby as soon as practicable and, in any event, prior to the Termination Date. Subject in all respects to the covenants contained in Article 5 and Article 6, in no event shall, Acquiror, the Company or AG LLC be obligated to bear any material expense or pay any material fee, or to grant any material concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company or AG LLC is a party in connection with the consummation of the Merger.

7.2     Tax Matters.

(a)     The Parties agree to report the merger for U.S. federal income and other applicable Tax purposes consistent with Situation 2 in Revenue Ruling 99-6., 1999-1 CB 432, i.e., as the purchase by a single purchaser of all of the interests in an entity classified as a partnership at the time of its purchase. Accordingly, a final partnership tax return for the Company shall be prepared for the period January 1, 2016 through the date immediately preceding the Closing Date.

(b)     The Company shall prepare or cause to be prepared in a manner consistent with past practices (except where otherwise required by applicable Law), all Tax Returns of the Company and its Subsidiaries for all taxable years or periods ending on or before the Closing Date but which are required to be filed after the Closing Date (taking into account all applicable extensions of time for filing) and all Tax Returns with respect to any Straddle Period (“Acquiror Prepared Tax Returns”); Acquiror shall cause all such Acquiror Prepared Tax Returns to be delivered to the Tax Matters Member no later than thirty (30) days before the due date (after giving effect to any applicable extensions) of the applicable Acquiror Prepared Tax Return. Acquiror shall cause the Company to incorporate such comments provided in writing by the Tax Matters Member to Acquiror with respect to all Acquiror Prepared Tax Returns, to the extent such comments (i) are not inconsistent with this Agreement or past practice and, to the extent applicable, would not cause any return preparer to be unable to sign such return and (ii) would not materially and negatively impact the Company, AG LLC or Acquiror in any Post-Closing Period. Further, Acquiror agrees that in the event that the Company fails to incorporate any such comments for the reasons set forth in the preceding sentence and Tax Matters Member continues to dispute or disagree with the treatment or calculation of any amount or item on a Acquiror Prepared Tax Return (which dispute or disagreement is not resolved on the earlier of ten (10) Business Days of receipt by Acquiror of notice thereof and ten (10) Business Days prior to the due date (after giving effect to any applicable extensions) of the applicable Acquiror Prepared Tax Return), Acquiror shall cause the Company to retain PricewaterhouseCoopers LLP to review the applicable Acquiror Prepared Tax Return in dispute or the subject of the disagreement and prepare a revised Acquiror Prepared Tax Return reflecting its proposed resolution of the items the subject of such dispute or disagreement; provided, however, that in preparing such revised Acquiror Prepared Tax Return, (i) such firm shall be acting as an expert and not as an arbitrator and shall prepare such revised Acquiror Prepared Tax Return in accordance with this Agreement, (ii) such firm shall only address such items that remain the subject of such dispute or disagreement, and (iii) the firm may not assign a value to any item or other matter greater than the greatest value for such item or other matter claimed by either party or less than the smallest value for such item or other matter claimed by either party. The costs associated with such firm shall be borne by Acquiror and the Tax Matters Member (for the account of all the Holders) in proportion to the extent to which each did not prevail in such dispute.

(c)     Acquiror and the Tax Matters Member shall cooperate fully, and shall cause their respective Affiliates to cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any Action regarding Taxes of, or with respect to, the Company or its Subsidiaries. Such cooperation shall include the retention of and (upon the other party’s request) the provision of records and information reasonably relevant to any such Action and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(d)     Acquiror shall promptly notify the Tax Matters Member in writing upon receipt by the Company or any of its Subsidiaries of a written notice of any claim relating to Taxes for any period prior to the Closing Date.

(e)     Acquiror and the Tax Matters Member agree that (i) any Company Transaction Expenses, (ii) any fees, expenses, premiums and penalties with respect to the prepayment of debt and the write-off or acceleration of the amortization of deferred financing costs, (iii) any accrued and unpaid year-end performance bonuses for employees of the Company and its Subsidiaries, (iv) the payment of the Transaction Bonus Payments, (v) any cancellation of outstanding options, restricted equity interests, or other equity or rights convertible into equity (including any “phantom” equity or comparable awards or arrangements), including the Incentive Units, any such options, restricted equity units, other equity or rights with respect to Units, (vi) payments made in connection with the settlement or resolution of any Action with respect to the Company and AG LLC to the extent (A) paid prior to the Closing or (B) to the extent not paid prior to the Closing, to the extent accrued or reflected on the Company’s balance sheet as of the Closing Date, and (vii) the payment of the Closing Date Indebtedness, including any components thereof (the items described in clauses (i) through (vii), “Specified Transaction Expenses”) are each properly allocable to the portion of the Closing Date preceding the Closing. The parties hereto agree that no ratable election shall be made with respect to the transactions contemplated in this Agreement.

(f)     Except as otherwise required by Law, Acquiror shall not, and shall cause the Company and its Subsidiaries not (i) to take any action on the Closing Date other than in the ordinary course of business or other than any action permitted hereunder, or (ii) amend any Tax Return of the Company or any of its Subsidiaries or make, change or revoke any Tax election, grant an extension of any applicable statute of limitations or take any action, fail to take any action, or enter into any transaction that would increase or effect any Pre-Closing Tax Liability.

(g)     For purposes of this Agreement, in the case of any Taxes that are payable with respect to a taxable period that begins before the Closing Date and ends after the Closing Date (a “Straddle Period“), the portion of any Taxes that are payable for such Straddle Period and relate to the portion of such Straddle Period ending on the Closing Date shall (i) in the case of ad valorem or property Taxes, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period and (ii) in the case of any other Tax, such as income, sales or use Tax, be deemed equal to the amount which would be payable computed on closing of the books basis as if the relevant Tax period ended as of the close of business on the Closing Date.

(h)     Any Tax refund (including any interest actually received with respect thereto) of the Company or any of its Subsidiaries relating to taxable periods (or portions thereof) ending on or before the Closing Date that is received by the Acquiror or the Company or any of its Subsidiaries (a “Pre-Closing Tax Refund”) shall be the property of the Holders. Acquiror shall within ten (10) days after the receipt of any Pre-Closing Tax Refund pay to the Tax Matters Member (on behalf of the Pre-Closing Holders) the amount of such Pre-Closing Tax Refund. The parties agree that Pre-Closing Tax Refunds for the portion of a Straddle Period that ends on the Closing Date shall be determined using the methodologies set forth in Section 7.2(g) . For the avoidance of doubt, Acquiror shall have no affirmative obligation to pursue any potential Pre-Closing Tax Refund.

7.3     Changes in Circumstances. From the date of this Agreement until seven (7) Business Days prior to the Closing Date, the Company may from time to time, by written notice to the Acquiror, supplement or amend a Schedule with a corresponding reference to be added in this Agreement to disclose any material change to such Schedule, provided that (i) such material change would cause one or more of the conditions in Article 8 not to be satisfied, (ii) the matter or circumstance underlying such material change was not in existence in any respect prior to the date of this Agreement, (iii) neither the Company, AG LLC or any of their respective Representatives had any knowledge (nor should any of them reasonably have been expected to have any knowledge) of such matter or circumstance prior to the date of this Agreement (each, a “Schedule Supplement”), and each such Schedule Supplement shall be deemed to be incorporated into and to supplement and amend the Schedule as of the date of this Agreement and the Closing Date. If the matter which is the subject of the Schedule Supplement constitutes or relates to something that could provide Acquiror with a right to terminate this Agreement in accordance with its express terms and Acquiror does not elect to terminate this Agreement prior to the earlier of ten (10) Business Days of its receipt of such Schedule Supplement and the Termination Date, then Acquiror shall be deemed to have irrevocably waived any right to terminate this Agreement on account of such matter.

Article 8
CONDITIONS TO OBLIGATIONS

8.1     Conditions to Obligations of Acquiror, Merger Sub and the Company. The obligations of Acquiror, Merger Sub and the Company to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such parties:

(a)     All necessary permits, approvals, clearances, and consents of or filings with any Regulatory Consent Authorities required to be procured or made by Acquiror, Merger Sub and the Company in connection with the Merger and the transactions contemplated by this Agreement, in each case, as described on Schedule 8.1(a), shall have been procured or made, as applicable.

(b)     There shall not be in force (i) any Governmental Order or (ii) Law, statute, rule or regulation enjoining or prohibiting the consummation of the Merger.

(c)     The Information Statement shall have been filed with the SEC in definitive form as contemplated by Rule 14c-2 promulgated under the Exchange Act and mailed to the Holders in accordance with Section 6.3(a) and Section 14C of the Exchange Act at least 20 Business Days prior to the Closing Date.

8.2     Conditions to Obligations of Acquiror and Merger Sub. The obligations of Acquiror and Merger Sub to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived (if legally permitted) in writing by Acquiror and Merger Sub:

(a)     Representations and Warranties.

(i)     Each of the representations and warranties of the Company contained in this Agreement (without giving effect to any “Material Adverse Effect” or similar materiality qualification therein), other than the representations and warranties set forth in Section 3.1, Section 3.2, Section 3.3, Section 3.6, Section 3.15 and Section 3.18(a), shall be true and correct as of the Closing Date, as if made anew at and as of that time, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall have been true and correct at and as of such date, except for, in each case, any inaccuracy or omission that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(ii)     Each of the representations and warranties contained in Section 3.1, Section 3.2, Section 3.3 and Section 3.6 shall be true and correct in all material respects as of the Closing Date, as if made anew at and as of that time (except to the extent that any such representation and warranty speaks expressly as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date).

(iii)     The representations and warranties of the Company contained in Section 3.15 and Section 3.18(a) shall be true and correct as of the Closing Date, as if made anew at and as of that time.

(b)     Each of the covenants of the Company to be performed as of or prior to the Closing shall have been performed in all material respects.

(c)     The Company shall have delivered to Acquiror a certificate signed by the chief executive officer or chief financial officer of the Company, dated the Closing Date, certifying that, to the knowledge of each such officer, in his or her capacity as an officer of the Company only and not individually, the conditions specified in Section 8.2(a) and Section 8.2(b) have been fulfilled.

(d)     The Company shall have delivered to Acquiror evidence reasonably satisfactory to Acquiror that each employment or other agreement relating to the employment of any employee of the Company or AG LLC has been terminated.

8.3     Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction of the following additional conditions, any one or more of which may be waived (if legally permitted) in writing by the Company:

(a)     Each of the representations and warranties of Acquiror and Merger Sub contained in this Agreement (without giving effect to any materiality qualification therein), other than the representations and warranties set forth in Section 4.1, Section 4.2, Section 4.3 and Section 4.8, shall be true and correct in all respects as of the Closing Date, as if made anew at and as of that time, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall have been true and correct at and as of such date, except for, in each case, any inaccuracy or omission that would not reasonably be expected to materially adversely affect the ability of Acquiror to consummate the transactions contemplated by this Agreement in accordance with this Agreement.

(b)     Each of the representations and warranties of Acquiror and Merger Sub contained in Section 4.1, Section 4.2 and Section 4.3 shall be true and correct in all material respects as of Closing Date, as if made anew at and as of that time.

(c)     The representation and warranty of Acquiror and Merger Sub contained in Section 4.8 shall be true and correct as of the Closing Date, as if made anew at and as of that time.

(d)     Each of the covenants of Acquiror and Merger Sub to be performed as of or prior to the Closing shall have been performed in all material respects.

(e)     Acquiror shall have delivered to the Company a certificate signed by an officer of Acquiror, dated the Closing Date, certifying that, to the knowledge of such officer, in his or her corporate capacity only and not individually, the conditions specified in Section 8.3(a), Section 8.3(b), Section 8.3(c) and Section 8.3(d) have been fulfilled.

8.4     Frustration of Closing Conditions. Neither Acquiror and Merger Sub, on the one hand, nor the Company, on the other hand, may rely on the failure of any condition set forth in this Article 8 to be satisfied if such failure was caused by a breach or failure of Acquiror or Merger Sub, on the one hand, or the Company, on the other hand, to perform its or their obligations hereunder, including pursuant to Article 5, Article 6 and Article 7.

Article 9
Survival; Acknowledgments

9.1     Survival. The representations and warranties of the parties contained in this Agreement and the other Transaction Documents shall not survive the Closing and shall terminate and be of no further force or effect on and after the Closing. The covenants and agreements of the Company, Acquiror or Merger Sub herein or hereunder that are required to be performed by the Company, Acquiror, or Merger Sub, respectively, solely prior to the Closing shall not survive the Closing and shall terminate and be of no further force or effect on and after the Closing. The covenants and agreements herein or hereunder that are required to be performed by any Person after the Closing shall survive the Closing in accordance with their respective terms until performed at which time they shall terminate and be of no further force or effect. Following the Closing, no party or their respective equity holders, Affiliates or representatives shall have any liability or obligation with respect to, nor shall any party or their respective equity holders, Affiliates or representatives be liable or obligated to indemnify any party with respect to, any representations and warranties of the parties contained in this Agreement or any other Transaction Document, except with respect to fraud. Furthermore, each party acknowledges and agrees that no party nor any party’s respective Affiliates or representatives may avoid such limitation on liability or remedies by (a) seeking damages for breach of contract, tort or pursuant to any other theory of liability all of which are hereby waived or (b) asserting or threatening any claim against any Person that is not a party hereto (or a successor to a party hereto), except with respect to fraud. The parties hereto agree that the provisions in this Agreement relating to the survival of representations, warranties, covenants and agreements and the limits imposed on the parties with respect to liabilities and indemnification and the parties’ rights and remedies with respect to this Agreement, the other Transaction Documents, and the transactions contemplated hereby and thereby were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid to the Holders hereunder.

9.2     Acknowledgements.

(a)     Acquiror has conducted to its satisfaction, an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company and AG LLC THE REPRESENTATIONS AND WARRANTIES OF the Company EXPRESSLY SET FORTH IN Article 3 CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES MADE TO ACQUIROR OR ANY OTHER PERSON BY THE COMPANY (or any Holder PARTY) IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND ACQUIROR UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT ANY OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED (INCLUDING ANY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, THE ASSETS OR LIABILITIES OF the Company or AG LLC OR THE QUALITY, QUANTITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO SAMPLES, OR CONDITION OF the Company’s or AG LLC’ ASSETS OR ANY PART THEREOF ARE SPECIFICALLY DISCLAIMED BY the Company, AG LLC AND the Holder PARTIES AND SHALL NOT FORM THE BASIS OF ANY CLAIM AGAINST the company, AG LLC, any Holder PARTY, any other party, OR OTHERWISE, EXCEPT IN THE CASE OF FRAUD.

(b)     In connection with Acquiror’s investigation of the Company and AG LLC, Acquiror has received from or on behalf of the Company and AG LLC certain projections, including any confidential information memorandum or presentation or similar documentation or materials prepared by Houlihan Lokey Capital, Inc., any other information provided or prepared by or with assistance from Houlihan Lokey Capital, Inc. or any other financial advisor, accounting firm or other third party advisors used in the transactions, projected statements of operations and comprehensive income of the Company and AG LLC for the fiscal year ending December 31, 2016, and for subsequent fiscal years and periods, and certain business plans, budgets and similar information for such fiscal year and subsequent fiscal years and periods. Acquiror acknowledges and agrees that (i) there are uncertainties inherent in attempting to make such estimates, projections, statements, forecasts, plans and budgets, (ii) Acquiror is familiar with such uncertainties and is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such estimates, projections, statements, forecasts, plans and budgets so furnished to it or its representatives (including the reasonableness of the assumptions underlying such estimates, projections, statements, forecasts, plans, and budgets), (iii) none of the Company, AG LLC, or any Holder Party makes any representations or warranties whatsoever with respect to such estimates, projections, statements, forecasts, plans, and budgets (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans, and budgets), and (iv) neither Acquiror nor any of Acquiror’s Affiliates or representatives shall have any claim against the Company, AG LLC or any Holder Party, or otherwise with respect thereto.

(c)     FROM AND AFTER THE CLOSING (EXCEPT FOR ACTIONS SEEKING SPECIFIC PERFORMANCE OR SIMILAR EQUITABLE RELIEF PURSUANT TO SECTION 11.14), each Party hereby waives ANY AND ALL RIGHTS, CLAIMS AND CAUSES OF ACTION IT MAY HAVE AGAINST ANY HOLDER PARTY, ANY OTHER PARTY, OR ANY SUBSIDIARY OF ANY OTHER PARTY WITH RESPECT TO, REGARDING, RELATING TO OR ARISING FROM (INCLUDING ANY AND ALL Damages and Losses RELATED THERETO): (I) THE OPERATION OF the Company and AG LLC, ANY HOLDER PARTY, OR THEIR RESPECTIVE BUSINESSES, INCLUDING THE CONDUCT OF BUSINESS, THE OPERATIONS OF, THE OWNERSHIP OF, OR THE LEASING OF ANY PROPERTY BY the Company and AG LLC, any Holder PartY, ACQUIROR, OR ANY OF THEIR RESPECTIVE Affiliates, SUBSIDIARIES, REPRESENTATIVES, PREDECESSORS OR SUCCESSORS, (II) THIS AGREEMENT, THE TRANSACTION DOCUMENTS, AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, WHETHER ARISING UNDER OR BASED UPON ANY LAW OR OTHERWISE (INCLUDING UNDER ANY GAMING LAW OR ENVIRONMENTAL LAW OR UNDER ANY RIGHT, WHETHER ARISING AT LAW OR IN EQUITY, TO SEEK INDEMNIFICATION, CONTRIBUTION, COST RECOVERY, DAMAGES, Losses, OR ANY OTHER RECOURSE OR REMEDY, INCLUDING AS MAY ARISE UNDER COMMON LAW), EXCEPT IN THE CASE OF FRAUD, AND (III) ENVIRONMENTAL MATTERS, INCLUDING THOSE RELATED TO (A) REMEDIATION, (B) THE ENVIRONMENTAL CONDITION OF any REAL PROPERTY of the Company and AG LLC (including the Owned Real Property), OR (C) THE RELEASE, PRESENCE, OR MANAGEMENT OF HAZARDOUS MATERIALS OR VIOLATIONS OF, OR LIABILITIES ARISING UNDER, ENVIRONMENTAL LAWS OR COMMON LAW (THE MATTERS DESCRIBED IN CLAUSES (I), (II), AND (III), THE “Covered Matters”). IN FURTHERANCE OF THE FOREGOING, each Party HEREBY (I) COVENANTS AND AGREES THAT IT SHALL NOT, DIRECTLY OR INDIRECTLY, ASSERT OR OTHERWISE BRING ANY CLAIM, CAUSE OF ACTION OR DEMAND, OR COMMENCE OR INSTITUTE OR CAUSE TO BE COMMENCED OR INSTITUTED, ANY ACTION OF ANY KIND OR NATURE WITH RESPECT TO, REGARDING, OR RELATING TO OR ARISING FROM (INCLUDING ANY AND ALL Damages and Losses RELATED THERETO) THE COVERED MATTERS, WHETHER ARISING UNDER OR BASED UPON ANY LAW OR OTHERWISE (INCLUDING UNDER ANY GAMING LAW OR ENVIRONMENTAL LAW OR UNDER ANY RIGHT, WHETHER ARISING AT LAW OR IN EQUITY, TO SEEK INDEMNIFICATION, CONTRIBUTION, COST RECOVERY, DAMAGES, Losses, OR ANY OTHER RECOURSE OR REMEDY, INCLUDING AS MAY ARISE UNDER COMMON LAW), AND (II) WAIVES, FROM AND AFTER THE CLOSING, TO THE FULLEST EXTENT PERMITTED UNDER LAW, ANY AND ALL RIGHTS, CLAIMS AND CAUSES OF ACTION IT MAY HAVE AGAINST ANY OTHER PARTY OR ANY SUBSIDIARIES, REPRESENTATIVES OR AFFILIATES OF SUCH PARTIES WITH RESPECT TO, REGARDING, OR RELATING TO OR ARISING FROM (INCLUDING ANY AND ALL DAMAGES or Losses RELATED THERETO) THE COVERED MATTERS, WHETHER ARISING UNDER OR BASED UPON ANY LAW OR OTHERWISE (INCLUDING UNDER ANY ENVIRONMENTAL LAW OR UNDER ANY RIGHT, WHETHER ARISING AT LAW OR IN EQUITY, TO SEEK INDEMNIFICATION, CONTRIBUTION, COST RECOVERY, DAMAGES, Losses, OR ANY OTHER RECOURSE OR REMEDY, INCLUDING AS MAY ARISE UNDER COMMON LAW).

Article 10
TERMINATION/EFFECTIVENESS

10.1   Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:

(a)     by mutual written consent of the Company and Acquiror;

(b)     prior to the Closing, by written notice to the Company from Acquiror if:

(i)     there is any material breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 8.1, Section 8.2(a) or Section 8.2(b) would not be satisfied by the Termination Date (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company, then, for a period of up to the earlier of the Business Day immediately preceding the Termination Date and thirty (30) days after receipt by the Company of notice from Acquiror of such breach, but only as long as the Company continues to use its reasonable best efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period,

(ii)     the Closing has not occurred on or before the six (6) month anniversary of the date hereof; provided, however, that, if all of the conditions set forth in Article 8 have been satisfied or waived (to the extent legally permissible) by the applicable party on the day immediately preceding such six (6) month anniversary (other than the condition set forth in Section 8.1(a) and those conditions that by their nature are to be satisfied by actions taken at the Closing), such six (6) month period may be extended for an additional two (2) three (3) month periods in the sole discretion of either the Company or Acquiror upon written notice from the extending party to the other party (for an aggregate total of twelve (12) months from the date hereof) (such date, as may be extended, the “Termination Date”); provided, however, that the right to terminate this Agreement under this subsection (ii)  shall not be available to a party if such party is in material default or breach of this Agreement or if such party’s failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date,

(iii)     any applicable Regulatory Consent Authority shall have entered a final, non-appealable Governmental Order determining not to grant any permit, approval, clearance, or consent described on Schedule 8.1(a), or

(iv)     the consummation of any of the transactions contemplated hereby is permanently enjoined, prohibited or otherwise restrained by the terms of a final, non-appealable Governmental Order or judgment of a court of competent jurisdiction; provided, however, that the right to terminate this Agreement under this subsection (iv) shall not be available to a party if such party is in material default or breach of this Agreement;

(c)     prior to the Closing, by written notice to Acquiror from the Company if:

(i)     there is any material breach of any representation, warranty, covenant or agreement on the part of Acquiror or Merger Sub set forth in this Agreement, such that the conditions specified in Section 8.1, Section 8.3(a), Section 8.3(b), Section 8.3(c) or Section 8.3(d) would not be satisfied by the Termination Date (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by Acquiror, then, for a period of up to the earlier of the Business Day immediately preceding the Termination Date and thirty (30) days after receipt by Acquiror of notice from the Company of such breach, but only as long as Acquiror continues to exercise such reasonable best efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period,

(ii)     the Closing has not occurred on or before the Termination Date; provided, that the right to terminate this Agreement under this subsection (ii) shall not be available if the Company is in material default or breach of this Agreement or if the Company’s failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date, or

(iii)     the consummation of any of the transactions contemplated hereby is permanently enjoined, prohibited or otherwise restrained by the terms of a final, non-appealable Governmental Order or judgment of a court of competent jurisdiction; provided, however, that the right to terminate this Agreement under this subsection (iii) shall not be available to a party if such party is in material default or breach of this Agreement;

(d)     by the Company by giving written notice to Acquiror at any time prior to the Closing if (i) all of the conditions set forth in Section 8.1 and Section 8.2 (other than conditions which are to be satisfied by actions taken at the Closing) have been satisfied, (ii) the Company has indicated in writing to Acquiror that all of the conditions set forth in Section 8.1 and Section 8.3 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) have been satisfied or, in the event of a Willful Breach of Section 8.3(a), (b), (c) or (d), have been waived (if legally permitted) by the Company, (iii) the Company is ready, willing and able to consummate the Closing, and (iv) Acquiror fails to consummate the Closing when the Closing should have occurred pursuant to Section 2.3.

10.2     Effect of Termination.(a)     Except as otherwise set forth in this Section 10.2 or in Section 10.3, in the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or shareholders, other than liability of the Company, Acquiror or Merger Sub, as the case may be, for any fraud or Willful Breach of this Agreement occurring prior to such termination. The provisions of Sections 10.2, 10.3, 11.4, 11.5, 11.6, 11.13, 11.15 (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.

(b)     In the event that this Agreement is terminated pursuant to Section 10.1, for a period of two (2) years from the date of such termination, neither Acquiror, Merger Sub nor any of their respective Affiliates shall, directly or indirectly, recruit, solicit, hire or retain any person who is an employee of the Company or any of its Affiliates, or induce, or attempt to induce, any such employee to terminate his or her employment with, or otherwise cease his or her relationship with, the Company or its Affiliates; provided, however, that the foregoing restriction shall not apply to any such employee (other than an officer) who (i) first contacts Acquiror or any of its Affiliates (or their respective representatives) on his or her own initiative without any direct or indirect solicitation by or encouragement from Acquiror or any of its Affiliates, (ii) responds to general solicitation employment advertising in the media not directed at the employees of the Company or any of its Affiliates, (iii) is recruited by an independent search firm that was not directed to target Company employees, or (iv) was terminated from employment at least two (2) months prior to any such solicitation, hiring or recruitment.

10.3     Termination Fee.

(a)     In the event that this Agreement is terminated (i) by the Company pursuant to Section 10.1(d), or (ii) by the Company or Acquiror (if such termination is permitted hereunder) and at the time of such termination all of the conditions set forth in Article 8 shall have been satisfied or waived (if legally permitted) by the appropriate party (other than those conditions that by their terms are to be satisfied at the Closing) except for the condition or conditions set forth in Section 8.1(a) relating solely to HSR Approval or Nevada Gaming Approvals in relation to the Merger or Section 8.1(b)(i) relating solely to a Governmental Order by the HSR Authorities or the Nevada Gaming Authorities (such occurrence relating solely to HSR Approval or Nevada Gaming Approvals, or relating solely to a Governmental Order by the HSR Authorities or the Nevada Gaming Authorities, a “Regulatory Failure”), then Acquiror shall promptly, but in no event later than two (2) Business Days after the date of such termination, pay, or cause to be paid, to the Company or its designees the Termination Fee (an amount equal to $30,000,000) (the “Termination Fee”) by wire transfer of same day funds (it being understood that in no event shall Acquiror be required to pay the Termination Fee on more than one occasion). Solely for purposes of establishing the basis for the amount thereof, and without in any way increasing the amount of the Termination Fee or expanding the circumstances in which the Termination Fee is to be paid, it is agreed that the Termination Fee is a liquidated damage, and not a penalty.

(b)     Notwithstanding anything to the contrary in this Agreement, in the event that this Agreement is terminated (x) by the Company pursuant to Section 10.1(d) or (y) pursuant to a Regulatory Failure, except in the case of fraud by Acquiror or Merger Sub, the payment of the Termination Fee by Acquiror pursuant to Section 10.3(a), when paid as required under this Agreement, and the payment of any amounts due pursuant to Section 10.3(c), when paid (if required under this Agreement), shall be the sole and exclusive remedy of the Company against (i) Acquiror or Merger Sub, (ii) the former, current and future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, shareholders, or assignees of Acquiror or Merger Sub or any Affiliates of either; and (iii) any future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, shareholders, or assignees of any of the foregoing for any Loss or other liability of any kind under this Agreement or otherwise relating to the transactions contemplated by this Agreement, including as a result of the failure of the Merger to be consummated.

(c)     The parties acknowledge that the agreements contained in this Section 10.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. If Acquiror fails promptly to pay the Termination Fee, and, in order to obtain such payment, the Company commences an action or proceeding that results in a judgment against Acquiror for the Termination Fee, Acquiror shall pay to the Company, together with the Termination Fee, (a) interest on the Termination Fee from the date of termination of this Agreement at a rate per annum equal to the prime rate as published in the Wall Street Journal, Eastern Edition, in effect on the Closing Date and (b) any costs and expenses (including legal fees) incurred by the Company in connection with any such action or proceeding. If Acquiror fails to pay the Termination Fee in accordance with Section 10.3(a), then the Company’s termination of this Agreement shall, at the Company’s option, be revoked and become null and void ab initio and the Company may exercise any and all remedies (whether at law or equity) against the Acquiror, including by seeking specific performance in accordance with Section 11.14.

Article 11
MISCELLANEOUS

11.1     Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its board of managers, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement or agree to an amendment or modification to this Agreement in the manner contemplated by Section 11.10 and by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.

11.2     Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the U.S. mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by facsimile or email (in each case in this clause (iv), solely if receipt is confirmed), addressed as follows:

(a)     If to Acquiror or Merger Sub, to:

Boyd Gaming Corporation
3883 Howard Hughes Parkway, 9th Floor
Las Vegas, Nevada 89163
Attention: General Counsel
Fax: (702) 792-73335
E-mail: brianlarson@boydgaming.com

with copies to (which shall not constitute notice), to:

Morrison & Foerster LLP
425 Market Street
San Francisco, California 94115
Attention: Brandon Parris and Jeffrey Washenko
Fax: (415) 268-7522
E-mail: BParris@mofo.com and JWashenko@mofo.com

(b)     If to the Company, prior to the Closing, to:

ALST Casino Holdco, LLC

7300 Aliante Parkway

North Las Vegas, Nevada 89084

Attention:      Robert E. Schaffhauser, Chief Financial Officer

Fax:      (702) 692-7480

Email:     bschaffhauser@aliantegaming.com

with a copy to (which shall not constitute notice):

Akin Gump Strauss Hauer & Feld, LLP

One Bryant Park

Bank of America Tower

New York, New York 10036-6745

Attention:      Daniel I. Fisher

Fax:      (212) 872-1002

Email:      dfisher@akingump.com

or to such other address or addresses as the parties may from time to time designate in writing.

11.3     Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

11.4     Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any rights or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing (i) in the event the Closing occurs, the present and former officers and directors of the Company and AG LLC (and their respective successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 6.2, or (ii) from and after the Effective Time the Holders Parties (and their successors, heirs and representatives) shall be intended third party beneficiaries of, and may enforce, Article 2 and Section 6.4, Section 9.2 and Section 11.16.

11.5     Expenses. Except as otherwise provided in this Agreement, each party hereto shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants; provided, however, that Acquiror shall pay (i) all Transfer Taxes payable as a result of the Merger or the consummation of the transactions contemplated hereby and (ii) all of the fees paid to Regulatory Consent Authorities described on Schedule 3.5 and Schedule 4.5.

11.6     Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction, except that the Merger, solely to the extent required by the Laws of the State of Delaware, will be governed by the Laws of the State of Delaware.

11.7     Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.8     Schedules and Exhibits. The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply, provided that the application of the matter disclosed to such other section or schedule is reasonably apparent. Certain information set forth in the Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality. The reference to or listing, description, disclosure or other inclusion of any item or other matter, including any charge, violation, breach, debt, obligation or liability, in the Schedules shall not be construed to be an admission or suggestion that such item or matter constitutes a violation of, breach or default under, any contract, agreement, note, lease or otherwise.

11.9     Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement) and that certain Confidentiality Agreement dated as of February 11, 2016, between Acquiror and AG LLC (the “Confidentiality Agreement”) constitute the entire agreement among the parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties except as expressly set forth in this Agreement and the Confidentiality Agreement.

11.10   Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement pursuant to the Holder Approval shall not restrict the ability of the board of managers of the Company to terminate this Agreement in accordance with Section 10.1 or to cause the Company to enter into an amendment to this Agreement pursuant to this Section 11.10.

11.11   Publicity. The Company, on the one hand, and Acquiror, on the other hand, shall cooperate in good faith to agree on the form and content of the initial press release regarding the transactions contemplated by this Agreement. All press releases or other public communications of any nature whatsoever relating to the transactions contemplated by this Agreement, and the method of the release for publication thereof, shall (i) prior to the Closing, except in the case that a party is required by the rules and regulations of the SEC (other than as it relates to the Information Statement, which shall be governed by Section 5.4) or any securities exchange on which such party’s securities are listed (in which case the party required to make the release or announcement will use its reasonable efforts to permit the other party to review such release or announcement prior to issuance, and consider, in good faith, any comments thereto provided by the other party), be subject to the prior written mutual approval of Acquiror and the Company, which approval shall not be unreasonably withheld, delayed or conditioned by any party, and (ii) following the Closing, be subject to the prior written approval of Acquiror, which approval shall not be unreasonably withheld, delayed or conditioned. For the avoidance of doubt, for purposes of this Section 11.11, the Information Statement shall not be deemed to be a public communication and shall not be governed by this Section 11.11. All matters related to the Information Statement, including the preparation and filing thereof, as well as any communications regarding the Information Statement and any amendments thereto shall be governed exclusively by Section 5.4. Notwithstanding anything to the contrary herein, prior to the Closing, the Company or Acquiror may make any public statement in response to questions by the press, analysts, investors or those attending industry conferences or financial analysts conference calls or in connection with a financing, so long as any such statements are not inconsistent with previous press releases, public disclosures or public statements made jointly by the Company and Acquiror or made by one party and reviewed by the other and do not reveal non-public information regarding the transactions contemplated by this Agreement.

11.12   Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

11.13    Jurisdiction. Any proceeding or action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in the state and/or federal courts located in the City, County and State of New York, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such proceeding or action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the proceeding or action shall be heard and determined only in any such court, and agrees not to bring any proceeding or action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any action, suit or proceeding brought pursuant to this Section 11.13.

11.14   Enforcement. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (a) the parties (and, where applicable, permitted third party beneficiaries of this Agreement) shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 10.1, this being in addition to any other remedy to which they are entitled under this Agreement, (b) the provisions set forth in Section 10.3 (i) are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement and (ii) shall not be construed to diminish or otherwise impair in any respect any party’s right to specific enforcement and (c) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, neither the Company nor Acquiror would have entered into this Agreement; provided, however, that, notwithstanding anything in this Agreement to the contrary, this Section 11.14 (and the remedies available pursuant to this Section 11.14) shall not apply, the parties and any third party beneficiaries shall have no such entitlement, and Section 10.3 shall be the Company’s sole and exclusive remedy if this Agreement is properly terminated under circumstances where the Termination Fee is due hereunder, and Acquiror pays the Termination Fee as required hereby. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.14 shall not be required to provide any bond or other security in connection with any such injunction.

11.15   Waiver of Conflicts. Acquiror, Merger Sub and the Company (on behalf of itself and AG LLC) agree that, notwithstanding any current or prior representation of the Company or AG LLC by Akin Gump Strauss Hauer & Feld LLP (“Akin Gump”), Akin Gump shall be allowed to represent any Holder or any of their respective Affiliates in any matters and/or disputes adverse to Acquiror, Merger Sub, the Company, the Surviving Entity, any Subsidiaries of Acquiror, the Surviving Entity or the Company, or any of their respective Affiliates that relates to this Agreement or any of the other Transaction Documents, or any of the transactions contemplated hereby or thereby (“Post-Closing Representation”), and Acquiror, Merger Sub, and the Company (on behalf of itself and AG LLC) hereby (a) waive any claim they have or may have that Akin Gump has a conflict of interest or is otherwise prohibited from engaging in such representation and (b) agree that, in the event that a dispute arises after the Closing between Acquiror, the Surviving Entity, any Subsidiaries of Acquiror or the Surviving Entity or any of their respective Affiliates (on the one hand) and any Holder or any of their respective Affiliates (on the other hand), Akin Gump may represent such Holder or such Affiliate in such dispute even though the interests of such Holder or such Affiliate may be directly adverse to Acquiror, the Surviving Entity, any Subsidiaries of Acquiror or the Surviving Entity or any of their respective Affiliates and even though Akin Gump may have represented the Company and AG LLC in a matter related to such dispute. Acquiror and the Company (on behalf of itself and AG LLC) also further agree that, as to all attorney-client privileged communications (that do not otherwise evidence or relate to fraud) between or among Akin Gump and the Company, any of the Subsidiaries of the Company, any Holder and/or any of their respective Affiliates that relate in any way to the negotiation, preparation, execution and Closing of this Agreement or any of the transactions contemplated by the Transaction Documents in connection with the Post-Closing Representation, the attorney-client privilege and the expectation of client confidence belongs to the Holder and may be controlled by the Holder and shall not pass to or be claimed by Acquiror, Merger Sub, the Surviving Entity, the Company or any Subsidiary or Affiliate of Acquiror, the Surviving Entity or the Company.

11.16   No Recourse. Notwithstanding any other provision of this Agreement to the contrary, but without limiting Article 9, each party hereto covenants, agrees and acknowledges that, except in the case of fraud, no recourse under this Agreement, any Transaction Document or any documents or instruments delivered in connection with this Agreement or any Transaction Document shall be had against any Holder’s, Acquiror’s, the Company’s or any of their respective Affiliates’ former, current or future direct or indirect equity holders, controlling persons, shareholders, directors, officers, employees, agents, members, managers, general or limited partners or assignees (each a “Related Party” and collectively, the “Related Parties”), in each case other than the Holders, Acquiror, the Company, or any of their respective successors and permitted assignees under this Agreement, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any of the Related Parties, as such, for any obligation or liability of the Holders, Acquiror, the Company or any of their respective Affiliates under this Agreement, any Transaction Document or any documents or instruments delivered in connection herewith or therewith for any claim based on, in respect of or by reason of such obligations or liabilities or their creation; provided, however, nothing in this Section 11.16 shall relieve or otherwise limit the liability of any Related Party for fraud or the Holders, Acquiror, the Company or any Affiliate, as such, for any breach or violation of its obligations under such agreements, documents or instruments. Following the Closing, except in the case of fraud, none of Acquiror, Merger Sub, the Surviving Entity or any of their respective Affiliates shall have any recourse against any Holder Party on account of this Agreement or any of the transaction contemplated herein.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

BOYD GAMING CORPORATION

By:	/s/ Brian A. Larson
Name:	Brian A. Larson
Title:	Executive Vice President

BOYD TCII ACQUISITION, LLC

By:	/s/ Brian A. Larson
Name:	Brian A. Larson
Title:	Senior Vice President

Signature Page to Agreement and Plan of Merger

ALST CASINO HOLDCO, LLC

By:	/s/ Soohyung Kim
Name:	Soohyung Kim
Title:	Chief Executive Officer

Signature Page to Agreement and Plan of Merger

Annex B

CONFIDENTIAL

April 22, 2016

The Board of Managers

ALST Casino Holdco, LLC

7300 Aliante Parkway

North Las Vegas, Nevada 89084

Dear Board of Managers:

We understand that ALST Casino Holdco, LLC (the “Company”), Boyd Gaming Corporation (the “Acquiror”), and Boyd TCII Acquisition, a wholly owned subsidiary of the Acquiror (“Sub”), have entered into the Agreement (defined below) pursuant to which, among other things, Sub will be merged with and into the Company (the “Transaction”) and that, in connection with the Transaction, (a) the Company will become a wholly owned subsidiary of the Acquiror and (b) all outstanding membership interest units of the Company (“Company Units”) will be converted into the right to receive aggregate cash consideration of $400,000,000 (the “Base Consideration”), subject to the Specified Adjustments (defined below). As more fully described in the Agreement, the Base Consideration will be reduced by (i) the amount of the indebtedness of the Company and its subsidiary, Aliante Gaming LLC (“AG LLC”), that remains unpaid immediately prior to the closing of the Transaction and (ii) the amount of Transaction-related expenses incurred by the Company or AG LLC, including change of control and severance payments, which reductions to the Base Consideration representatives of the Company have instructed us to assume for purposes of our analyses and this Opinion (defined below) will be in the aggregate amount of $64,100,000 (the “Specified Adjustments,” and the Base Consideration, as so reduced by the Specified Adjustments, the “Aggregate Consideration”).

The Board of Managers of the Company (the “Board”) has requested that Houlihan Lokey Capital, Inc. (“Houlihan Lokey”) provide an opinion (the “Opinion”) to the Board as to whether, as of the date hereof, the Aggregate Consideration to be received by the holders of Company Units in the Transaction pursuant to the Agreement is fair to such holders, solely in their respective capacities as holders of Company Units and collectively as a group, from a financial point of view.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1.	reviewed the Agreement and Plan of Merger, dated as of April 21, 2016, between the Acquiror, Sub, and the Company (the “Agreement”);

2.	reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant;

3.

reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Company made available to us by the Company, including financial projections prepared by the management of the Company relating to the Company for the fiscal year ending 2016;

245 Park Avenue, 20th Floor  New York, New York 10167  tel.212.497.4100  fax.212.661.3070  www.HL.com
Broker/dealer services through Houlihan Lokey Capital, Inc.

The Board of Managers

ALST Casino Holdco, LLC

April 22, 2016

4.

spoken with certain members of the management of the Company and certain representatives and advisors of the Company regarding the business, operations, financial condition and prospects of the Company, the Transaction and related matters;

5.	compared the financial and operating performance of the Company with that of public companies that we deemed to be relevant;

6.	considered the publicly available financial terms of certain transactions that we deemed to be relevant;

7.	considered the results of the third-party solicitation process conducted by the Company, with our assistance, with respect to a possible sale of the Company; and

8.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, management of the Company has advised us, and we have assumed, that the financial projections reviewed by us have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Company, and we express no opinion with respect to such projections or the assumptions on which they are based. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading. In reaching our conclusions hereunder, we have not relied upon a discounted cash flow analysis of the Company given that we have not received from the Company financial projections relating to the Company beyond the fiscal year ending 2016 and have been advised by representatives of the Company that such projections have not been prepared by the management of the Company.

We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Agreement and all other related documents and instruments that are referred to therein are true and correct in all respects material to our analyses and this Opinion, (b) each party to the Agreement and such other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Transaction will be satisfied without waiver thereof, and (d) the Transaction will be consummated in a timely manner in accordance with the terms described in the Agreement and such other related documents and instruments, without any amendments or modifications thereto. We have relied upon and assumed, without independent verification, that (i) the Transaction will be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and (ii) all governmental, regulatory and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the Transaction or the Company that would be material to our analyses or this Opinion. We have also relied upon and assumed, without independent verification, at the direction of the Company, that the actual Specified Adjustments will not differ from the amount thereof we have been directed to assume in any respect that would be material to our analyses or this Opinion.

The Board of Managers

ALST Casino Holdco, LLC

April 22, 2016

Furthermore, in connection with this Opinion, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company or any other party, nor were we provided with any such appraisal or evaluation. We did not estimate, and express no opinion regarding, the liquidation value of any entity or business. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject.

This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof.

This Opinion is furnished for the use of the Board (in its capacity as such) in connection with its evaluation of the Transaction and may not be used for any other purpose without our prior written consent. This Opinion is not intended to be, and does not constitute, a recommendation to the Board, the Company, any security holder or any other party as to how to act or vote with respect to any matter relating to the Transaction or otherwise or whether any security holder should consent to the Transaction.

In the ordinary course of business, certain of our employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company, the Acquiror or any other party that may be involved in the Transaction and their respective affiliates or any currency or commodity that may be involved in the Transaction.

Houlihan Lokey and certain of its affiliates have in the past provided and are currently providing investment banking, financial advisory and/or other financial or consulting services to certain investment management entities, or one or more security holders, affiliates and/or portfolio companies of investment funds affiliated or associated with such investment management entities, which are the respective affiliates of the three largest equity security holders of the Company, as such equity security holders are set forth in the Company’s most recently filed Annual Report on Form 10-K, for which Houlihan Lokey and its affiliates have received, and may receive, compensation, including, among other things, (a) acting as financial advisor to certain affiliates of TPG Capital, L.P. (“TPG”) or Apollo Global Management, LLC (“Apollo”), certain portfolio companies of investment funds affiliated or associated with TPG or Apollo, and special committees of the boards of directors of such portfolio companies in connection with various transactions which closed in 2014, 2015 and 2016, (b) having acted as co-manager in connection with a follow-on offering of TPG Specialty Lending, Inc., which transaction closed in March 2016, (c) having provided certain valuation advisory, transaction advisory and opinion services, and (d) having provided portfolio valuation services with respect to the investments in the Company held by the security holder of the Company affiliated with Standard General, L.P. The members of the Houlihan Lokey team performing the work in connection with this Opinion have not reviewed the analyses previously prepared in connection with the foregoing portfolio valuation services and, accordingly, such analyses may vary significantly from the analyses performed by Houlihan Lokey in connection with this Opinion.

The Board of Managers

ALST Casino Holdco, LLC

April 22, 2016

Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and/or other financial or consulting services to the Company, the Acquiror, affiliates of significant security holders of the Company, other participants in the Transaction or certain of their respective affiliates or security holders in the future, for which Houlihan Lokey and its affiliates may receive compensation. In addition, Houlihan Lokey and certain of its affiliates and certain of our and their respective employees may have committed to invest in private equity or other investment funds managed or advised by investment management entities affiliated with significant security holders of the Company, other participants in the Transaction or certain of their respective affiliates, and in portfolio companies of such funds, and may have co-invested with investment management entities affiliated with significant security holders of the Company, other participants in the Transaction or certain of their respective affiliates or security holders, and may do so in the future. Furthermore, in connection with bankruptcies, restructurings, and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, the Company, the Acquiror, investment management entities affiliated with significant security holders of the Company, other participants in the Transaction or certain of their respective affiliates or security holders, for which advice and services Houlihan Lokey and its affiliates have received and may receive compensation.

Houlihan Lokey has also acted as financial advisor to the Company in connection with, and has participated in certain of the negotiations leading to, the Transaction and will receive a fee for such services, a substantial portion of which is contingent upon the consummation of the Transaction. In addition, we will receive a fee for rendering this Opinion, which is not contingent upon the successful completion of the Transaction or the conclusion contained in this Opinion. The Company has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain potential liabilities arising out of our engagement.

We have not been asked to, and we do not, express any opinion with respect to any matter other than the fairness, from a financial point of view, to the holders of Company Units, solely in their respective capacities as holders of Company Units and collectively as a group, of the Aggregate Consideration to be received in the Transaction pursuant to the Agreement by such holders, without taking into account different classes or groups of Company Units and without regard to the individual circumstances of specific holders with respect to any such holder’s status as a creditor of the Company, any additional change of control or other payments to be received by any such holder, or control, voting or other rights, aspects or relationships which may distinguish any such holder. At the direction of the Company, we have relied upon and assumed, without independent verification, that the treatment of each class or group of Company Units in the Transaction will be in accordance with the terms of the Company’s governing documents.

The Board of Managers

ALST Casino Holdco, LLC

April 22, 2016

We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Board, the Company, its security holders or any other party to proceed with or effect the Transaction, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Transaction or otherwise (other than the Aggregate Consideration to the extent expressly specified herein), (iii) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of the Company, or to any other party, except if and only to the extent expressly set forth in the last sentence of this Opinion, (iv) the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available for the Company or any other party, (v) the fairness of any portion or aspect of the Transaction to any one class or group of the Company’s or any other party’s security holders, creditors or other constituents vis-à-vis any other class or group of the Company’s or such other party’s security holders, creditors or other constituents (including, without limitation, the fairness of the allocation of the Aggregate Consideration amongst the holders of common units and incentive units of the Company, or the fairness of the consideration to be received by the holders of common units of the Company relative to the consideration to be received by the holders of incentive units of the Company or vice versa), (vi) whether or not the Company, its security holders, the Acquiror or any other party is receiving or paying reasonably equivalent value in the Transaction, (vii) the solvency, creditworthiness or fair value of the Company, the Acquiror or any other participant in the Transaction, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Transaction, any class of such persons or any other party, relative to the Aggregate Consideration or otherwise. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from appropriate professional sources. Furthermore, we have relied, with the consent of the Board, on the assessments by the Company and its advisors as to all legal, regulatory, accounting, insurance and tax matters with respect to the Company, the Transaction or otherwise. The issuance of this Opinion was approved by a committee authorized to approve opinions of this nature.

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Aggregate Consideration to be received by the holders of Company Units in the Transaction pursuant to the Agreement is fair to such holders, solely in their respective capacities as holders of Company Units and collectively as a group, from a financial point of view.

Very truly yours,

HOULIHAN LOKEY CAPITAL, INC.